Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on July 25, 2011

Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALIDUS HOLDINGS, LTD.
(Exact Name of Registrant as Specified in its Charter)

BERMUDA (State or Other Jurisdiction of Incorporation or Organization)	6331 (Primary Standard Industrial Classification Code Number)	98-0501001 (I.R.S. Employer Identification Number)

29 Richmond Road, Pembroke, Bermuda HM 08
(441) 278-9000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert F. Kuzloski, Esq.
Executive Vice President & Chief Corporate Legal Officer
Validus Holdings, Ltd.
29 Richmond Road, Pembroke, Bermuda HM 08
(441) 278-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen F. Arcano, Esq.
Todd E. Freed, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

Approximate date of commencement of proposed sale of securities to the public:
As soon as practicable after the effective date of this Registration Statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Shares, par value $0.175 per share	100,841,249	N/A	$3,348,740,666.33	$388,788.79

(1)
Represents the maximum number of Validus Holdings, Ltd. common shares that can be issued in the exchange offer and second-step merger.

(2)
Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 64,791,345 shares of Transatlantic common stock outstanding as of July 5, 2011 and potentially issuable pursuant to Transatlantic options and stock-based awards (as reported in the Form S-4 filed by Allied World Assurance Company Holdings, AG, on July 7, 2011), and (ii) the average of the high and low sales prices of shares of Transatlantic common stock as reported on the New York Stock Exchange on July 21, 2011 ($51.69).

(3)
The amount of the filing fee, calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act, equals 0.00011610 multiplied by the proposed maximum offering price.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/offer to exchange may change. The registrant may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and Validus Holdings, Ltd. is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

Offer to Exchange

Each Outstanding Share of Common Stock
of
TRANSATLANTIC HOLDINGS, INC.
for
1.5564 Validus Holdings, Ltd. Voting Common Shares
and
$8.00 in Cash
by
VALIDUS HOLDINGS, LTD.

           Validus Holdings, Ltd., which we refer to as "Validus" or "we," "us" or "our," is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange 1.5564 voting common shares, par value $0.175 per share, of Validus, which we refer to as "Validus common shares," and $8.00 in cash (less applicable withholding taxes and without interest) for each outstanding share of common stock of Transatlantic Holdings, Inc., which we refer to as "Transatlantic," par value $1.00 per share, which we refer to as "shares of Transatlantic common stock," you validly tender and do not properly withdraw before the expiration time of the exchange offer described below. In addition, you will receive cash in lieu of any fractional Validus common share to which you may be entitled, as described herein. We refer to this offer as the "exchange offer."

           THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, SEPTEMBER 30, 2011, OR THE "EXPIRATION TIME OF THE EXCHANGE OFFER," UNLESS EXTENDED. SHARES OF TRANSATLANTIC COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME OF THE EXCHANGE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

           Validus common shares are listed on the New York Stock Exchange under the ticker symbol "VR." Shares of Transatlantic common stock are listed on the New York Stock Exchange under the ticker symbol "TRH."

           FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE TITLED "RISK FACTORS" BEGINNING ON PAGE 37.

           Validus' obligation to accept shares of Transatlantic common stock for exchange and to exchange any shares of Transatlantic common stock for Validus common shares is subject to conditions, including a condition that Transatlantic stockholders shall have validly tendered and not withdrawn prior to the expiration time of the exchange offer at least that number of shares of Transatlantic common stock that, when added to the shares of Transatlantic common stock then owned by Validus or any of its subsidiaries, shall constitute a majority of the then-outstanding number of shares of Transatlantic common stock on a fully-diluted basis, and a condition that the Agreement and Plan of Merger, dated as of June 12, 2011, by and among Transatlantic, Allied World Assurance Company Holdings, AG, a corporation limited by shares organized under the laws of Switzerland, which we refer to as "Allied World," and GO Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Allied World, which we refer to as the "Allied World acquisition agreement," has been terminated. We refer to the proposed acquisition of Transatlantic by Allied World pursuant to the Allied World acquisition agreement as the "proposed Allied World acquisition." The conditions to the exchange offer are described in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer."

           On July 12, 2011, Validus publicly announced that it had delivered a written proposal to the Transatlantic board of directors to combine the businesses of Validus and Transatlantic through a merger transaction in which Validus would acquire all of the issued and outstanding shares of Transatlantic common stock. The proposal contemplates that Transatlantic stockholders would receive 1.5564 Validus common shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each share of Transatlantic common stock they own. We refer to this proposal and the proposed transaction as the "Validus merger offer." In light of the uncertainty of entering into a consensual transaction with Transatlantic, Validus is making the exchange offer directly to Transatlantic stockholders on the terms and conditions set forth in this prospectus/offer to exchange as an alternative to the Validus merger offer.

           Validus has not authorized any person to provide any information or to make any representation in connection with the exchange offer other than the information contained or incorporated by reference in this prospectus/offer to exchange and the accompanying letter of transmittal, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Validus.

           VALIDUS IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO VALIDUS. As described in this prospectus/offer to exchange, Validus is separately soliciting proxies against the adoption of the Allied World acquisition agreement at the special meeting of Transatlantic stockholders, called for the purpose of considering the adoption of the Allied World acquisition agreement, which we refer to as the "Transatlantic special stockholder meeting," and intends to solicit proxies through separate proxy solicitation materials in connection with various other matters that are described in the section of this prospectus/offer to exchange titled "Solicitation of Proxies." Any such proxy solicitation will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission, which we refer to as the "SEC."

           Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offer is:

The date of this prospectus/offer to exchange is July 25, 2011.

i

Page
THE EXCHANGE OFFER	57
Overview	57
Expiration Time of the Exchange Offer	58
Extension, Termination and Amendment	58
Acceptance for Exchange, and Exchange, of Shares of Transatlantic Common Stock; Delivery of Exchange Offer Consideration	60
Cash In Lieu of Fractional Validus Common Shares	62
Procedure for Tendering	62
Withdrawal Rights	65
Ownership of Validus After the Exchange Offer	66
Certain Material U.S. Federal Income Tax Consequences	67
Purpose and Structure of the Exchange Offer	75
Second-Step Merger	75
Appraisal/Dissenters' Rights	76
Plans for Transatlantic	76
Effect of the Exchange Offer on the Market for Shares of Transatlantic Common Stock; NYSE Listing; Registration Under the Securities Exchange Act of 1934; Margin Regulations	78
Conditions of the Exchange Offer	79
Dividends and Distributions	84
Source and Amount of Funds	85
Certain Legal Matters; Regulatory Approvals	88
Certain Relationships With Transatlantic and Interests of Validus in the Exchange Offer	91
Fees and Expenses	92
Accounting Treatment	93
Memorandum of Association and Bye-law Provisions	93
Shareholders' Equity; Share Premium Account	94
COMPARISON OF SHAREHOLDERS' AND STOCKHOLDERS' RIGHTS	95
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION	112
FORWARD-LOOKING STATEMENTS	126
LEGAL MATTERS	127
EXPERTS	127
SOLICITATION OF PROXIES	127
ADDITIONAL NOTE REGARDING THE EXCHANGE OFFER	128
WHERE YOU CAN FIND MORE INFORMATION	128
NOTE ON TRANSATLANTIC INFORMATION	131
SCHEDULE I	S-1
SCHEDULE II	S-5

        THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT VALIDUS AND TRANSATLANTIC FROM DOCUMENTS FILED WITH THE SEC THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE.

ii

        THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT http://www.sec.gov, AS WELL AS FROM OTHER SOURCES. PLEASE SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE TITLED "WHERE YOU CAN FIND MORE INFORMATION." YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM VALIDUS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO VALIDUS' INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH BELOW AND ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN SEPTEMBER 23, 2011, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION TIME OF THE EXCHANGE OFFER, WHICHEVER IS LATER.

        The exchange offer does not constitute a solicitation against the proposed Allied World acquisition. On July 20, 2011, Validus filed separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act." As described in this prospectus/offer to exchange, Validus is soliciting proxies to vote against the adoption of the Allied World acquisition agreement at a special meeting of Transatlantic stockholders and intends to solicit proxies through separate proxy solicitation materials in connection with various other matters which are described in the section of this prospectus/offer to exchange titled "Solicitation of Proxies." Each stockholder is urged to read each proxy statement regarding the business to be conducted at the applicable meeting, if and when it becomes available, because it contains, or will contain, important information. Any such proxy statement has been, or will be, filed with the SEC. When completed, each definitive proxy statement of Validus and an accompanying proxy card of Validus will be made available to applicable stockholders and such stockholders will be able to obtain a free copy of any proxy statement, as well as other filings containing information about the parties (including information regarding the participants in any proxy solicitation (which may include Validus' officers and directors and other persons) and a description of their direct and indirect interests, by security holdings or otherwise), from the SEC's web site at http://www.sec.gov. Each such proxy statement and these other documents, if and when available, may also be obtained for free from Validus' web site at http://www.validusholdings.com or upon written or oral request to the information agent at Innisfree M&A Inc., 501 Madison Avenue, 20th Floor, New York, New York 10022, banks and brokerage firms please call (212) 750-5833, all others call toll-free at (877) 717-3929.

iii

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

        Below are some of the questions that you as a holder of shares of Transatlantic common stock may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all the information relevant to your decision whether to tender your shares of Transatlantic common stock in the exchange offer, and Validus urges you to read carefully the remainder of this prospectus/offer to exchange and the letter of transmittal circulated with this prospectus/offer to exchange.

  Who is offering to buy my shares of Transatlantic common stock?

        The exchange offer is being made by Validus Holdings, Ltd., a Bermuda exempted company. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd., which we refer to as "Validus Re," and Talbot Holdings Ltd., which we refer to as "Talbot." Validus Re is a Bermuda-based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183.

        What classes and amounts of Transatlantic securities is Validus seeking for exchange in the exchange offer?

        Validus seeks to acquire all of the issued and outstanding shares of Transatlantic common stock.

  What will I receive for my shares of Transatlantic common stock in the exchange offer?

        Validus is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange 1.5564 Validus common shares and $8.00 in cash (less applicable withholding taxes and without interest) for each outstanding share of Transatlantic common stock you validly tender and do not properly withdraw before the expiration time of the exchange offer. Because no fractional Validus common shares will be issued in the exchange offer, to the extent that you would be entitled to receive fractional Validus common shares in the exchange offer, you will receive cash in lieu of the fractional share interest to which you would otherwise be entitled.

        Please also see the section of this prospectus/offer to exchange titled "Risk Factors" for a discussion, among other things, of the effect of fluctuations in the market price of Validus common shares.

  What has Validus proposed to the Transatlantic board of directors?

        On July 12, 2011, Validus publicly announced that it had delivered the Validus merger offer to the Transatlantic board of directors, pursuant to which the businesses of Validus and Transatlantic would be combined through a merger transaction in which Validus would acquire all of the issued and outstanding shares of Transatlantic common stock. In the Validus merger offer, Transatlantic stockholders would receive 1.5564 Validus voting common shares and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each share of Transatlantic common stock they own.

        When it made the Validus merger offer to Transatlantic, Validus stated that it is prepared to enter into a merger agreement with Transatlantic that includes substantially similar non-price terms and conditions to the Allied World acquisition agreement and delivered to the Transatlantic board of directors a merger agreement reflecting such terms and conditions. Although the stock and cash consideration received in the exchange offer will be taxable to Transatlantic stockholders, Validus remains willing to discuss the Validus merger offer, which is structured to provide Transatlantic stockholders tax-free treatment on their receipt of Validus common shares, with the Transatlantic board of directors.

  Have you discussed the exchange offer with the Transatlantic board of directors?

        No, we have not. Transatlantic announced on July 19, 2011 that its board of directors had determined that the Validus merger offer is reasonably likely to lead to a "superior proposal" and that the failure to enter into discussions regarding the Validus merger offer would result in a breach of the Transatlantic board of directors' fiduciary duties under applicable law. On July 23, 2011, Transatlantic delivered a form of confidentiality agreement that included standstill provisions that would have prevented Validus from pursuing its proposal for Transatlantic for Validus' execution prior to the commencement of discussions and exchange of confidential information. Following a discussion, Transatlantic would not agree to the removal of such restrictive standstill provisions. While Validus continues to hope that it is possible to reach a consensual transaction with Transatlantic, Validus does not believe that it is in Transatlantic stockholders' best interests to give the Transatlantic board of directors a veto right over Validus pursuing its proposal for Transatlantic. Accordingly, Validus commenced the exchange offer.

  What is the purpose of the exchange offer?

        The exchange offer is intended to allow Validus to acquire all of the issued and outstanding shares of Transatlantic common stock. We intend to, promptly after completion of the exchange offer, consummate a second-step merger of Transatlantic with a wholly-owned subsidiary of Validus, which we refer to as the "second-step merger," pursuant to the General Corporation Law of the State of Delaware, as amended, which we refer to as the "DGCL." The purpose of the second-step merger is for Validus to acquire all outstanding shares of Transatlantic common stock that are not acquired in the exchange offer. In this second-step merger, each remaining share of Transatlantic common stock (other than shares held in treasury by Transatlantic and other than shares held by Transatlantic stockholders who properly exercise applicable dissenters' rights under Delaware law) will be cancelled and converted into the right to receive the same number of Validus common shares and the same amount of cash (without interest) as are received by Transatlantic stockholders pursuant to the exchange offer. After this second-step merger, Validus will own all of the issued and outstanding shares of Transatlantic common stock. Please see the sections of this prospectus/offer to exchange titled "The Exchange Offer—Purpose and Structure of the Exchange Offer"; "The Exchange Offer—Second-Step Merger"; and "The Exchange Offer—Plans for Transatlantic."

  Why is Validus proposing the exchange offer?

        Validus is seeking to acquire Transatlantic. The Validus common shares to be issued and cash to be paid to Transatlantic stockholders in exchange for shares of Transatlantic common stock in the exchange offer will provide Transatlantic stockholders with a compelling opportunity to participate in the growth and opportunities of the combined company. Validus believes that the acquisition of Transatlantic represents a compelling combination and excellent strategic fit that will create a unique, global leader in reinsurance that will:

  •
  deploy capital effectively to maximize underwriting profitability and achieve superior growth in book value per share,

  •
  continue to aggressively manage capital, consistent with Validus' past practice, and

  •
  be a recognized leader in multiple classes, emphasizing short-tail lines while being well-positioned for cycle management.

  Why is the exchange offer superior to the proposed Allied World acquisition?

        Validus believes that the combination of Validus and Transatlantic offers a number of benefits to holders of shares of Transatlantic common stock, including the following:

The exchange offer provides a premium to Transatlantic stockholders compared to the proposed Allied World acquisition.

  •
  Based upon closing prices as of July 12, 2011, the last trading day prior to the announcement of the Validus merger offer, the exchange offer had a value of $55.95 per share of Transatlantic common stock, which represented a 27.1% premium to the closing price of the shares of Transatlantic common stock on June 10, 2011, the last trading day prior to the announcement of the proposed Allied World acquisition. Based upon closing prices as of July 22, 2011, the last practicable date prior to the filing of this prospectus/offer to exchange, the exchange offer had a value of $51.11 per share of Transatlantic common stock, which represented 3.7% premium to the consideration to be received by Transatlantic stockholders in the proposed Allied World acquisition.

  •
  Information with respect to the range of closing prices for shares of Transatlantic common stock for certain dates and periods is set forth in the section of this prospectus/offer to exchange titled "Comparative Market Price and Dividend Information." Validus urges Transatlantic stockholders to obtain a current market quotation for shares of Transatlantic common stock and Validus common shares. Please also see the section of this prospectus/offer to exchange titled "Risk Factors" for a discussion, among other things, of the effect of fluctuations in the market price of Validus common shares.

The Validus common shares to be issued to Transatlantic stockholders in exchange for shares of Transatlantic common stock pursuant to the exchange offer represent what we believe is a superior currency to Allied World's common shares.

  •
  Superior Currency

  •
  Validus common shares have superior performance and liquidity characteristics to Allied World's common shares:

	Validus		Allied World
Total Shareholder Return Since Validus IPO(a)	+55%		+24%
Market Cap as of 6/10/11	$3.0 billion		$2.2 billion
Average Daily Trading Volume (3 month)(b)	$27.6 million		$14.6 million
Average Daily Trading Volume (6 month)(c)	$22.4 million		$13.4 million
Price / As-Reported Diluted Book (Unaffected)(d)	0.97x		0.78x
Price / As-Reported Diluted Book (7/12/11)(d)	0.98x		0.76x
Dividend Yield as of 6/10/11 (Unaffected)	3.3%	(e)	2.6%	(f)

(a)
Including dividends. Based on the closing prices on June 10, 2011 and July 24, 2007. Source: SNL.

(b)
Three months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(c)
Six months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(d)
Based on March 31, 2011 GAAP diluted book value per share. Unaffected price / as-reported diluted book value measured prior to June 12, 2011 announcement of proposed Allied World acquisition of Transatlantic. Current is as of closing prices of Validus and Allied World stock on July 12, 2011.

(e)
Based on $0.25 per share quarterly dividend, as announced May 5, 2011.

(f)
Based on $0.375 per share quarterly dividend, as disclosed in Allied World Form 8-K dated June 15, 2011.

    •
    Moreover, Validus has maintained a premium valuation on a diluted book value per share multiple basis relative to its peers over the past two years, including Allied World.(1) Our commitment to transparency and shareholder value creation has allowed Validus to build a long-term institutional shareholder base.

(1)
Comparison of Validus and selected peer median quarterly Price / Diluted Book Value Per Share based on share price on day immediately following release of relevant quarter's earnings. Selected peer group consists of Allied World, Transatlantic, XL Group plc, Everest Re Group, Ltd., Arch Capital Group Ltd., Axis Capital Holdings Limited, Alterra Capital Holdings Ltd., Aspen Insurance Holdings Limited, Endurance Specialty Holdings Ltd., Argo Group International Holdings, Ltd., PartnerRe Ltd., RenaissanceRe Holdings Ltd., Platinum Underwriters Holdings, Ltd., Montpelier Re Holdings Ltd., Greenlight Capital Re, Ltd. and Flagstone Reinsurance Holdings SA. Source: FactSet, company filings, SNL.

We believe that a combined Validus and Transatlantic would be a superior company to Allied World following its acquisition of Transatlantic.

  •
  Strategic Fit

  •
  The combination of Validus' strong positions in Bermuda and London and Transatlantic's operations in the United States, continental Europe and Asia would produce a rare example of a complementary business fit with minimal overlap, which will produce a well-diversified company that will be a global leader in reinsurance. Validus intends that, following the acquisition of Transatlantic, Validus' and Transatlantic's respective brands will continue to be utilized in their respective markets in order to preserve each company's brand equity.

  •
  This combination will solidify Validus' leadership in property catastrophe, with pro forma managed catastrophe premiums of over $1 billion,(2) while remaining within Validus' historical risk appetite. Validus has significant experience assimilating catastrophe portfolios, most recently its acquisition of IPC Holdings, Ltd., which we refer to as "IPC," in 2009.

(2)
Based on property catastrophe gross premiums written for Validus and net premiums written for Transatlantic in 2010. Pro forma for Validus ($572 million), Transatlantic ($431 million) and AlphaCat Re 2011 ($43 million).

•
Size and Market Position

•
This combination will create a geographically diversified company with a top six reinsurance industry position on a pro forma basis,(3) and makes the combined company meaningfully larger than many of the companies considered to be in the mutual peer group of Validus and Transatlantic. The combined company would have gross premiums written over the last twelve months of approximately $6.1 billion as of March 31, 2011.

(3)
Ranked by 2009 net premiums written and excluding the Lloyd's market per Standard & Poor's Global Reinsurance Highlights 2010.

  •
  As the level of capital required to support risk will continue to rise globally, we believe that size will become an even more important competitive advantage in the reinsurance market. The recent renewals at June 1 and July 1, 2011 reinforced this belief as Validus was able to significantly outperform market rate levels—which Validus believes was a result of our size, superior analytics and Validus' ability to structure private transactions at better than market terms, while not increasing Validus' overall risk levels.

•
Significant Structural Flexibility

•
Given jurisdiction, size and market position benefits, we believe a combined Validus and Transatlantic would have significant structural flexibility, including its ability to optimally deploy capital globally in different jurisdictions, e.g., through targeted growth initiatives and/or capital management.

  •
  Global, Committed Leader in Reinsurance

  •
  Validus believes that its business plan for the combined company will drive earnings by capturing the best priced segments of the reinsurance market. A combined Validus / Transatlantic would derive a majority of its premiums from short-tail lines and 17% of premiums written from property catastrophe (compared to 10% for Allied World / Transatlantic).(4) Validus believes this business mix allows for optimal cycle management as the attractive pricing in short tail reinsurance will allow the combined company to better position itself for the eventual upturn in long tail lines. Validus also intends to fortify Transatlantic's reserve position through a planned $500 million pre-tax reserve strengthening.

(4)
Based on gross premiums written for Validus and net premiums written for Transatlantic in 2010.

Following a combination of Validus and Transatlantic, we believe the combined company would have significant capital availability that could be actively managed to the benefit of the combined company's shareholders.

        Active capital management is a core element of Validus' strategy which Validus believes has contributed to its premium valuation.(5) From the inception of its repurchase program on November 11, 2009 through May 6, 2011, Validus repurchased 35 million Validus common shares for approximately $947.2 million (approximately 26.7% of all Validus common shares outstanding since the inception of the repurchase program).

(5)
Comparison of Validus and selected peer median quarterly Price / Diluted Book Value Per Share based on share price on day immediately following release of relevant quarter's earnings. Selected peer group consists of Allied World, Transatlantic, XL Group plc, Everest Re Group, Ltd., Arch Capital Group Ltd., Axis Capital Holdings Limited, Alterra Capital Holdings Ltd., Aspen Insurance Holdings Limited, Endurance Specialty Holdings Ltd., Argo Group International Holdings, Ltd., PartnerRe Ltd., RenaissanceRe Holdings Ltd., Platinum Underwriters Holdings, Ltd., Montpelier Re Holdings Ltd., Greenlight Capital Re, Ltd. and Flagstone Reinsurance Holdings SA. Source: FactSet, company filings, SNL.

        The combination of Validus and Transatlantic would create a company with an estimated $1.1 billion of pre-synergy, pre-catastrophe earnings,(6) which could be available for expanded share repurchase activity.(7) Validus intends to manage its capital following the acquisition of Transatlantic in a manner consistent with its past practices in order to benefit the combined company's shareholders.

(6)
Based upon combined last twelve months pre-catastrophe accident year earnings as of March 31, 2011.

(7)
The timing, form and amount of the share repurchases under any program would depend on a variety of factors, including market conditions, Validus' capital position relative to internal and rating agency targets, legal and regulatory requirements, contractual compliance and other factors. The repurchase program may be modified, extended or terminated by Validus' board of directors at any time.

We believe that the combination of Validus and Transatlantic would yield significant synergies.

        In addition to the aggregate earnings power of the combined company, Validus believes there will be significant opportunities to expand the combined company's earnings and return on equity through combination synergies. Once Validus and Transatlantic have combined, Validus believes potential synergies will arise from (1) the elimination of Transatlantic's public company costs, (2) the restructuring of the combined company's legal organization, including restructuring Transatlantic's non-U.S. subsidiaries, (3) the optimization of the combined company's catastrophe portfolio and harmonization of Validus' and Transatlantic's respective risk appetites, and (4) the maximization of after-tax returns on the combined company's investment portfolio. Please see the section of this prospectus/offer to exchange titled "Risk Factors—Risk Factors Relating to the Exchange Offer and the Second-Step Merger."

Validus offers Transatlantic a highly experienced, first class management team.

        As reflected in Schedule I to this prospectus/offer to exchange, Validus offers Transatlantic a highly experienced, first-class management team. Validus' management team has demonstrated the ability to execute growth strategies successfully, carefully manage risk and deliver enhanced shareholder value. Under the stewardship of its current management, Validus has completed the acquisitions of Talbot and IPC and established a presence in the property casualty, specialty, energy and aviation markets. The excellent performance of the leadership of the Validus management team is evidenced by the fact that Validus common shares traded at 0.98x and 1.02x, respectively, to Validus' as-reported diluted book value and diluted tangible book value based on the closing price of Validus common shares on July 12, 2011, the last trading day prior to the announcement of the Validus merger offer. Validus will also seek to retain the Transatlantic management team for the benefit of the combined company.

  Have you discussed the exchange offer with the board of directors of Transatlantic?

        No, we have not. On July 12, 2011, Validus delivered the Validus merger offer to the Transatlantic board of directors. Transatlantic announced on July 19, 2011 that the Transatlantic board of directors had determined that the Validus merger offer did not constitute a "superior proposal" under the terms of the Allied World acquisition agreement and reaffirmed its support of the proposed Allied World acquisition. However, Transatlantic also announced that the Transatlantic board of directors had determined that the Validus merger offer is reasonably likely to lead to a "superior proposal" and that the failure to enter into discussions regarding the Validus merger offer would result in a breach of the Transatlantic board of directors' fiduciary duties under applicable law. On July 23, 2011, Transatlantic delivered a form of confidentiality agreement for Validus' execution prior to the commencement of discussions and exchange of confidential information. However, the form of confidentiality agreement included standstill provisions that would have prevented Validus from presenting the exchange offer directly to Transatlantic stockholders and Transatlantic would not agree to the removal of such provisions. While Validus continues to hope that it is possible to reach a consensual transaction with Transatlantic, Validus does not believe that it is in Transatlantic stockholders' best interests to give the Transatlantic board of directors unilateral control over whether the exchange offer is made available to Transatlantic's stockholders. Accordingly, Validus proceeded with the commencement of the exchange offer.

  When do you expect the exchange offer to be completed?

        We believe that we would be able to complete the exchange offer in the fourth quarter of 2011, which is consistent with the publicly announced timing of the proposed Allied World acquisition (subject to the satisfaction or waiver of the conditions to the exchange offer).

  What are the conditions of the exchange offer?

        The exchange offer is conditioned upon, among other things, the following:

  •
  Transatlantic stockholders shall have validly tendered and not withdrawn prior to the expiration time of the exchange offer at least that number of shares of Transatlantic common stock that, when added to the shares of Transatlantic common stock then owned by Validus or any of its subsidiaries, shall constitute a majority of the then-outstanding number of shares of Transatlantic common stock on a fully-diluted basis. We refer to this condition as the "minimum tender condition."

  •
  The Allied World acquisition agreement shall have been validly terminated, and Validus shall reasonably believe that Transatlantic has no liability, and Allied World shall not have asserted any claim of liability or breach against Transatlantic in connection with the Allied World acquisition agreement, other than with respect to the possible payment of a maximum of $115 million in the aggregate in termination fees and reimbursement of permitted Allied World expenses thereunder, which we refer to in the aggregate as the "Allied World termination fee."

  •
  The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act of 1933, as amended, which we refer to as the "Securities Act," no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Validus shall have received all necessary state securities law or "blue sky" authorizations.

  •
  The Transatlantic board of directors shall have approved the acquisition of the shares of Transatlantic common stock pursuant to the exchange offer and second-step merger under Section 203 of the DGCL, or Validus shall be satisfied that Section 203 of the DGCL does not apply to or otherwise restrict such acquisition.

  •
  The shareholders of Validus shall have approved the issuance of the Validus common shares pursuant to the exchange offer and the second-step merger as required under the rules of the New York Stock Exchange, which we refer to as the "NYSE."

  •
  The Validus common shares to be issued to Transatlantic stockholders as a portion of the exchange offer consideration in exchange for shares of Transatlantic common stock in the exchange offer and the second-step merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  •
  There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation by or before any governmental authority that, in the judgment of Validus, is reasonably expected to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the exchange offer or is reasonably expected to prohibit or limit the full rights of ownership of shares of Transatlantic common stock by Validus or any of its affiliates.

  •
  Since December 31, 2010, there shall not have been any material adverse effect on Transatlantic and its subsidiaries, taken as a whole, subject to certain exceptions and limitations.

  •
  Each of Transatlantic and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of this prospectus/offer to exchange and prior to the expiration time of the exchange offer.

  •
  All amendments or waivers under Validus' and its subsidiaries' credit facilities as determined by Validus to be necessary to consummate the exchange offer, the second-step merger and the other transactions contemplated by this prospectus/offer to exchange shall have been obtained and be in full force and effect.

  •
  The New York State Insurance Department shall have approved Validus' application for acquisition of control of Transatlantic Reinsurance Company and Putnam Reinsurance Company, New York domiciled insurance companies and wholly-owned subsidiaries of Transatlantic, pursuant to Section 1506 of the New York Insurance Code and such approval shall be in full force and effect.

  •
  Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the "HSR Act," and, if applicable, any agreement with the Federal Trade Commission, which we refer to as the "FTC," or Antitrust Division of the U.S. Department of Justice, which we refer to as the "Antitrust Division," not to accept shares of Transatlantic common stock for exchange in the exchange offer, shall have expired or shall have been terminated prior to the expiration time of the exchange offer.

  •
  Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, other than in connection with the matters set forth in the two foregoing bullet points, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.

        The exchange offer is subject to additional conditions referred to in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer," including that Transatlantic stockholders shall not have adopted the Allied World acquisition agreement and that there shall have been no business combination consummated between Transatlantic and Allied World and that the Transatlantic board of directors shall not have adopted a stockholder rights plan or similar plan.

  What actions do you propose to take with respect to the proposed Allied World acquisition?

        Validus has filed a preliminary proxy statement in connection with the solicitation of proxies from Transatlantic stockholders to vote against the adoption of the Allied World acquisition agreement and vote against other proposals brought before the Transatlantic special stockholder meeting.

        The exchange offer does not constitute a solicitation of proxies in connection with such matters. Any such solicitation will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the SEC.

  How does the exchange offer relate to the Validus merger offer?

        On July 12, 2011, Validus publicly announced that it had delivered a written proposal to the Transatlantic board of directors to combine the businesses of Validus and Transatlantic through a merger transaction in which Validus would acquire all of the issued and outstanding shares of Transatlantic common stock. The exchange offer is intended to allow Validus to acquire all of the issued and outstanding shares of Transatlantic common stock. The Validus merger offer and the exchange offer are alternative methods for Validus to acquire all of the issued and outstanding shares of Transatlantic common stock. Ultimately, only one of these transactions can be pursued to completion. Validus intends to seek to combine with Transatlantic by whichever method Validus determines is most likely to be completed.

        Validus has filed a preliminary proxy statement in connection with the solicitation against the adoption of the Allied World acquisition agreement and vote against other proposals brought before any Transatlantic special stockholder meeting as discussed in more detail in such preliminary proxy statement. If the Allied World acquisition agreement is not adopted by Transatlantic stockholders after a vote thereon, the Transatlantic board of directors will be able to terminate the Allied World acquisition agreement and enter into a merger agreement with Validus. If the Transatlantic board of directors were to enter into a merger agreement with Validus promptly following the termination of the

Allied World acquisition agreement, Validus believes the merger contemplated by the Validus merger offer could be completed in the fourth quarter of 2011.

        Validus commenced the exchange offer on July 25, 2011. In light of the uncertainty of entering into a consensual transaction with Transatlantic, Validus is making the exchange offer directly to Transatlantic stockholders on the terms and conditions set forth in this prospectus/offer to exchange as an alternative to the Validus merger offer. In the event that Validus accepts shares of Transatlantic common stock for exchange in the exchange offer, Validus intends to acquire any additional outstanding shares of Transatlantic common stock pursuant to the second-step merger. If Validus accepts shares of Transatlantic common stock for exchange and owns 90% or more of the outstanding shares of Transatlantic common stock after the exchange offer is completed, the second-step merger can be effected as a "short form" merger under Delaware law without the consent of any stockholder (other than Validus) and without the approval of the Transatlantic board of directors. However, if Validus does not acquire at least 90% of the outstanding shares of Transatlantic common stock in the exchange offer or otherwise, then both Transatlantic board approval and Transatlantic stockholder approval will be required to effect the second-step merger. In connection with consummation of the exchange offer or the second-step merger, and subject to applicable law, Validus currently expects to replace Transatlantic's existing board of directors.

        The exchange offer does not constitute a solicitation in connection with the Validus merger offer or otherwise. Any such solicitation will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the SEC. Such materials will contain, among other things, a summary of all material terms of the actions or transactions to which such proxy statements relate. Validus advises stockholders to read any such proxy statements applicable to them because they contain important information. Please see the section of this prospectus/offer to exchange titled "Solicitation of Proxies."

        Do I need to grant proxies to Validus in connection with any of the potential solicitations described above if I wish to accept the exchange offer? Do I have to vote against the proposed Allied World acquisition?

        No. Your ability to tender your shares of Transatlantic common stock in the exchange offer is not conditioned on your granting proxies to Validus in connection with any of the proxy solicitations described above. However, a tendering stockholder will irrevocably appoint designees of Validus as such stockholder's agents, attorneys-in-fact and proxies, effective as of the time and only to the extent that Validus accepts such tendered shares of Transatlantic common stock for exchange. Until such time as Validus accepts tendered shares of Transatlantic common stock for exchange from a Transatlantic stockholder, each such stockholder will be able to vote in connection with any proxy solicitation.

        You may validly tender your shares of Transatlantic common stock in the exchange offer, regardless of whether or how you vote on the proposed Allied World acquisition. However, at least a majority of Transatlantic stockholders must either vote against the proposed Allied World acquisition or abstain from voting at the Transatlantic special stockholder meeting in order to ensure that the Allied World acquisition agreement will not be adopted. If the Allied World acquisition agreement is not adopted by Transatlantic stockholders after a vote thereon, this will permit the Transatlantic board of directors to terminate the Allied World acquisition agreement, which is one of the conditions to the exchange offer. We do not intend to waive this condition.

  Do I have to vote at any meeting to approve the exchange offer or the second-step merger?

        Your vote is not required in connection with the exchange offer. You simply need to tender your shares of Transatlantic common stock if you choose to do so. However, Validus intends to complete the exchange offer only if a sufficient number of shares of Transatlantic common stock are tendered in the exchange offer such that the minimum tender condition is satisfied.

        In the event that Validus accepts shares of Transatlantic common stock for exchange in the exchange offer, Validus intends to acquire any additional outstanding shares of Transatlantic common stock pursuant to the second-step merger. If Validus accepts shares of Transatlantic common stock for exchange and owns 90% or more of the outstanding shares of Transatlantic common stock after the exchange offer is completed, the second-step merger can be effected as a "short-form merger" under Delaware law without the consent of any stockholder (other than Validus) and without the approval of the Transatlantic board of directors. However, if Validus does not acquire at least 90% of the outstanding shares of Transatlantic common stock in the exchange offer or otherwise, then both Transatlantic board approval and Transatlantic stockholder approval will be required to effect the second-step merger.

        If Validus owned more than a majority but less than 90% of outstanding shares of Transatlantic common stock following the consummation of the exchange offer, it would have the voting power to approve the second-step merger, either through a written consent or at a stockholder meeting called for such purposes, without the vote of any other Transatlantic stockholder. In such a case, if Validus determines to seek approval of the second-step merger pursuant to a special meeting of stockholders, proxy solicitation materials will be delivered to Transatlantic stockholders at the appropriate time. We are not asking for your vote at this time.

  Will the Transatlantic board of directors make a recommendation concerning the exchange offer?

        Under SEC rules, the Transatlantic board of directors will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the exchange offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date Validus files this prospectus/offer to exchange. Transatlantic is also required to send to you a copy of its Schedule 14D-9 which you should review carefully upon its receipt. The Allied World acquisition agreement provides that any disclosure made by the Transatlantic board of directors pursuant to Rule 14d-9 that does not expressly reaffirm its recommendation to Transatlantic stockholders to approve the Allied World acquisition agreement will be deemed to be a change in recommendation by the Transatlantic board of directors and that, consequently, Allied World would thereafter have the right to terminate the Allied World acquisition agreement and collect the Allied World termination fee from Transatlantic.

        What will the composition of the Transatlantic board of directors and Validus board of directors be following the exchange offer and the second-step merger?

        In connection with consummation of the exchange offer or the second-step merger, subject to applicable law, Validus currently expects to replace Transatlantic's existing board of directors. Upon consummation of the exchange offer, Validus' board of directors would be composed of the same directors as those serving on the board of directors of Validus before the completion of the exchange offer.

        Will I be taxed on the Validus common shares I receive in the exchange offer and the second-step merger?

        The exchange offer and second-step merger will be a taxable transaction for U.S. federal income tax purposes. U.S. holders of shares of Transatlantic common stock generally will recognize gain or loss equal to the difference, if any, between (1) the sum of the cash and fair market value of the Validus common shares received by such U.S. holder in the exchange offer and second-step merger (including cash received in lieu of fractional shares) and (2) such U.S. holder's adjusted tax basis in the shares of Transatlantic common stock surrendered in exchange therefor. Any gain or loss recognized upon the exchange offer or second-step merger generally will be treated as capital gain or loss. For more information, please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Certain Material U.S. Federal Income Tax Consequences."

        Tax matters are complicated and the tax consequences of the exchange offer and the second-step merger to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, Validus urges you to consult with your own tax advisor as to the specific tax consequences of the exchange offer and second-step merger to you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

  Will I have to pay any fee or commission to exchange shares of Transatlantic common stock?

        If you are the record owner of your shares of Transatlantic common stock and you tender your shares of Transatlantic common stock in the exchange offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of Transatlantic common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares of Transatlantic common stock on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

        Is Validus' financial condition relevant to my decision to tender shares of Transatlantic common stock in the exchange offer?

        Yes. Validus' financial condition is relevant to your decision to tender your shares of Transatlantic common stock because the consideration you will receive if your shares of Transatlantic common stock are exchanged in the exchange offer will consist of a combination of Validus common shares and cash. You should therefore consider Validus' financial condition before you decide to become one of Validus' shareholders through the exchange offer. You should also consider the likely effect that Validus' acquisition of Transatlantic will have on Validus' financial condition. This prospectus/offer to exchange contains financial information regarding Validus and Transatlantic, as well as pro forma financial information (which does not reflect any of our expected synergies) for the acquisition of all of the issued and outstanding shares of Transatlantic common stock by Validus, all of which we encourage you to review.

        Does Validus have the financial resources to complete the exchange offer and the second-step merger?

        The exchange offer consideration will consist of Validus common shares and cash (including, cash paid in lieu of any fractional Validus common shares to which any Transatlantic stockholder may be entitled). The exchange offer is not subject to a financing condition, but is subject to obtaining required waivers and consents under Validus' existing credit facilities.

        Validus has received commitment letters from J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. to provide, subject to certain conditions, $200 million for the purpose of financing a portion of the cash component of the consideration to be paid for each share of Transatlantic common stock, as well as for other payments made in connection with the exchange offer. Validus plans to fund the remaining cash component of the consideration and payments through the drawdown of existing credit facilities. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Source and Amount of Funds."

        The estimated amount of cash required is based on Validus' due diligence review of Transatlantic's publicly available information to date and is subject to change. For a further discussion of the risks relating to Validus' limited due diligence review, please see the section of this prospectus/offer to exchange titled "Risk Factors—Risk Factors Relating to the Exchange Offer and the Second-Step Merger."

        What percentage of Validus common shares will former holders of shares of Transatlantic common stock own after the exchange offer?

        Based on Validus' and Transatlantic's respective capitalizations as of March 31, 2011 and the exchange ratio of 1.5564, Validus estimates that if all shares of Transatlantic common stock are exchanged pursuant to the exchange offer and/or the second-step merger, former Transatlantic stockholders would own, in the aggregate, approximately 48% of the aggregate Validus common shares and non-voting common shares, par value $0.175 per share of Validus, which we refer to as "Validus non-voting common shares," on a fully-diluted basis. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Ownership of Validus After the Exchange Offer."

  When does the exchange offer expire?

        The exchange offer is scheduled to expire at 5:00 p.m., Eastern time, on Friday, September 30, 2011, which is the expiration time of the exchange offer, unless further extended by Validus. When we make reference to the "expiration time of the exchange offer" anywhere in this prospectus/offer to exchange, this is the time to which we are referring, including when applicable, any extension period that may apply. For more information, please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Extension, Termination and Amendment."

  Can the exchange offer be extended and, if so, under what circumstances?

        Validus may, in its sole discretion, extend the exchange offer at any time or from time to time until 9:00 a.m., Eastern time, on the first business day after the previously scheduled expiration time of the exchange offer. For instance, the exchange offer may be extended if any of the conditions specified in "The Exchange Offer—Conditions of the Exchange Offer" are not satisfied prior to the scheduled expiration time of the exchange offer. The expiration time of the exchange offer may also be subject to multiple extensions and any decision to extend the exchange offer, and if so, for how long, will be made by Validus. Any decision by Validus to extend the exchange offer will be made public by an announcement regarding such extension as described in the section of this prospectus/offer to exchange titled "The Exchange Offer—Extension, Termination and Amendment."

        Validus may also elect to provide a "subsequent offering period" for the exchange offer. A subsequent offering period would not be an extension of the exchange offer. Rather, a subsequent offering period would be an additional period of time, beginning after Validus has accepted for exchange all shares of Transatlantic common stock tendered during the exchange offer, during which Transatlantic stockholders who did not tender their shares of Transatlantic common stock in the exchange offer may tender their shares of Transatlantic common stock and receive the same consideration provided in the exchange offer. Validus does not currently intend to include a subsequent offering period, although it reserves the right to do so.

  How do I tender my shares of Transatlantic common stock?

        To tender your shares of Transatlantic common stock represented by physical certificates into the exchange offer, you must deliver the certificates representing your shares of Transatlantic common stock, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to BNY Mellon Shareowner Services, the exchange agent for the exchange offer, not later than the expiration time of the exchange offer. The letter of transmittal is enclosed with this prospectus/offer to exchange.

        If your shares of Transatlantic common stock are held in "street name" (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your shares of Transatlantic common stock can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

        If you are unable to deliver any required document or instrument to the exchange agent by the expiration time of the exchange offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the exchange agent by using the enclosed notice of guaranteed delivery circulated with this prospectus/offer to exchange, which we refer to as the "notice of guaranteed delivery." For the tender to be valid, however, the exchange agent must receive the missing items within three NYSE trading days after the date of execution of such notice of guaranteed delivery. In all cases, an exchange of tendered shares of Transatlantic common stock will be made only after timely receipt by the exchange agent of certificates for such shares of Transatlantic common stock (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents.

        For a complete discussion on the procedures for tendering your shares of Transatlantic common stock, please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Procedure for Tendering."

  Until what time can I withdraw tendered shares of Transatlantic common stock?

        You may withdraw previously tendered shares of Transatlantic common stock any time prior to the expiration time of the exchange offer, and, if Validus has not accepted your shares of Transatlantic common stock for exchange by the expiration time of the exchange offer, at any time following 60 days from commencement of the exchange offer. Shares of Transatlantic common stock tendered during the subsequent offering period, if one is provided, may not be withdrawn. For a complete discussion on the procedures for withdrawing your shares of Transatlantic common stock, please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Withdrawal Rights."

  How do I withdraw previously tendered shares of Transatlantic common stock?

        To withdraw previously tendered shares of Transatlantic common stock, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered shares of Transatlantic common stock by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares of Transatlantic common stock. For a complete discussion on the procedures for withdrawing your shares of Transatlantic common stock, please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Withdrawal Rights."

        When and how will I receive the exchange offer consideration in exchange for my tendered shares of Transatlantic common stock?

        Validus will exchange all validly tendered and not properly withdrawn shares of Transatlantic common stock promptly after the expiration time of the exchange offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the exchange offer, as set forth in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer." Validus will deliver the consideration for your validly tendered and not properly withdrawn shares of Transatlantic common stock by depositing the consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the exchange offer consideration from Validus and transmitting such consideration to you. In all cases, an exchange of tendered shares of Transatlantic common stock will be made only after timely receipt by the exchange agent of certificates for such shares of Transatlantic common stock (or of a confirmation of a book-entry transfer of such shares of Transatlantic common stock as set forth in the section of this prospectus/offer to exchange titled "The Exchange Offer—Procedure for Tendering") and a properly completed and duly executed letter of transmittal (or Agent's Message (as defined below)) and any other required documents.

  Will Transatlantic continue as a public company following the exchange offer?

        If the second-step merger occurs, Transatlantic will become a wholly-owned subsidiary of Validus and will no longer be publicly owned. Even if the second-step merger does not occur, if Validus exchanges all shares of Transatlantic common stock which have been tendered, there may be so few remaining stockholders and publicly-held shares that shares of Transatlantic common stock will no longer be eligible to be traded on the NYSE or any other securities market, there may not be a public trading market for such shares, and Transatlantic may cease making filings with the SEC or otherwise cease being required to comply with applicable law and SEC rules relating to publicly-held companies. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Plans for Transatlantic" and "The Exchange Offer—Effect of the Exchange Offer on the Market for Shares of Transatlantic Common Stock; New York Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations."

        Are dissenters' or appraisal rights available in either the exchange offer and/or the second-step merger?

        No dissenters' or appraisal rights are available in connection with the exchange offer. However, upon consummation of the second-step merger, Transatlantic stockholders who have not tendered their shares of Transatlantic common stock in the exchange offer and who, if a stockholder vote is required, vote against approval of the second-step merger will have rights under Delaware law to dissent from the second-step merger and demand appraisal of their shares of Transatlantic common stock. Stockholders at the time of a "short form" merger under Delaware law would also be entitled to exercise dissenters' rights pursuant to such a "short form" merger. Stockholders who perfect dissenters' rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the "fair value" of their shares of Transatlantic common stock, as determined by a Delaware court. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Appraisal/Dissenters' Rights."

  What is the market value of my shares of Transatlantic common stock as of a recent date?

        On July 12, 2011, the last trading day before Validus made the Validus merger offer, the closing price of a share of Transatlantic common stock was $49.02. On July 22, 2011, the last practicable date prior to the filing of this prospectus/offer to exchange, the closing price of a share of Transatlantic common stock was $52.50. Transatlantic stockholders are encouraged to obtain a recent quotation for shares of Transatlantic common stock before deciding whether or not to tender such shares.

        Why does the cover page state that the exchange offer is subject to change and that the registration statement filed with the SEC is not yet effective? Does this mean that the exchange offer has not commenced?

        No. Completion of this preliminary prospectus/offer to exchange and effectiveness of the registration statement are not necessary for the exchange offer to commence. Validus commenced the exchange offer on July 25, 2011. We cannot, however, accept for exchange any shares of Transatlantic common stock tendered in the exchange offer or exchange any shares of Transatlantic common stock until the registration statement is declared effective by the SEC and the other conditions to the exchange offer have been satisfied or waived.

  Where can I find more information on Validus and Transatlantic?

        You can find more information about Validus and Transatlantic from various sources described in the section of this prospectus/offer to exchange titled "Where You Can Find More Information."

  Who can I contact with any additional questions about the exchange offer?

        You can call the information agent or the dealer manager for the exchange offer.

        The information agent for the exchange offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022

        Banks and Brokerage Firms, Please Call: (212) 750-5833

All Others Call Toll-Free: at (877) 717-3929
The dealer manager for the exchange offer is:

Greenhill & Co., LLC
300 Park Avenue
New York, New York 10022
Call Toll-Free: (888) 504-7336

SUMMARY OF THE EXCHANGE OFFER

        This summary highlights the material information in this prospectus/offer to exchange. To more fully understand the exchange offer to holders of shares of Transatlantic common stock, and for a more complete description of the terms of the exchange offer and the second-step merger, you should read carefully this entire document, including the exhibits, schedules and documents incorporated by reference herein, and the other documents referred to herein. For information on how to obtain the documents that are on file with the SEC, please see the section of this prospectus/offer to exchange titled "Where You Can Find More Information."

The Companies (See page 43)

  Validus

        Validus is a Bermuda exempted company with its principal executive offices located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of Validus is (441) 278-9000. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Re and Talbot. Validus Re is a Bermuda-based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. At March 31, 2011, Validus had total shareholders' equity of approximately $3.3 billion and total assets of approximately $7.8 billion. Validus common shares are listed on the NYSE under the ticker symbol "VR" and, as of July 22, 2011, the last practicable date prior to the filing of this prospectus/offer to exchange, Validus had a market capitalization of approximately $2.7 billion. Validus has approximately 460 employees.

        As of the date of the filing of this prospectus/offer to exchange with the SEC, Validus was the registered holder of 200 shares of Transatlantic common stock, or less than 1% of the amount outstanding.

  Transatlantic

        The following description of Transatlantic is taken from the registration statement on Form S-4 filed by Allied World on July 7, 2011, as amended, which we refer to as the "Allied World/Transatlantic S-4." Please see the section of this prospectus/offer to exchange titled "Note on Transatlantic Information."

        Transatlantic is a holding company incorporated in the State of Delaware. Transatlantic, through its wholly-owned subsidiaries, Transatlantic Reinsurance Company® ("TRC"), Trans Re Zurich Reinsurance Company Ltd., acquired by TRC in 1996, and Putnam Reinsurance Company ("Putnam") (contributed by Transatlantic to TRC in 1995), offers reinsurance capacity for a full range of property and casualty products, directly and through brokers, to insurance and reinsurance companies, in both the domestic and international markets on both a treaty and facultative basis. One or both of TRC and Putnam is licensed, accredited, authorized or can serve as a reinsurer in 50 states and the District of Columbia in the United States and in Puerto Rico and Guam. Through its international locations, Transatlantic has operations worldwide, including Bermuda, Canada, seven locations in Europe, three locations in Central and South America, two locations in Asia (excluding Japan), and one location in each of Japan, Australia and Africa. TRC is licensed in Bermuda, Canada, Japan, the United Kingdom, the Dominican Republic, the Hong Kong Special Administrative Region, the People's Republic of China and Australia. Transatlantic was originally formed in 1986 under the name PREINCO Holdings, Inc. as a holding company for Putnam. Transatlantic's name was changed to Transatlantic Holdings, Inc. on April 18, 1990 following the acquisition on April 17, 1990 of all of the common stock of TRC in exchange for shares of common stock of Transatlantic.

        Shares of Transatlantic common stock are listed on the NYSE under the ticker symbol "TRH." Transatlantic's principal executive offices are located at 80 Pine Street, New York, New York 10005 and its telephone number is 212-365-2200.

The Exchange Offer (See page 57)

        Validus is offering to exchange for each outstanding share of Transatlantic common stock that is validly tendered and not properly withdrawn prior to the expiration time of the exchange offer, 1.5564 Validus common shares and $8.00 in cash (less applicable withholding taxes and without interest) upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. In addition, you will receive cash in lieu of any fractional Validus common share to which you may be entitled.

Reasons for the Exchange Offer (See page 52)

        The Validus common shares to be issued and cash to be paid to Transatlantic stockholders in exchange for shares of Transatlantic common stock in the exchange offer will provide Transatlantic stockholders with a compelling opportunity to participate in the growth and opportunities of the combined company. Validus believes that the acquisition of Transatlantic represents a compelling combination and excellent strategic fit that will create a unique, global leader in reinsurance that will

  •
  deploy capital effectively to maximize underwriting profitability and achieve superior growth in book value per share,

  •
  continue to aggressively manage capital, consistent with Validus' past practice, and

  •
  be a recognized leader in multiple classes, emphasizing short-tail lines while being well-positioned for cycle management.

Conditions of the Exchange Offer (See page 79)

        The exchange offer is conditioned upon, among other things, the following:

  •
  Transatlantic stockholders shall have validly tendered and not withdrawn prior to the expiration time of the exchange offer at least that number of shares of Transatlantic common stock that, when added to the shares of Transatlantic common stock then owned by Validus or any of its subsidiaries, shall constitute a majority of the then-outstanding number of shares of Transatlantic common stock on a fully-diluted basis.

  •
  The Allied World acquisition agreement shall have been validly terminated, and Validus shall reasonably believe that Transatlantic has no liability, and Allied World shall not have asserted any claim of liability or breach against Transatlantic in connection with the Allied World acquisition agreement, other than with respect to the possible payment of a maximum of $115 million in the aggregate in termination fees and reimbursement of permitted Allied World expenses thereunder in respect of the Allied World termination fee.

  •
  The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Validus shall have received all necessary state securities law or "blue sky" authorizations.

  •
  The Transatlantic board of directors shall have approved the acquisition of the shares of Transatlantic common stock pursuant to the exchange offer and second-step merger under Section 203 of the DGCL, or Validus shall be satisfied that Section 203 of the DGCL does not apply to or otherwise restrict such acquisition.

  •
  The shareholders of Validus shall have approved the issuance of the Validus common shares pursuant to the exchange offer and the second-step merger as required under the rules of the NYSE.

  •
  The Validus common shares to be issued to Transatlantic stockholders as a portion of the exchange offer consideration in exchange for shares of Transatlantic common stock in the exchange offer and the second-step merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  •
  There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation by or before any governmental authority that, in the judgment of Validus, is reasonably expected to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the exchange offer or is reasonably expected to prohibit or limit the full rights of ownership of shares of Transatlantic common stock by Validus or any of its affiliates.

  •
  Since December 31, 2010, there shall not have been any material adverse effect on Transatlantic and its subsidiaries, taken as a whole, subject to certain expections and limitations.

  •
  Each of Transatlantic and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of this prospectus/offer to exchange and prior to the expiration time of the exchange offer.

  •
  All amendments or waivers under Validus' and its subsidiaries' credit facilities as determined by Validus to be necessary to consummate the exchange offer, the second-step merger and the other transactions contemplated by this prospectus/offer to exchange shall have been obtained and be in full force and effect.

  •
  The New York State Insurance Department shall have approved Validus' application for acquisition of control of Transatlantic Reinsurance Company and Putnam Reinsurance Company, New York domiciled insurance companies and wholly-owned subsidiaries of Transatlantic, pursuant to Section 1506 of the New York Insurance Code and such approval shall be in full force and effect.

  •
  Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the "HSR Act," and, if applicable, any agreement with the Federal Trade Commission, which we refer to as the "FTC," or Antitrust Division of the U.S. Department of Justice, which we refer to as the "Antitrust Division," not to accept shares of Transatlantic common stock for exchange in the exchange offer, shall have expired or shall have been terminated prior to the expiration time of the exchange offer.

  •
  Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, other than in connection with the matters set forth in the two foregoing bullet points, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.

        The exchange offer is subject to additional conditions referred to in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer," including that Transatlantic stockholders shall not have adopted the Allied World acquisition agreement and that there shall have been no business combination consummated between Transatlantic and Allied World and that the Transatlantic board of directors shall not have adopted a stockholder rights plan or similar plan.

Ownership of Validus After the Exchange Offer (See page 66)

        Based on Validus' and Transatlantic's respective capitalizations as of March 31, 2011 and the exchange ratio of 1.5564, Validus estimates that if all shares of Transatlantic common stock are exchanged pursuant to the exchange offer and/or the second-step merger, former Transatlantic stockholders would own, in the aggregate, approximately 48% of the aggregate Validus common shares and Validus non-voting common shares, on a fully-diluted basis. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Ownership of Validus After the Exchange Offer."

Comparative Market Price and Dividend Information (See page 35)

        Validus common shares are listed on the NYSE under the ticker symbol "VR." Shares of Transatlantic common stock are listed on the NYSE under the ticker symbol "TRH." The following table sets forth the closing prices of Validus and Transatlantic as reported on July 12, 2011, the last trading day of trading before Validus' public announcement of delivery of the Validus merger offer to the Transatlantic board of directors, and July 22, 2011, the last practicable trading day prior to the filing of this prospectus/offer to exchange. The table also shows the equivalent value of one share of Transatlantic common stock in the exchange offer, which was calculated by multiplying the July 12, 2011 and July 22, 2011 closing prices for one Validus common share by the exchange ratio of 1.5564 and adding $8.00 in cash.

	Validus Share close	Transatlantic Stock close	Equivalent Validus Per Share Amount
July 12, 2011	$30.81	$49.02	$55.95
July 22, 2011	$27.70	$52.50	$51.11

        The value of the exchange offer consideration will change as the market prices of Validus common shares and shares of Transatlantic common stock fluctuate during the exchange offer period and thereafter, and may therefore be different from the prices set forth above at the expiration time of the exchange offer and at the time you receive your Validus common shares. Please see the section of this prospectus/offer to exchange titled "Risk Factors." Transatlantic stockholders are encouraged to obtain current market quotations for Validus common shares and shares of Transatlantic common stock prior to making any decision with respect to the exchange offer.

Interest of Executive Officers and Directors of Validus in the Exchange Offer (See page 91)

        Except as set forth in this prospectus/offer to exchange, neither we nor, after due inquiry and to the best of our knowledge and belief, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Transatlantic, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

        Validus does not believe that the exchange offer and the second-step merger will result in a change in control under any of Validus' stock option plans or any employment agreement between Validus and any of its employees. As a result, no options or other equity grants held by such persons will vest as a result of the exchange offer and the second-step merger. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Certain Relationships With Transatlantic and Interests of Validus in the Exchange Offer."

Appraisal/Dissenters' Rights (See page 76)

        No dissenters' or appraisal rights are available in connection with the exchange offer. However, upon consummation of the second-step merger, Transatlantic stockholders who have not tendered their shares of Transatlantic common stock in the exchange offer and who, if a stockholder vote is required, vote against approval of the second-step merger will have rights under Delaware law to dissent from the second-step merger and demand appraisal of their shares of Transatlantic common stock. Stockholders at the time of a "short form" merger under Delaware law would also be entitled to exercise dissenters' rights pursuant to such a "short form" merger. Stockholders who perfect dissenters' rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the "fair value" of their shares of Transatlantic common stock, as determined by a Delaware court.

Certain Material U.S. Federal Income Tax Consequences (See page 67)

        The exchange offer and second-step merger will be a taxable transaction for U.S. federal income tax purposes. U.S. holders of shares of Transatlantic common stock generally will recognize gain or loss equal to the difference, if any, between (1) the sum of the cash and fair market value of the Validus common shares received by such U.S. holder in the exchange offer and second-step merger (including cash received in lieu of fractional shares) and (2) such U.S. holder's adjusted tax basis in the shares of Transatlantic common stock surrendered in exchange therefor. Any gain or loss recognized upon the exchange offer or second-step merger generally will be treated as capital gain or loss.

        For more information, please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Certain Material U.S. Federal Income Tax Consequences."

        This prospectus/offer to exchange contains a general description of certain material U.S. federal income tax consequences of the exchange offer and second-step merger. Tax matters are complicated and the tax consequences of the exchange offer and the second-step merger to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, Validus urges you to consult with your own tax advisor as to the specific tax consequences of the exchange offer and second-step merger to you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

Accounting Treatment (See page 93)

        Validus will account for the acquisition of shares of Transatlantic common stock under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, "Business Combinations," which we refer to as "ASC 805," under which the total consideration paid in the exchange offer will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. In the event there is an excess of the total consideration paid in the exchange offer over the fair values, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the exchange offer will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of Validus determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. In the event there is an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid in the exchange offer, the excess will be accounted for as a gain to be recognized through the income statement at the close of the transaction, in accordance with ASC 805. Validus anticipates the acquisition will result in an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid.

Regulatory Approval and Status (See page 88)

U.S. Antitrust Clearance

        The exchange offer is subject to review by the FTC, and the Antitrust Division. Under the HSR Act, the exchange offer may not be completed until certain information has been provided to the FTC and the Antitrust Division and a required waiting period has expired or has been terminated.

        Validus filed the required Notification and Report Form with respect to the exchange offer with the Antitrust Division and the FTC on July 18, 2011. The applicable waiting period under the HSR Act for the consummation of the exchange offer will expire at 11:59 p.m., Eastern time, on August 17, 2011, the thirtieth day after Validus filed the required Notification and Report Form, unless earlier terminated. However, at or prior to such time, the FTC or the Antitrust Division may extend the waiting period by requesting additional information and documentary material relevant to the exchange offer from Validus. In the event of such a request, the waiting period would be extended until 11:59 p.m., Eastern time, on the thirtieth day after Validus has made a proper response to that request as specified by the HSR Act and the implementing rules.

U.S. Insurance Regulatory Approvals

        The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that, prior to the acquisition of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring company must obtain approval from the insurance commissioner of the insurance company's state of domicile or, in certain jurisdictions, where such insurance company is commercially domiciled.

        Transatlantic owns Transatlantic Reinsurance Company and Putnam Reinsurance Company, each of which are insurance companies domiciled in New York. Accordingly, before it can acquire indirect control of each of Transatlantic Reinsurance Company and Putnam Reinsurance Company through its acquisition of Transatlantic, Validus will be required to obtain approval for acquisition of control under Section 1506 of the New York Insurance Code. Validus does not believe based on publicly available information that Transatlantic Reinsurance Company or Putnam Reinsurance Company is commercially domiciled in any U.S. State.

Other Regulatory Approvals

        The exchange offer and the second-step merger will also be subject to review by antitrust, insurance and other authorities in jurisdictions outside the U.S. Validus has filed and is in the process of filing as soon as practicable all applications and notifications determined by Validus to be necessary or advisable under the laws of the respective jurisdictions for the consummation of the exchange offer and the second-step merger.

        For more information, please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Certain Legal Matters; Regulatory Approvals."

Listing of Validus Common Shares to be Issued Pursuant to the Exchange Offer and the Second-Step Merger (See page 78)

        Validus will submit the necessary applications to cause the Validus common shares to be issued as a portion of the exchange offer consideration and the consideration in the second-step merger to be authorized for listing on the NYSE. Approval of this listing is a condition to the exchange offer.

Comparison of Shareholders' and Stockholders' Rights (See page 95)

        You will receive Validus common shares as a portion of the exchange offer consideration if you tender your shares of Transatlantic common stock in the exchange offer. Because Validus is incorporated under Bermuda law and Transatlantic is incorporated under the laws of the State of Delaware, there are a number of differences between the rights of a stockholder of Transatlantic and the rights of a shareholder of Validus. Validus urges you to review the discussion in the section of this prospectus/offer to exchange titled "Comparison of Shareholders' Rights."

Expiration Time of the Exchange Offer (See page 58)

        The exchange offer is scheduled to expire at 5:00 p.m., Eastern time, on Friday, September 30, 2011, which is the expiration time of the exchange offer, unless further extended by Validus. For more information, you should read the discussion in the section of this prospectus/offer to exchange titled "The Exchange Offer—Extension, Termination and Amendment."

Extension, Termination and Amendment (See page 58)

        To the extent legally permissible, Validus also reserves the right, in its sole discretion, at any time or from time to time (except as expressly limited below) until the expiration time of the exchange offer:

  •
  to extend, for any reason, the period of time during which the exchange offer is open;

  •
  to delay acceptance for exchange of, or exchange of, any shares of Transatlantic common stock in order to comply in whole or in part with applicable law;

  •
  to terminate the exchange offer without accepting for exchange, or exchanging, any shares of Transatlantic common stock if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer" have not been satisfied immediately prior to the expiration time of the exchange offer or if any event specified in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer" under the subheading "Other Conditions" has occurred;

  •
  to amend or terminate the exchange offer without accepting for exchange, or exchanging, any shares of Transatlantic common stock if Validus or any of its affiliates enters into a definitive agreement or announces an agreement in principle with Transatlantic providing for a merger, acquisition or other business combination or transaction with or involving Transatlantic or any of its subsidiaries, or the purchase or exchange of securities or assets of Transatlantic or any of its subsidiaries, or Validus and Transatlantic reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the exchange offer will be terminated; and

  •
  to amend the exchange offer or waive any conditions to the exchange offer;

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

        The expiration time of the exchange offer may be subject to multiple extensions and any decision to extend the exchange offer will be made prior to the expiration time of the exchange offer. Additionally, Validus may elect to provide a subsequent offering period of at least three business days following the expiration time of the exchange offer.

        For more information, please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Extension, Termination and Amendment."

Procedure for Tendering Shares (See page 62)

        The procedure for tendering shares of Transatlantic common stock varies depending on whether you possess physical certificates, a nominee holds your certificates for you, or whether you or a nominee hold your shares of Transatlantic common stock in book-entry form. Validus urges you to read the section of this prospectus/offer to exchange titled "The Exchange Offer—Procedure for Tendering" as well as the transmittal materials, including the letter of transmittal.

Withdrawal Rights (See page 65)

        You can withdraw tendered shares of Transatlantic common stock at any time until the exchange offer has expired and, if Validus has not accepted your shares of Transatlantic common stock for exchange by the expiration time of the exchange offer, at any time following 60 days from commencement of the exchange offer. If Validus decides to provide a subsequent offering period, it will accept shares of Transatlantic common stock validly tendered during that period immediately and you will not be able to withdraw shares tendered in the exchange offer during any subsequent offering period. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Withdrawal Rights."

Exchange of Shares of Transatlantic Common Stock; Delivery of Exchange Offer Consideration (See page 60)

        Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), Validus will accept for exchange, and will exchange for Validus common shares and cash promptly after the expiration time of the exchange offer, all shares of Transatlantic common stock validly tendered and not properly withdrawn. If Validus elects to provide a subsequent offering period following the expiration time of the exchange offer, shares of Transatlantic common stock validly tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged for the exchange offer consideration. For more information, please see the section of this prospectus/offer to exchange under the caption titled "The Exchange Offer—Acceptance for Exchange, and Exchange, of Shares of Transatlantic Common Stock; Delivery of Exchange Offer Consideration."

Risk Factors (See page 37)

        The exchange offer and the second-step merger are, and if the exchange offer and the second-step merger are consummated, the combined company will be, subject to several risks which you should carefully consider prior to participating in the exchange offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VALIDUS

        Set forth below is certain selected historical consolidated financial data relating to Validus. The financial data has been derived from Validus' Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which is incorporated by reference into this prospectus/offer to exchange, and which we refer to as the "Validus 10-Q," and Validus' Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated into this prospectus/offer to exchange, and which we refer to as the "Validus 10-K." You should not take historical results as necessarily indicative of the results that may be expected for the remainder of this fiscal year or any other future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Validus 10-Q and the Validus 10-K. More comprehensive financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," is contained in the Validus 10-Q and Validus 10-K, and the following summary is qualified in its entirety by reference to the Validus 10-Q and Validus 10-K and all of the financial information and notes contained therein. Please see the section of the prospectus/offer to exchange titled "Where You Can Find More Information."

        The following table sets forth summarized operational data for the periods ended December 31, 2010, 2009, 2008, 2007 and 2006 and March 31, 2011 and March 31, 2010:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009(12)	2008	2007	2006
	(Dollars in thousands, except share and per share amounts)
Revenues
Gross premiums written	$849,896	$870,934	$1,990,566	$1,621,241	$1,362,484	$988,637	$540,789
Reinsurance premiums ceded	(109,820)	(90,739)	(229,482)	(232,883)	(124,160)	(70,210)	(63,696)

Net premiums written	740,076	780,195	1,761,084	1,388,,358	1,238,324	918,427	477,093
Change in unearned premiums	(310,543)	(322,501)	39	61,219	18,194	(60,348)	(170,579)

Net premiums earned	429,533	457,694	1,761,123	1,449,577	1,256,518	858,079	306,514
Gain on bargain purchase, net of expenses(13)	—	—	—	287,099	—	—	—
Net investment income	29,975	34,299	134,103	118,773	139,528	112,324	58,021
Realized gain on repurchase of debentures	—	—	—	4,444	8,752	—	—
Net realized gains (losses) on investments	6,379	11,398	32,498	(11,543)	(1,591)	1,608	(1,102)
Net unrealized (losses) gains on investments	(12,828)	15,413	45,952	84,796	(79,707)	12,364	—
Other income	1,606	888	5,219	4,634	5,264	3,301	—
Foreign exchange (losses) gains	(467)	(8,764)	1,351	(674)	(49,397)	6,696	2,157

Total revenues	454,198	510,928	1,980,246	1,937,106	1,279,367	994,372	365,590
Expenses
Losses and loss expenses	476,198	478,531	987,586	523,757	772,154	283,993	91,323
Policy acquisition costs	77,296	76,176	292,899	262,966	234,951	134,277	36,072
General and administrative expenses(1)	48,477	53,569	209,290	185,568	123,948	100,765	38,354
Share compensation expenses	12,049	6,576	28,911	27,037	27,097	16,189	7,878
Finance expenses	14,001	15,151	55,870	44,130	57,318	51,754	8,789
Fair value of warrants issued	—	—	—	—	—	2,893	77

Total expenses	628,021	630,003	1,574,556	1,043,458	1,215,468	589,871	182,493

Net (loss) income before taxes	(173,823)	(119,075)	405,690	893,648	63,899	404,501	183,097
Taxes	1,459	697	(3,126)	3,759	(10,788)	(1,505)	—

Net (loss) income	$(172,364)	$(118,378)	$402,564	$897,407	53,111	402,996	183,097

Comprehensive (loss) income
Unrealized gains arising during the period(2)	—	—	—	—	—	—	(332)
Foreign currency translation adjustments	957	(1,807)	(604)	3,007	(7,809)	(49)	—
Adjustment for reclassification of losses realized in income	—	—	—	—	—	—	1,102

Comprehensive (loss) income	$(171,407)	$(120,185)	$401,960	$900,414	$45,302	$402,947	$183,867

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009(12)	2008	2007	2006
	(Dollars in thousands, except share and per share amounts)
Earnings per share(3)
Weighted average number of common shares and common share equivalents outstanding
Basic	97,944,340	126,633,277	116,018,364	93,697,194	74,677,903	65,068,093	58,477,130
Diluted	97,944,340	126,633,277	120,630,945	97,168,409	75,819,413	67,786,673	58,874,567
Basic (loss) earnings per share	$(1.78)	$(0.95)	$3.41	$9.51	$0.62	$6.19	$3.13

Diluted (loss) earnings per share	$(1.78)	$(0.95)	$3.34	$9.24	$0.61	$5.95	$3.11

Cash dividends per share	$0.25	0.22	$0.88	$0.80	$0.80	$—	$—

Selected financial ratios
Losses and loss expenses ratio(4)	110.9%	104.6%	56.1%	36.1%	61.5%	33.1%	29.8%
Policy acquisition cost ratio(5)	18.0%	16.6%	16.6%	18.1%	18.7%	15.6%	11.8%
General and administrative expense ratio(6)	14.1%	13.1%	13.5%	14.7%	12.0%	13.3. %	15.1%
Expense ratio(7)	32.1%	29.7%	30.1%	32.8%	30.7%	28.9%	26.9%
Combined ratio(8)	143.0%	134.3%	86.2%	68.9%	92.2%	62.0%	56.7%

Return on average equity(9)	(20.2)%	(12.2)%	10.8%	31.8%	2.7%	26.9%	17.0%

        The following table sets forth summarized balance sheet data as of December 31, 2010, 2009, 2008, 2007 and 2006 and March 31, 2011 and March 31, 2010:

	As of March 31,		As of December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except share and per share amounts)
Summary Balance Sheet Data:
Investments at fair value	$5,175,241	$5,523,942	$5,118,859	$5,388,759	$2,831,537	$2,662,021	$1,376,387
Cash and cash equivalents	717,444	478,476	620,740	387,585	449,848	444,698	63,643
Total assets	7,825,690	7,632,576	7,060,878	7,019,140	4,322,480	4,144,224	1,646,423
Reserve for losses and loss expenses	2,534,415	1,976,889	2,035,973	1,622,134	1,305,303	926,117	77,363
Unearned premiums	1,083,164	1,083,591	728,516	724,104	539,450	557,344	178,824
Senior notes payable	246,901	246,793	246,874	—	—	—	—
Debentures payable	289,800	289,800	289,800	289,800	304,300	350,000	150,000
Total liabilities	4,510,369	3,873,011	3,556,047	2,988,020	2,383,746	2,209,424	453,900
Total shareholders' equity	3,315,321	3,759,565	3,504,831	4,031,120	1,938,734	1,934,800	1,192,523
Book value per common share(10)	33.73	30.34	35.76	31.38	25.64	26.08	20.39
Diluted book value per common share(11)	31.32	28.66	32.98	29.68	23.78	24.00	19.73

(1)
General and administrative expenses for the years ended December 31, 2007 and 2006 include $4,000,000 and $1,000,000 respectively, related to our advisory agreement with Aquiline Capital Partners, LLC, which, together with its related companies, we refer to as "Aquiline." Our advisory agreement with Aquiline terminated upon completion of our initial public offering, in connection with which Validus recorded general and administrative expense of $3,000,000 in the year ended December 31, 2007.

(2)
Validus adopted ASC 820 and ASC 825 as of January 1, 2007 and elected the fair value option on all securities previously accounted for as available-for-sale. Unrealized gains and losses on available-for-sale investments at December 31, 2006 of $875,000, previously included in accumulated other comprehensive income, were treated as a cumulative-effect adjustment as of January 1, 2007. The cumulative-effect adjustment transferred the balance of unrealized gains and losses from accumulated other comprehensive income to retained earnings and had no impact on the results of operations for the annual or interim periods beginning January 1, 2007. Validus' investments were accounted for as trading for the annual or interim periods beginning January 1, 2007 and as such all unrealized gains and losses are included in net income.

(3)
ASC 718 requires that any unrecognized stock-based compensation expense that will be recorded in future periods be included as proceeds for purposes of treasury stock repurchases, which is applied against the unvested restricted shares balance. On March 1, 2007 we effected a 1.75 for 1 reverse stock split of our outstanding common shares. The stock split does not affect our financial statements other than to the extent it decreases the number of outstanding shares and correspondingly increases per share information for all periods presented. The share consolidation has been reflected retroactively in this financial data.

(4)
The losses and loss expense ratio is calculated by dividing losses and loss expenses by net premiums earned.

(5)
The policy acquisition cost ratio is calculated by dividing policy acquisition costs by net premiums earned.

(6)
The general and administrative expense ratio is calculated by dividing the sum of general and administrative expenses and share compensation expenses by net premiums earned. The general and administrative expense ratio for the year ended December 31, 2007 is calculated by dividing the total of general and administrative expenses plus share compensation expenses less the $3,000,000 termination fee payable to Aquiline by net premiums earned.

(7)
The expense ratio is calculated by combining the policy acquisition cost ratio and the general and administrative expense ratio.

(8)
The combined ratio is calculated by combining the losses and loss expense ratio, the policy acquisition cost ratio and the general and administrative expense ratio.

(9)
Annualized return on average equity is calculated by dividing the net income for the period by the average shareholders' equity during the period. Annual average shareholders' equity is the average of the beginning, ending and intervening quarter-end shareholders' equity balances.

(10)
Book value per common share is defined as total shareholders' equity divided by the number of common shares outstanding as at the end of the period, giving no effect to dilutive securities.

(11)
Diluted book value per common share is calculated based on total shareholders' equity plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of common shares, unvested restricted shares, options and warrants outstanding (assuming their exercise). Diluted book value per common share is a Non-GAAP financial measure as described under Item 7, "Management's Discussion and Analysis of Financial condition and Results of Operations—Financial Measures," in the Validus Form 10-K.

(12)
Operating results of IPC Holdings, Ltd. have been included from the September 2009 date of acquisition.

(13)
The gain on bargain purchase, net of expenses is from the acquisition of IPC Holdings, Ltd. in September 2009 and is net of transaction expenses.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRANSATLANTIC

        The following disclosure is taken from Transatlantic's Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which we refer to as the "Transatlantic 10-Q," and Transatlantic's Annual Report on Form 10-K for the year ended December 31, 2010, which we refer to as the "Transatlantic 10-K." Please see the section of this prospectus/offer to exchange titled "Note on Transatlantic Information."

        Set forth below is certain selected historical consolidated financial data relating to Transatlantic. The financial data has been derived from the Transatlantic 10-Q, which is incorporated by reference into this prospectus/offer to exchange, and the Transatlantic 10-K, which is incorporated by reference into this prospectus/offer to exchange. You should not take historical results as necessarily indicative of the results that may be expected for any future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Transatlantic 10-Q and the Transatlantic 10-K. More comprehensive financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," is contained in other documents filed by Transatlantic with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. Please see the section of this prospectus/offer to exchange titled "Where You Can Find More Information."

        The following table sets forth summarized balance sheet data as of March 31, 2011 and 2010, and as of December 31, 2010, 2009, 2008, 2007 and 2006:

	Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share amounts and ratios)
Total investments	$13,152,050	$12,178,336	$12,972,739	$12,315,395	$10,229,557	$12,500,540	$11,130,832
Cash and cash equivalents	331,307	423,784	284,491	195,723	288,920	255,432	205,264
Total assets	16,335,382	15,134,408	15,705,354	14,943,659	13,376,938	15,484,327	14,268,464
Unpaid losses and loss adjustment expenses	9,773,978	8,706,265	9,020,610	8,609,105	8,124,482	7,926,261	7,467,949
Unearned premiums	1,321,276	1,243,803	1,212,535	1,187,526	1,220,133	1,226,647	1,144,022
Senior notes	1,005,683	1,033,193	1,030,511	1,033,087	722,243	746,930	746,633
Total stockholders' equity	4,041,373	3,985,114	4,284,459	4,034,380	3,198,220	3,349,042	2,958,270
Book value per common share(1)	$64.69	$61.97	$68.83	$60.77	$48.19	$50.56	$44.80

(1)
Book value per common share is stockholders' equity divided by common shares outstanding.

        The following table sets forth operational data as of March 31, 2011 and 2010, and as of December 31, 2010, 2009, 2008, 2007 and 2006:

	Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share amounts and ratios)
Net premiums written	$1,043,824	$1,026,299	$3,881,693	$3,986,101	$4,108,092	$3,952,899	$3,633,440
Net premiums earned	$956,829	$992,595	$3,858,620	$4,039,082	$4,067,389	$3,902,669	$3,604,094
Net losses and loss adjustment expenses incurred	(1,169,052)	(786,324)	(2,681,774)	(2,679,171)	(2,907,227)	(2,638,033)	(2,462,666)
Net commissions	(241,001)	(234,512)	(932,820)	(927,918)	(980,626)	(980,121)	(903,666)
Increase (decrease) in deferred policy acquisition costs	32,160	5,500	2,898	(12,406)	6,956	16,901	13,471
Other underwriting expenses	(36,725)	(44,129)	(177,624)	(158,181)	(131,555)	(115,760)	(102,339)
Underwriting (loss) profit(1)	(457,789)	(66,870)	69,300	261,406	54,937	185,656	148,894
Net investment income	106,840	112,610	473,547	467,402	440,451	469,772	434,540
Realized net capital gains (losses)(2)	55,412	(1,889)	30,101	(70,641)	(435,541)	9,389	10,862
(Loss) gain on early extinguishment of debt	(1,179)	—	(115)	9,869	10,250	—	—
Interest on senior notes	(16,894)	(17,086)	(68,272)	(43,454)	(43,359)	(43,421)	(43,405)
Other expenses, net	(7,152)	(7,685)	(31,773)	(28,549)	(23,515)	(25,644)	(10,983)
(Loss) income before income taxes	(320,762)	19,080	472,788	596,033	3,223	595,752	539,908
Income (taxes) benefits	130,610	(3,205)	(70,587)	(118,371)	99,031	(108,611)	(111,756)
Net (loss) income	$(190,152)	$15,875	$402,201	$477,662	$102,254	$487,141	$428,152
Per Common Share:
Net (loss) income:
Basic	$(3.05)	$0.24	$6.28	$7.20	$1.54	$7.37	$6.49
Diluted	(3.05)	0.24	6.19	7.15	1.53	7.31	6.46
Cash dividends declared	0.21	0.20	0.83	0.79	0.73	0.62	0.53
Share Data:
Weighted average common shares outstanding:
Basic	62,365	65,879	64,092	66,381	66,270	66,124	65,955
Diluted	62,365	66,551	64,930	66,802	66,722	66,654	66,266
Ratios:(3)
Loss ratio	122.2%	79.2%	69.5%	66.3%	71.5%	67.6%	68.3%
Commission ratio	21.8	23.1	24.1	23.3	23.9	24.7	24.7
Other underwriting expense ratio	3.8	4.4	4.6	3.9	3.2	2.9	2.9
Underwriting expense ratio	25.6	27.5	28.7	27.2	27.1	27.6	27.6
Combined ratio	147.8%	106.7%	98.2%	93.5%	98.6%	95.2%	95.9%

(1)
Includes pre-tax net catastrophe (costs) of ($545) million in the first quarter of 2011, ($130) million in the first quarter of 2010, ($202) million in the full year 2010, $6 million in the full year 2009, ($170) million in the full year 2008, ($55) million in the full year 2007 and ($29) million in the full year 2006.

(2)
Includes other-than-temporary impairment write-downs charged to earnings of ($2) million in the first quarter of 2011, ($6) million in the first quarter of 2010, ($8) million in the full year 2010, ($83) million in the full year 2009, ($318) million in the full year 2008, ($27) million in the full year 2007 and ($1) million in the full year 2006.

(3)
The loss ratio represents the absolute value of net losses and loss adjustment expenses incurred expressed as a percentage of net premiums earned. The underwriting expense ratio represents the sum of the commission ratio and the other underwriting expense ratio. The commission ratio represents the absolute value of the sum of net commission and the (decrease) increase in deferred policy acquisition costs expressed as a percentage of net premiums earned. The other underwriting expense ratio represents the absolute value of other underwriting expenses expressed as a percentage of net premiums earned. The combined ratio represents the sum of the loss ratio and the underwriting expense ratio.

SELECTED UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
FINANCIAL INFORMATION

        The following tables set forth selected unaudited condensed consolidated pro forma financial information for the three months ended March 31, 2011 and the year ended December 31, 2010 to provide you with information about how the acquisition of Transatlantic might have affected the historical financial statements of Validus if it had been consummated at such times. The selected unaudited condensed consolidated pro forma financial information is for illustrative purposes only and has been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic's books and records. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. The following selected unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus or a combined company. The adjustments and assumptions reflected in the pro forma financial information are discussed in the section of this prospectus/offer to exchange titled "Unaudited Condensed Consolidated Pro Forma Financial Information."

        The following selected unaudited condensed consolidated pro forma financial information is based on the historical financial statements of Validus and Transatlantic and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the "Unaudited Condensed Consolidated Pro Forma Financial Information." The following should be read in connection with the section of this prospectus/offer to exchange titled "Unaudited Condensed Consolidated Pro Forma Financial Information," and other information included in or incorporated by reference into this prospectus/offer to, including the Validus 10-Q, the Validus 10-K, the Transatlantic 10-Q and the Transatlantic 10-K, which are filed with the SEC.

        This pro forma information is subject to risks and uncertainties, including those discussed in the section of this prospectus/offer to exchange titled "Risk Factors."

        The following table sets forth summarized pro forma statement of operations data as of March 31, 2011 and December 31, 2010:

	Three Months Ended March 31, 2011	Year Ended December 31, 2010
	(Dollars in thousands, except share and per share amounts)
Revenues
Gross premiums written	$1,971,768	$6,118,376
Reinsurance premiums ceded	(187,868)	(475,599)

Net premiums written	1,783,900	5,642,777
Change in unearned premiums	(397,538)	(23,034)

Net premiums earned	1,386,362	5,619,743
Net investment income	135,718	602,608
Net realized losses on investments	63,291	70,571
Net unrealized losses on investments	(82,751)	(17,557)
Loss on early extinguishment of debt	(1,179)	(115)
Other income	1,606	5,219
Foreign exchange losses	(467)	1,351

Total revenues	1,502,580	6,281,820
Expenses
Losses and loss expenses	1,645,250	3,669,360
Policy acquisition costs	286,137	1,222,821
General and administrative expenses	83,529	383,387
Share compensation expenses	20,874	64,211
Finance expenses	34,958	140,392

Total expenses	2,070,748	5,480,171

Net (loss) income before taxes	(568,168)	801,649
Income tax benefit (expense)	156,339	(52,786)

Net (loss) income	(411,829)	748,863

Comprehensive (loss) income
Foreign currency translation adjustments, net of tax	6,161	119,957
Net unrealized appreciation (depreciation) of investments, net of tax	—	—
Change in retirement plan liability, net of tax	(554)	452

Comprehensive (loss) income	$(406,222)	$869,272

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	195,181,228	213,255,252
Diluted	195,181,228	219,172,096
Basic (loss) earnings per share	$(2.12)	$3.48
Diluted (loss) earnings per share	$(2.12)	$3.42
Selected financial ratios
Losses and loss expenses ratio	118.7%	65.2%
Policy acquisition cost ratio	20.6%	21.8%
General and administrative expense ratio	7.5%	8.0%
Expense ratio	28.1%	29.8%
Combined ratio	146.8%	95.0%

        The following table sets forth summarized pro forma balance sheet data as of March 31, 2011:

As of March 31, 2011
(Dollars in thousands, except share and per share amounts)
Summary Balance Sheet Data:
Investments at fair value	$18,227,028
Cash and cash equivalents	1,048,751
Total assets	24,208,418
Reserve for losses and loss expenses	12,801,276
Unearned premiums	2,401,802
Senior notes payable and credit facility payable	1,752,584
Debentures Payable	289,800
Total liabilities	17,789,101
Total shareholders' equity	6,419,317
Book value per common share	32.83
Diluted book value per common share	31.32

COMPARATIVE PER SHARE DATA

        The Transatlantic historical per share data is taken from the Allied World/Transatlantic S-4. Please see the section of this prospectus/offer to exchange titled "Note on Transatlantic Information." The pro forma combined data is taken from the section of this prospectus/offer to exchange titled "Unaudited Condensed Consolidated Pro Forma Financial Information."

        The historical earnings per share, dividends, and book value of Validus and Transatlantic shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2010 and unaudited consolidated financial statements as of and for the three months ended March 31, 2010. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the acquisition contemplated by this prospectus/offer to exchange using the acquisition method of accounting as if the acquisition had been completed on January 1, 2010. The unaudited pro forma book value and diluted book value per share information was computed as if the acquisition had been completed on December 31, 2010 and March 31, 2011.

        The historical earnings per share, dividends, and book value of Validus and Transatlantic shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2010 and unaudited consolidated financial statements as of and for the three months ended March 31, 2011. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the acquisition using the acquisition method of accounting as if the acquisition had been completed on January 1, 2010. The unaudited pro forma book value and diluted book value per share information was computed as if the acquisition had been completed on March 31, 2011. You should read this information in conjunction with the historical financial information of Validus and of Transatlantic included or incorporated elsewhere in this prospectus/offer to exchange, including Validus' and Transatlantic's financial statements and related notes. The unaudited pro forma data is not necessarily indicative of actual results had the acquisition occurred during the periods indicated. The unaudited pro forma data is not necessarily indicative of future operations of Validus.

        This pro forma financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions. This pro forma information is subject to risks and uncertainties, including those discussed in the section of this prospectus/offer to exchange titled "Risk Factors."

        Per share data for the year ended December 31, 2010:

	Historical Validus(1)	Historical Transatlantic	Validus Pro forma combined	Equivalent per share of Transatlantic common stock(1)(2)		Equivalent per share of Transatlantic common stock(1)(2)
	(For the year ended December 31, 2010)
Basic earnings per common share	$3.41	$6.28	$3.48	$5.42		$5.42
Diluted earnings per common share	$3.34	$6.19	$3.42	$5.32		$5.32
Diluted operating earnings per common share(3)	$2.68	$5.89	$3.13	$4.87		$4.87
Cash dividends declared per common share	$0.88	$0.83	$0.88	$1.37		$1.37
Book value per common share (at period end)	$35.76	$68.83	$35.11	$54.64	(4)	$58.63	(5)
Diluted book value per common share (at period end)	$32.98	$66.77	$33.32	$51.86	(4)	$55.48	(5)

        Per share data for the period ended March 31, 2011:

	Historical Validus(1)	Historical Transatlantic	Validus Pro forma combined	Equivalent per share of Transatlantic common stock(1)(2)	Equivalent per share of Transatlantic common stock(1)(2)
	(For the three months ended March 31, 2011)
Basic loss per common share	$(1.78)	$(3.05)	$(2.12)	$(3.30)	$(3.30)
Diluted loss per common share	$(1.78)	$(3.05)	$(2.12)	$(3.30)	$(3.30)
Diluted operating earnings per common share(3)	$(1.69)	$(3.61)	$(2.03)	$(3.16)	$(3.16)
Cash dividends declared per common share	$0.25	$0.21	$0.25	$0.39	$0.39
Book value per common share (at period end)	$33.73	$64.69	$32.83	$51.10 (4)	$55.08 (5)
Diluted book value per common share (at period end)	$31.32	$62.88	$31.32	$48.74 (4)	$52.36 (5)

(1)
Validus' investments in fixed maturities are classified as trading and carried at fair value, with related net unrealized gains or losses included in earnings. Transatlantic classifies its fixed maturities as either held to maturity or available for sale. Reclassifying these securities as trading would result in these unrealized gains and losses being reported as components of the income statements. As a result, historical Transatlantic and equivalent per share of Transatlantic common stock are not comparable.

(2)
Equivalent per share amounts are calculated by multiplying Validus pro forma per share amounts by the exchange offer ratio of 1.5564.

(3)
Net operating income (loss), a non-GAAP financial measure, is defined by Validus as net income (loss) excluding net realized and unrealized gains (losses) on investments, foreign exchange gains (losses) and non-recurring items. This measure focuses on the underlying fundamentals of operations without the influence of gains (losses) from the sale of investments, translation of non-U.S.$ currencies and non-recurring items. Gains (losses) from the sale of investments are driven by the timing of the disposition of investments, not by operating performance. Gains (losses) arising from translation of non-U.S.$ denominated balances are unrelated to underlying business.

(4)
For purposes of calculating equivalent per share of Transatlantic common stock values for book value per common share, the equivalent per share amount does not include the $8.00 per Transatlantic share cash consideration.

(5)
For purposes of calculating equivalent per share of Transatlantic common stock values for book value per common share, the equivalent per share amount includes the $8.00 per Transatlantic share cash consideration.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

        The following table sets forth the high and low sales prices per share of Validus common shares and shares of Transatlantic common stock for the periods indicated as reported on the consolidated tape of the NYSE as well as cash dividends per common share, as reported in the Validus 10-K and the Transatlantic 10-K, respectively, with respect to the years 2009 and 2010, and thereafter as reported in publicly available sources. The Transatlantic dividend information was taken from the Allied World/Transatlantic S-4. Please see the section of this prospectus/offer to exchange titled "Note on Transatlantic Information."

	Validus			Transatlantic
	High	Low	Dividend	High	Low	Dividend
Year Ended December 31, 2011
Third Quarter (through July 22, 2011)	$31.35	$27.52	N/A	$53.00	$47.91	N/A
Second Quarter	$34.95	$29.44	$0.25	$51.23	$43.85	$0.21
First Quarter	$33.72	$28.86	$0.25	$52.68	$46.17	$0.21
Year Ended December 31, 2010
Fourth Quarter	$30.83	$26.13	$0.22	$54.08	$49.68	$0.21
Third quarter	$26.94	$24.31	$0.22	$51.50	$46.05	$0.21
Second quarter	$27.64	$23.14	$0.22	$53.39	$44.08	$0.21
First quarter	$28.25	$25.62	$0.22	$54.25	$46.67	$0.20
Year Ended December 31, 2009
Fourth Quarter	$27.35	$24.52	$0.20	$56.42	$49.01	$0.20
Third Quarter	$26.42	$20.95	$0.20	$51.36	$41.48	$0.20
Second Quarter	$24.76	$20.88	$0.20	$46.83	$34.92	$0.20
First Quarter	$26.71	$21.16	$0.20	$40.52	$26.16	$0.19

        The following table sets out the trading information for Validus common shares and shares of Transatlantic common stock on July 12, 2011, the last full trading day before Validus' public announcement of delivery of the Validus merger offer to the Transatlantic board of directors, and July 22, 2011, the last practicable trading day prior to the filing of this prospectus/offer to exchange.

	Validus Common Share close	Transatlantic Common Stock close	Equivalent Validus Per Share Amount
July 12, 2011	$30.81	$49.02	$55.95
July 22, 2011	$27.70	$52.50	$51.11

        Equivalent per share amounts are calculated by multiplying Validus per share amounts by the exchange offer ratio of 1.5564 and adding $8.00 in cash per share of Transatlantic common stock.

        The value of the exchange offer consideration will change as the market prices of Validus common shares and shares of Transatlantic common stock fluctuate during the exchange offer period and thereafter, and may therefore be different from the prices set forth above at the expiration time of the exchange offer and at the time you receive the exchange offer consideration. Please see the section of this prospectus/offer to exchange titled "Risk Factors." Transatlantic stockholders are encouraged to obtain current market quotations for Validus common shares and shares of Transatlantic common stock prior to making any decision with respect to the exchange offer.

        Please also see the section of this prospectus/offer to exchange titled "The Exchange Offer—Effect of the Exchange Offer on the Market for Shares of Transatlantic Common Stock; Registration Under the Exchange Act; Margin Regulations" for a discussion of the possibility that shares of Transatlantic common stock will cease to be listed on the NYSE.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges and ratio of earnings to fixed charges excluding Funds at Lloyd's costs, which we refer to as "FAL costs" are measures of Validus' ability to cover fixed costs with current period earnings. For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs and credit facility fees and an imputed interest portion on operating leases. The following table is derived from unaudited results for the three months ended March 31, 2011 and audited results for the years ended December 31, 2010 and 2009. In addition, the table presents the pro forma combined ratio of earnings to fixed charges for the three months ended March 31, 2011 and year ended December 31, 2010.

	Pro Forma Combined Three Months Ended March 31, 2011	Pro Forma Combined Year Ended December 31, 2010	Three Months Ended March 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Ratio of Earnings to Fixed Charges	(15.20)	6.69	(11.32)	8.18	20.93
Ratio of Earnings to Fixed Charges Excluding FAL Costs(1)	(15.23)	6.82	(11.37)	8.61	30.67

(1)
FAL costs represent both fixed and variable costs paid for financing the Validus' operations at Lloyd's. The ratio of earnings to fixed charges excluding FAL costs demonstrates the degree to which the ratio changes if FAL costs are treated as variable rather than fixed costs.

RISK FACTORS

        In addition to the risk factors set forth below, you should read and consider other risk factors specific to each of the Validus and Transatlantic businesses that will also affect Validus after consummation of the exchange offer and the second-step merger, described in Part I, Item 1A of each company's annual report on Form 10-K for the year ended December 31, 2010 and other documents that have been filed with the SEC, all of which are incorporated by reference into this prospectus/offer to exchange. If any of the risks described below or in the reports incorporated by reference into this prospectus/offer to exchange actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of Validus or Transatlantic could be materially adversely affected.

Risk Factors Relating to the Exchange Offer and the Second-Step Merger

The value of the Validus common shares that the Transatlantic stockholders receive in the exchange offer will vary as a result of the fixed exchange ratio and possible fluctuations in the price of Validus common shares.

        Upon consummation of the exchange offer, each share of Transatlantic common stock validly tendered into the exchange offer and accepted by Validus for exchange will be converted into the right to receive Validus common shares equal to the exchange ratio, $8.00 in cash (less applicable withholding taxes and without interest) and cash in lieu of fractional shares. Because the exchange ratio is fixed at 1.5564 Validus common shares for each share of Transatlantic common stock, the market value of the Validus common shares issued in exchange for shares of Transatlantic common stock in the exchange offer will depend upon the market price of a Validus common share at the date the exchange offer is consummated. If the price of Validus common shares declines, Transatlantic stockholders could receive less value for their shares of Transatlantic common stock upon the consummation of the exchange offer than the value calculated pursuant to the exchange ratio on the date the exchange offer was announced or as of the date of the filing of this prospectus/offer to exchange. Stock price changes may result from a variety of factors that are beyond the companies' control, including general market conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the ongoing business of Validus may be adversely affected by actions taken by Validus in connection with the exchange offer, including as a result of (1) the attention of management of Validus having been diverted to the exchange offer instead of being directed solely to Validus' own operations and pursuit of other opportunities that could have been beneficial to Validus and the combined entity and (2) payment by Validus of certain costs relating to the exchange offer, including certain legal, accounting and financial and capital markets advisory fees.

        Because the exchange offer and the second-step merger will not be completed until certain conditions have been satisfied or, where relevant, waived (please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer"), a period of time, which may be significant, may pass between the commencement of the exchange offer and the time that Validus accepts shares of Transatlantic common stock for exchange. Therefore, at the time when you tender your shares of Transatlantic common stock pursuant to the exchange offer, you will not know the exact market value of the Validus common shares that will be issued if Validus accepts such shares of Transatlantic common stock for exchange. However, tendered shares of Transatlantic common stock may be withdrawn at any time prior to the expiration time of the exchange offer and at any time following 60 days from commencement of the exchange offer. Please see the sections of this prospectus/offer to exchange titled "Comparative Market Price and Dividend Information" for the historical high and low closing prices of Validus common shares and shares of Transatlantic common stock, as well as cash dividends per share of Validus common shares and shares of Transatlantic common stock respectively for each quarter of the period 2009 through 2011 and "The Exchange Offer—Withdrawal Rights."

        Furthermore, in connection with the exchange offer and the second-step merger, Validus estimates that it will need to issue approximately 97,236,888 Validus common shares. The increase in the number of Validus common shares may lead to sales of such Validus common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Validus common shares.

        Transatlantic stockholders are urged to obtain market quotations for Validus common shares and shares of Transatlantic common stock when they consider whether to tender their shares of Transatlantic common stock pursuant to the exchange offer. Please see the section of this prospectus/offer to exchange titled "Comparative Market Price and Dividend Information."

The exchange offer may adversely affect the liquidity and value of non-tendered shares of Transatlantic common stock.

        In the event that not all shares of Transatlantic common stock are tendered in the exchange offer and we accept for exchange those shares of Transatlantic common stock tendered into the exchange offer, the number of stockholders and the number of shares of Transatlantic common stock held by individual holders will be greatly reduced. As a result, Validus' acceptance of shares of Transatlantic common stock for exchange in the exchange offer could adversely affect the liquidity and could also adversely affect the market value of the remaining shares of Transatlantic common stock held by the public. Additionally, subject to the rules of the NYSE, Validus may delist the shares of Transatlantic common stock on the NYSE. As a result of such delisting, each issued and outstanding share of Transatlantic common stock not tendered pursuant to the exchange offer may become illiquid and may be of reduced value. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Plans for Transatlantic."

Validus must obtain governmental, regulatory and insurance department approvals to consummate the exchange offer, which, if delayed or not granted, may jeopardize or delay the exchange offer, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the combination contemplated by the exchange offer and the second-step merger.

        The exchange offer is conditioned on the receipt of all governmental and regulatory authorizations, consents, orders and approvals determined to be necessary or advisable by Validus, including without limitation, approval from the New York State Department of Insurance and the expiration or termination of the applicable waiting period under the HSR Act. If Validus does not receive these approvals, then Validus will not be obligated to accept shares of Transatlantic common stock for exchange in the exchange offer.

        The governmental and regulatory agencies from which Validus will seek these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by this prospectus/offer to exchange, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company's business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the exchange offer or may reduce the anticipated benefits of the combination contemplated by the exchange offer. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to the exchange offer will be satisfied, and, if all required consents and approvals are obtained and the conditions to the consummation of the exchange offer are satisfied, no assurance can be given as to the terms, conditions and timing of the consents and approvals. If Validus agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any consents or approvals required to consummate the exchange offer, these requirements, limitations, additional costs or restrictions could adversely affect Validus' ability to integrate the operations of Validus and Transatlantic or reduce the anticipated benefits of the combination contemplated by the exchange offer. This could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Validus common shares after the acquisition. In addition, a third party could attempt to intervene in any governmental or regulatory filings to be made by Validus or otherwise object to the granting to Validus of any such governmental or regulatory authorizations, consents, orders or approvals, which may cause a delay in obtaining, or the imposition of material requirements, limitations, costs, divestitures or restrictions on, or the failure to obtain, any such authorizations, consents, orders or approvals. Please see the section titled "The Exchange Offer—Conditions of the Exchange Offer" for a discussion of the conditions to the exchange offer and the section titled "The Exchange Offer—Certain Legal Matters; Regulatory Approvals" for a description of the regulatory approvals necessary in connection with the exchange offer and the second-step merger.

The exchange offer remains subject to other conditions that Validus cannot control.

        The exchange offer is subject to other conditions, including tender without withdrawal of a sufficient number of shares of Transatlantic common stock to satisfy the minimum tender condition, the termination of the Allied World acquisition agreement, the approval by our shareholders of the issuance of Validus common shares to be issued as a portion of the exchange offer consideration in exchange for shares of Transatlantic common stock in the exchange offer and the second-step merger, no material adverse effect having occurred with respect to Transatlantic and its subsidiaries, Transatlantic and its subsidiaries continuing to operate in the ordinary course of business consistent with past practice and the registration statement of which this prospectus/offer to exchange is a part becoming effective. There are no assurances that all of the conditions to the exchange offer will be satisfied. In addition, the Transatlantic board of directors may seek to take actions that will delay, or frustrate, the satisfaction of one or more conditions. If the conditions to the exchange offer are not met, then Validus may allow the exchange offer to expire, or could amend or extend the exchange offer.

        Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer" for a discussion of the conditions to the exchange offer.

Even if the exchange offer is completed, full integration of Transatlantic's operations with Validus may be delayed if Validus does not hold at least 90% of the outstanding shares of Transatlantic common stock following consummation of the exchange offer.

        The exchange offer is subject to the minimum tender condition, which provides that, prior to the expiration time of the exchange offer, Transatlantic stockholders shall have validly tendered and not withdrawn at least that number of shares of Transatlantic common stock that, when added to the shares of Transatlantic common stock then owned by Validus or any of its subsidiaries, shall constitute a majority of the then-outstanding number of shares of Transatlantic common stock on a fully-diluted basis. If Validus accepts shares of Transatlantic common stock for exchange and owns 90% or more of the outstanding shares of Transatlantic common stock after the exchange offer is completed, the second-step merger can be effected as a "short form" merger under Delaware law without the consent of any stockholder (other than Validus) and without the approval of the Transatlantic board of directors. If Validus does not acquire at least 90% of the outstanding shares of Transatlantic common stock in the exchange offer or otherwise, then both Transatlantic board approval and Transatlantic stockholder approval will be required to effect the second-step merger. While the requirements of a Transatlantic stockholder and Transatlantic board of director approval would not prevent the second-step merger from occurring, because Validus would hold sufficient shares of Transatlantic common stock to approve the second-step merger, it could delay the consummation of the second-step merger and could delay the realization of some or all of the anticipated benefits from integrating Transatlantic's operations with Validus, including, among others, achieving some or all of the synergies associated with the acquisition of Transatlantic by Validus.

The exchange offer is conditioned on termination of the Allied World acquisition agreement, which could under certain circumstances result in the payment of the Allied World termination fee.

        If the Transatlantic stockholders vote against the proposed Allied World acquisition, Transatlantic may be bound to pay the Allied World termination fee, including in the circumstance where Transatlantic subsequently agrees to enter into an agreement with a third party in respect of another business combination.

You may be unable to assert a claim against Transatlantic's independent auditors under Section 11 of the Securities Act.

        Section 11(a) of the Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, any accountant or expert who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement. Although audit reports were issued on Transatlantic's historical financial statements and are included in Transatlantic's filings with the SEC, Transatlantic's independent auditors have not permitted the use of their reports in Validus' registration statement of which this prospectus/offer to exchange forms a part. Validus is requesting and has, as of the date hereof, not received the consent of such independent auditors. In reliance on Rule 437 under the Securities Act, the registration statement has been filed without including a written consent from Transatlantic's independent auditors with respect to Transatlantic's audited financial statements. Accordingly, you may not be able to assert a claim against Transatlantic's independent auditors under Section 11 of the Securities Act.

Risk Factors Relating to Transatlantic's Businesses

        You should read and consider other risk factors specific to Transatlantic's businesses that will also affect Validus after the acquisition contemplated by this prospectus/offer to exchange, described in Part I, Item 1A of the Transatlantic 10-K and other documents that have been filed by Transatlantic with the SEC and which are incorporated by reference into this document.

Risk Factors Relating to Validus' Businesses

        You should read and consider other risk factors specific to Validus' businesses that will also affect Validus after the acquisition contemplated by this prospectus/offer to exchange, described in Part I, Item 1A of the Validus 10-K and other documents that have been filed by Validus with the SEC and which are incorporated by reference into this prospectus/offer to exchange.

Risk Factors Relating to Validus Following the Exchange Offer

Validus may experience difficulties integrating Transatlantic's businesses, which could cause Validus to fail to realize the anticipated benefits of the acquisition.

        If Validus' acquisition of Transatlantic is consummated, achieving the anticipated benefits of the acquisition will depend in part upon whether the two companies integrate their businesses in an effective and efficient manner. The companies may not be able to accomplish this integration process smoothly or successfully. The integration of certain operations following the acquisition will take time and will require the dedication of significant management resources, which may temporarily distract management's attention from the routine business of the combined entity.

        Any delay or inability of management to successfully integrate the operations of the two companies could compromise the combined entity's potential to achieve the anticipated long-term strategic benefits of the acquisition and could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Validus common shares after the acquisition.

Validus has only conducted a review of Transatlantic's publicly available information and has not had access to Transatlantic's non-public information. Therefore, Validus may be subject to unknown liabilities of Transatlantic which may have a material adverse effect on Validus' profitability, financial condition and results of operations.

        To date, Validus has only conducted a due diligence review of Transatlantic's publicly available information. The consummation of the exchange offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of Transatlantic that are not publicly available. As a result, after the consummation of the exchange offer, Validus may be subject to unknown liabilities of Transatlantic, which may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Validus common shares after the acquisition.

        In addition, the exchange offer may also permit a counter-party to an agreement with Transatlantic to terminate that agreement because completion of the exchange offer or the second-step merger would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, Validus may have to seek to replace that agreement with a new agreement. Validus cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Transatlantic's business, failure to replace that agreement on similar terms or at all may increase the costs to Validus of operating Transatlantic's business or prevent Validus from operating part or all of Transatlantic's business.

        In respect of all information relating to Transatlantic presented in, incorporated by reference into or omitted from, this prospectus/offer to exchange, Validus has relied upon publicly available information, including information publicly filed by Transatlantic with the SEC. Although Validus has no knowledge that would indicate that any statements contained herein regarding Transatlantic's condition, including its financial or operating condition (based upon such publicly filed reports and documents) are inaccurate, incomplete or untrue, Validus was not involved in the preparation of such information and statements. For example, Validus has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange that have necessarily involved Validus' estimates with respect to Transatlantic's financial information. Any financial, operating or other information regarding Transatlantic that may be detrimental to Validus following Validus' acquisition of Transatlantic that has not been publicly disclosed by Transatlantic, or errors in Validus' estimates due to the lack of cooperation from Transatlantic, may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Validus common shares after the acquisition.

The acquisition may result in one or more ratings organizations taking actions which may adversely affect the combined companies' business, financial condition and operating results, as well as the market price of Validus common shares.

        Ratings with respect to claims paying ability and financial strength are important factors in maintaining customer confidence in Validus and its ability to market insurance and reinsurance products and compete with other insurance and reinsurance companies. Rating organizations regularly analyze the financial performance and condition of insurers and reinsurers and will likely reevaluate the ratings of Validus and its reinsurance subsidiaries following the consummation of the second-step merger, if applicable. Although none of Standard & Poor's, A.M. Best or Moody's took any formal action with respect to modifying Validus' ratings or Transatlantic's ratings following the announcement of the Validus merger offer or second-step merger, following the closing of the exchange offer, any ratings downgrades, or the potential for ratings downgrades, of Validus or its subsidiaries (including the newly acquired Transatlantic operating companies) could adversely affect Validus' ability to market and distribute products and services and successfully compete in the marketplace, which could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Validus common shares after the acquisition.

The occurrence of severe catastrophic events after the completion of the exchange offer and the second-step merger could cause Validus' financial results to be more volatile and may affect the financial results of Validus differently than if the exchange offer did not take place.

        Because following the exchange offer Validus will, among other items, underwrite a large concentration of property catastrophe insurance and reinsurance and have large aggregate exposures to natural and man-made disasters, Validus expects that its loss experience generally will include infrequent events of great severity. Consequently, the occurrence of losses from catastrophic events is likely to cause substantial volatility in the Validus' financial results following the consummation of the exchange offer and second-step merger. In addition, because catastrophes will continue to be an inherent risk of the Validus' business following the consummation of the exchange offer, a major event or series of events can be expected to occur from time to time and to have a material adverse effect on the business, financial condition and results of operations of Validus and the market value of Validus common shares after the acquisition.

Future results of the combined company may differ materially from the Selected Unaudited Condensed Consolidated Pro Forma Financial Information of Validus and Transatlantic presented in this prospectus/offer to exchange.

        The future results of Validus following the consummation of the exchange offer may be materially different from those shown in the Selected Unaudited Condensed Consolidated Pro Forma Financial Information presented in this prospectus/offer to exchange, which show only a combination of Validus' and Transatlantic's historical results after giving effect to the exchange offer. Validus has estimated that it will record approximately $32.375 million in transaction expenses, as described in the notes to the Selected Unaudited Condensed Consolidated Pro Forma Financial Information included in this prospectus/offer to exchange. In addition, the final amount of any charges relating to acquisition accounting adjustments that Validus may be required to record will not be known until following the consummation of exchange offer and second-step merger. These and other expenses and charges may be higher or lower than estimated.

THE COMPANIES

Validus

        Validus is a Bermuda exempted company with its principal executive offices located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of Validus is (441) 278-9000. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Re and Talbot. Validus Re is a Bermuda-based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. At March 31, 2011, Validus had total shareholders' equity of approximately $3.3 billion and total assets of approximately $7.8 billion. Validus common shares are listed on the NYSE under the ticker symbol "VR" and, as of July 22, 2011, the last practicable date prior to the filing of this prospectus/offer to exchange, Validus had a market capitalization of approximately $2.7 billion. Validus has approximately 460 employees.

        As of the date of the filing of this prospectus/offer to exchange with the SEC, Validus was the registered holder of 200 shares of Transatlantic common stock, or less than 1% of the amount outstanding.

Transatlantic

        The following description of Transatlantic is taken from the Allied World/Transatlantic S-4. Please see the section of this prospectus/offer to exchange titled "Note on Transatlantic Information."

        Transatlantic is a holding company incorporated in the State of Delaware. Transatlantic, through its wholly-owned subsidiaries, TRC, Trans Re Zurich Reinsurance Company Ltd., acquired by TRC in 1996, and Putnam (contributed by Transatlantic to TRC in 1995), offers reinsurance capacity for a full range of property and casualty products, directly and through brokers, to insurance and reinsurance companies, in both the domestic and international markets on both a treaty and facultative basis. One or both of TRC and Putnam is licensed, accredited, authorized or can serve as a reinsurer in 50 states and the District of Columbia in the United States and in Puerto Rico and Guam. Through its international locations, Transatlantic has operations worldwide, including Bermuda, Canada, seven locations in Europe, three locations in Central and South America, two locations in Asia (excluding Japan), and one location in each of Japan, Australia and Africa. TRC is licensed in Bermuda, Canada, Japan, the United Kingdom, the Dominican Republic, the Hong Kong Special Administrative Region, the People's Republic of China and Australia. Transatlantic was originally formed in 1986 under the name PREINCO Holdings, Inc. as a holding company for Putnam. Transatlantic's name was changed to Transatlantic Holdings, Inc. on April 18, 1990 following the acquisition on April 17, 1990 of all of the common stock of TRC in exchange for shares of common stock of Transatlantic.

        Shares of Transatlantic common stock are listed on the NYSE under the symbol "TRH." Transatlantic's principal executive offices are located at 80 Pine Street, New York, New York 10005 and its telephone number is 212-365-2200.

        Internet Address: Transatlantic's Internet address is www.transre.com and the investor relations section of its website is located at http://ir1.transre.com. Transatlantic makes available free of charge, through the investor relations section of its website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

 THE ACQUISITION, BACKGROUND AND REASONS FOR THE EXCHANGE OFFER

The Acquisition

        In order to consummate the acquisition of Transatlantic, Validus is simultaneously pursuing the following alternative transactions:

  (1)
  the Validus merger offer; and

  (2)
  the exchange offer.

        The Validus merger offer and the exchange offer are alternative methods for Validus to acquire all of the issued and outstanding shares of Transatlantic common stock. Ultimately, only one of these transactions can be pursued to completion. Validus intends to seek to combine with Transatlantic by whichever method Validus determines is most likely to be completed.

        On July 12, 2011, Validus publicly announced that it had delivered Validus merger offer to the Transatlantic board of directors to combine the businesses of Validus and Transatlantic through a merger transaction in which Validus would acquire all of the issued and outstanding shares of Transatlantic common stock. The proposal contemplates that Transatlantic stockholders would receive 1.5564 Validus common shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each share of Transatlantic common stock they own. Transatlantic announced on July 19, 2011 that the Transatlantic board of directors had determined that the Validus merger offer did not constitute a "superior proposal" under the terms of the Allied World acquisition agreement and reaffirmed its support of the proposed Allied World acquisition. However, Transatlantic also announced that the Transatlantic board of directors had determined that the Validus merger offer is reasonably likely to lead to a "superior proposal" and that the failure to enter into discussions regarding the Validus merger offer would result in a breach of the Transatlantic board of directors' fiduciary duties under applicable law.

        Validus has filed a preliminary proxy statement in connection with the solicitation against the adoption of the Allied World acquisition agreement and a vote against other proposals brought before any Transatlantic special stockholder meeting as discussed in more detail in such preliminary proxy statement. If the Allied World acquisition agreement is not adopted by Transatlantic stockholders after a vote thereon, the Transatlantic board of directors will be able to terminate the Allied World acquisition agreement and enter into a merger agreement with Validus. If the Transatlantic board of directors were to enter into a merger agreement with Validus promptly following the termination of the Allied World acquisition agreement, Validus believes the merger contemplated by the Validus merger offer could be completed in the fourth quarter of 2011.

        Validus commenced the exchange offer on July 25, 2011. In light of the uncertainty of entering into a consensual transaction with Transatlantic, Validus is making the exchange offer directly to Transatlantic stockholders on the terms and conditions set forth in this prospectus/offer to exchange as an alternative to the Validus merger offer. In the event that Validus accepts shares of Transatlantic common stock for exchange in the exchange offer, Validus intends to acquire any additional outstanding shares of Transatlantic common stock pursuant to the second-step merger. If Validus accepts shares of Transatlantic common stock for exchange and owns 90% or more of the outstanding shares of Transatlantic common stock after the exchange offer is completed, the second-step merger can be effected as a "short form" merger under Delaware law without the consent of any stockholder (other than Validus) and without the approval of the Transatlantic board of directors. If Validus does not acquire at least 90% of the outstanding shares of Transatlantic common stock in the exchange offer or otherwise, then both Transatlantic board approval and Transatlantic stockholder approval will be required to effect the second-step merger. In connection with consummation of the exchange offer or the second-step merger, subject to applicable law, Validus currently expects to replace Transatlantic's existing board of directors.

        While Validus continues to hope that it is possible to reach a consensual transaction with Transatlantic, Validus does not believe that it is in Transatlantic stockholders' best interests to give the Transatlantic board of directors a veto right over Validus pursuing its proposal for Transatlantic.

        Based on Validus' and Transatlantic's respective capitalizations as of March 31, 2011 and the exchange ratio of 1.5564, Validus estimates that if all shares of Transatlantic common stock are exchanged pursuant to the exchange offer and/or the second-step merger, former Transatlantic stockholders would own, in the aggregate, approximately 48% of the aggregate Validus common shares and Validus non-voting common shares on a fully-diluted basis.

        For more details relating to the structure of the exchange offer, please see the section of this prospectus/offer to exchange titled "The Exchange Offer."

Background of the Exchange Offer

        Since Validus' formation in 2005, Validus has explored all available avenues for profitable growth, including evaluating opportunities for strategic acquisitions which fit Validus' criteria. In connection with such strategic evaluation, Validus has in the past had preliminary discussions with Transatlantic regarding a potential business combination transaction.

        On June 3, 2011, Edward J. Noonan, the Chief Executive Officer and Chairman of the Board of Directors of Validus, spoke by telephone with Robert F. Orlich, President, Chief Executive Officer and a Director of Transatlantic. Mr. Noonan discussed with Mr. Orlich a potential business combination transaction between Validus and Transatlantic.

        On June 7, 2011, Validus delivered a letter to Transatlantic reiterating its interest in exploring a business combination transaction with Transatlantic.

        On June 12, 2011, Transatlantic and Allied World announced that they had entered into the Allied World acquisition agreement.

        On July 7, 2011, Allied World filed the Allied World/Transatlantic S-4 with the SEC. The Allied World/Transatlantic S-4 purports to provide a summary of the events leading to Allied World and Transatlantic entering into the Allied World acquisition agreement.

        In the afternoon of July 12, 2011, Mr. Noonan placed a telephone call to Mr. Orlich. Mr. Noonan spoke to Mr. Orlich and stated that Validus would be making a proposal to acquire Transatlantic in a merger pursuant to which Transatlantic stockholders would receive 1.5564 Validus common share in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger. Mr. Noonan also noted that while Validus preferred to work cooperatively with Transatlantic to complete a consensual transaction, it was also prepared to take the Validus merger offer directly to Transatlantic stockholders if necessary.

        Following this telephone call, in the afternoon of July 13, 2011, Validus delivered a proposal letter containing the Validus Transaction Proposal to the Transatlantic Board in care of Messrs. Press and Orlich and issued a press release announcing the Validus merger offer. The letter reads as follows:

  July 12, 2011

  Board of Directors of Transatlantic Holdings, Inc.
          c/o Richard S. Press, Chairman
          c/o Robert F. Orlich, President and Chief Executive Officer
  80 Pine Street
  New York, New York 10005

   Re: Superior Proposal by Validus Holdings, Ltd. to Transatlantic Holdings, Inc.

  Dear Sirs:

  On behalf of Validus, I am pleased to submit this proposal to combine the businesses of Validus and Transatlantic through a merger in which Validus would acquire all of the outstanding stock of Transatlantic. Pursuant to our proposal, Transatlantic stockholders would receive 1.5564 Validus voting common shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each share of Transatlantic common stock they own. This combination, which is highly compelling from both a strategic and financial perspective, would create superior value for our respective shareholders.

  Based on our closing stock price on July 12, 2011, the proposed transaction provides Transatlantic stockholders with total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, which represents a 27.1% premium to Transatlantic's closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World Assurance Company Holdings, AG. Our proposal also represents a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders as part of the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Validus shares on July 12, 2011. Additionally, our proposed transaction is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger. The Allied World acquisition of Transatlantic is a fully-taxable transaction and does not include a cash component to pay taxes. Based on recent public statements by a number of significant Transatlantic stockholders, we believe that Transatlantic stockholders would welcome and support our proposed tax-free transaction, which provides higher value, both currently and in the long-term, to Transatlantic stockholders than Transatlantic's proposed acquisition by Allied World.

  Our Board of Directors and senior management have great respect for Transatlantic and its business. As you know from our previous outreaches to you and past discussions, including our recent conversation on June 3rd and our letter dated June 7th, Validus has been interested in exploring a mutually beneficial business combination with Transatlantic for some time. We continue to believe in the compelling logic of a transaction between Transatlantic and Validus. Each of us has established superb reputations with our respective brokers and ceding companies in the markets we serve. The Flaspöhler 2010 Broker Report rated Transatlantic #3 and Validus #7 for "Best Overall" reinsurer and Validus #4 and Transatlantic #7 for "Best Overall—Property Catastrophe." These parallel reputations for excellent service, creativity and underwriting consistency, when combined with the enhanced capital strength and worldwide scope of a combined Validus and Transatlantic, would afford us the opportunity to execute a transaction that would be mutually beneficial to our respective shareholders and customers, and more attractive than the proposed acquisition of Transatlantic by Allied World.

  We believe that our proposal clearly constitutes a "Superior Proposal" under the terms of the proposed Allied World merger agreement for the compelling reasons set forth below:

  1.
  Superior Value. Our proposal of 1.5564 Validus voting common shares in the merger and $8.00 in cash pursuant to a pre-closing dividend for each share of Transatlantic common stock, which represents total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, delivers a significantly higher value to Transatlantic stockholders than does the proposed acquisition of Transatlantic by Allied World. As noted above, as of such date, our proposal represents a 27.1% premium to Transatlantic's closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World, and a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders in the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Transatlantic shares on July 12, 2011. Our proposal also delivers greater certainty of value because it includes a meaningful pre-closing cash dividend payable to Transatlantic stockholders in contrast to the all-stock Allied World offer.

  2.
  Tax-Free Treatment. In addition to the meaningful premium and cash consideration, the proposed transaction with Validus is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger (unlike the fully-taxable proposed acquisition of Transatlantic by Allied World).

  3.
  Relative Ownership. Upon consummation of the proposed transaction, Transatlantic stockholders would own approximately 48% of Validus' outstanding common shares on a fully-diluted basis.(11)

(11)
Fully diluted shares calculated using treasury stock method.

4.
Superior Currency. Validus' voting common shares have superior performance and liquidity characteristics compared to Allied World's stock:

	Validus		Allied World
Total Shareholder Return Since Validus IPO(a)	+55%		+24%
Market Cap as of 6/10/11	$3.0 billion		$2.2 billion
Average Daily Trading Volume (3 month)(b)	$27.6 million		$14.6 million
Average Daily Trading Volume (6 month)(c)	$22.4 million		$13.4 million
Price / As-Reported Diluted Book (Unaffected)(d)	0.97x		0.78x
Price / As-Reported Diluted Book (Current)(d)	0.98x		0.76x
Dividend Yield as of 6/10/11 (Unaffected)	3.3%	(e)	2.6%	(f)

(a)
Including dividends. Based on the closing prices on June 10, 2011 and July 24, 2007. Source: SNL.

(b)
Three months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(c)
Six months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(d)
Based on March 31, 2011 GAAP diluted book value per share. Unaffected price / as-reported diluted book value measured prior to June 12, 2011 announcement of proposed Allied World acquisition of Transatlantic. Current is as of closing prices of Validus and Allied World stock on July 12, 2011.

(e)
Based on $0.25 per share quarterly dividend, as announced May 5, 2011.

(f)
Based on $0.375 per share quarterly dividend, as disclosed in Allied World Form 8-K dated June 15, 2011.

    Moreover, Validus has maintained a premium valuation on a diluted book value per share multiple basis relative to its peers over the past two years, including Allied World. Our commitment to transparency and shareholder value creation has allowed us to build a long-term institutional shareholder base, even as our initial investors have reduced their ownership in Validus.

  5.
  Robust Long-Term Prospects. We believe that a combined Validus and Transatlantic would be a superior company to Allied World following its acquisition of Transatlantic:

  •
  Strategic Fit:

  •
  The combination of Validus' strong positions in Bermuda and London and Transatlantic's operations in the United States, continental Europe and Asia would produce a rare example of a complementary business fit with minimal overlap.

      •
      This combination will produce a well-diversified company that will be a global leader in reinsurance.

      •
      This combination will solidify Validus' leadership in property catastrophe, with pro forma managed catastrophe premiums of over $1 billion,(12) while remaining within Validus' historical risk appetite. Validus has significant experience assimilating catastrophe portfolios, most recently its acquisition of IPC Holdings, Ltd. in 2009.

(12)
Based on property catastrophe gross premiums written for Validus and net premiums written for Transatlantic in 2010. Pro forma for Validus ($572 million), Transatlantic ($431 million) and AlphaCat Re 2011 ($43 million).

    •
    Finally, we believe that there is a natural division of expertise among our key executives in line with our complementary businesses.

  •
  Size and Market Position: This combination would create a geographically diversified company with a top six reinsurance industry position on a pro forma basis,(13) and makes the combined company meaningfully larger than many of the companies considered to be in our mutual peer group. Our merged companies would have gross premiums written over the last twelve months of approximately $6.1 billion as of March 31, 2011.

(13)
Ranked by 2009 net premiums written and excluding the Lloyd's market per Standard & Poor's Global Reinsurance Highlights 2010.

    •
    As the level of capital required to support risk will continue to rise globally, we believe that size will become an even more important competitive advantage in the reinsurance market. The recent renewals at June 1 and July 1, 2011 reinforced this belief as Validus was able to significantly outperform market rate levels—which we believe was a result of our size, superior analytics and our ability to structure private transactions at better than market terms, while not increasing our overall risk levels.

  •
  Significant Structural Flexibility: Given jurisdiction, size and market position benefits, a combined Validus and Transatlantic would have significant structural flexibility, including its ability to optimally deploy capital globally in different jurisdictions, e.g., through targeted growth initiatives and/or capital management.

  •
  Global, Committed Leader in Reinsurance: Validus has a superior business plan for the combined company that will drive earnings by capturing the best priced segments of the reinsurance market. A combined Validus / Transatlantic would derive a majority of its premiums from short-tail lines and 17% of premiums written from property catastrophe (compared to 10% for Allied World / Transatlantic).(14) Validus believes this business mix allows for optimal cycle management as the attractive pricing in short tail reinsurance will allow the combined company to better position itself for the eventual upturn in long tail lines. Validus also intends to fortify Transatlantic's reserve position through a planned $500 million pre-tax reserve strengthening.

(14)
Based on gross premiums written for Validus and net premiums written for Transatlantic in 2010.

  We have reviewed the Allied World merger agreement and would be prepared to enter into a merger agreement with Transatlantic that includes substantially similar non-price terms and conditions as the Allied World merger agreement. We are also open to discussing an increase to the size of Validus' Board of Directors to add representation from the Transatlantic Board of Directors. In order to facilitate your review of our proposal, we have delivered to you a draft merger agreement.

  Additionally, we expect that the proposed transaction with Validus would be subject to customary closing conditions, including the receipt of domestic and foreign antitrust and insurance regulatory approvals and consents in the United States and other relevant jurisdictions. Based upon discussions with our advisors, we anticipate that all necessary approvals and consents can be completed in a timely manner and will involve no undue delay in comparison to Transatlantic's proposed acquisition by Allied World.

  Validus expects that the pre-closing special dividend would be financed entirely by new indebtedness incurred by Transatlantic. As such, Validus has received a highly confident letter from J.P. Morgan Securities LLC in connection with the arrangement of the full amount of financing required for the Transatlantic pre-closing special dividend.

  Validus has completed two large acquisitions since 2007, and has a proven track record of assimilating and enhancing the performance of businesses that it acquires to create additional value for shareholders. As such, we are confident that we will be able to successfully integrate Transatlantic's and Validus' businesses in a manner that will quickly maximize the benefits of the transaction for our respective shareholders.

  Given the importance of our proposal to our respective shareholders, we feel it appropriate to make this letter public. We believe that our proposal presents a compelling opportunity for both our companies and our respective shareholders, and look forward to the Transatlantic Board of Directors' response by July 19, 2011. We are confident that, after the Transatlantic Board of Directors has considered our proposal, it will agree that our terms are considerably more attractive to Transatlantic stockholders than the proposed acquisition of Transatlantic by Allied World and that our proposal constitutes, or is reasonably likely to lead to, a "Superior Proposal" under the terms of Transatlantic's merger agreement with Allied World.

  We understand that, after the Transatlantic Board of Directors has made this determination and provided the appropriate notice to Allied World under the merger agreement, it can authorize Transatlantic's management to enter into discussions with us and provide information to us. We are prepared to immediately enter into a mutually acceptable confidentiality agreement, and we would be pleased to provide Transatlantic with a proposed confidentiality agreement.

  We understand that the terms of Transatlantic's merger agreement with Allied World do not currently permit Transatlantic to terminate the merger agreement in order to accept a "Superior Proposal," but rather Transatlantic has committed to bring the proposed acquisition of Transatlantic by Allied World to a stockholder vote. We are prepared to communicate the benefits of our proposal as compared to Allied World's proposed acquisition of Transatlantic directly to Transatlantic stockholders. In addition, while we would prefer to work cooperatively with the Transatlantic Board of Directors to complete a consensual transaction, we are prepared to take our proposal directly to Transatlantic stockholders if necessary.

  We have already reviewed Transatlantic's publicly available information and would welcome the opportunity to review the due diligence information that Transatlantic previously provided to Allied World. We are also prepared to give Transatlantic and its representatives access to Validus' non-public information for purposes of the Transatlantic Board of Directors' due diligence review of us.

  Our Board of Directors has unanimously approved the submission of this proposal. Of course, any definitive transaction between Validus and Transatlantic would be subject to the final approval of our Board of Directors, and the issuance of Validus voting common shares contemplated by our proposal will require the approval of our shareholders. We do not anticipate any difficulty in obtaining the required approvals and are prepared to move forward promptly at an appropriate time to seek these approvals.

  This letter does not create or constitute any legally binding obligation by Validus regarding the proposed transaction, and, other than any confidentiality agreement to be entered into with Transatlantic, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Transatlantic and Validus.

  We believe that time is of the essence, and we, our financial advisors, Greenhill & Co., LLC and J.P. Morgan Securities LLC, and our legal advisor, Skadden, Arps, Slate Meagher & Flom LLP, are prepared to move forward expeditiously with our proposal to pursue this transaction. We believe that our proposal presents a compelling opportunity for both companies and our respective shareholders, and we look forward to receiving your response by July 19, 2011.

  Sincerely,
  /s/ Edward J. Noonan
  Edward J. Noonan
  Chairman and Chief Executive Officer
  Enclosure

        On the morning of July 13, 2011, Transatlantic issued a press release acknowledging receipt of the letter from Validus containing the Validus merger offer and a separate press release announcing the record date for the Transatlantic special stockholders meeting as of the close of business on July 22, 2011.

        Also on the morning of July 13, 2011, Allied World issued a press release announcing the record date for its extraordinary general meeting of its shareholders relating to the proposed Allied World acquisition as of the close of business on July 22, 2011.

        On the afternoon of July 17, 2011, Validus delivered supplemental materials relating to the superior economics and other benefits of the Validus merger offer to the board of directors of Transatlantic and, in the evening of July 17, 2011, Validus issued a press release describing the supplemental materials.

        On July 18, 2011, Validus filed a Notification and Report Form with the FTC and Antitrust Department under the HSR Act, relating to the Validus merger offer and the exchange offer.

        On July 19, 2011, Transatlantic issued a press release announcing that the Transatlantic board of directors determined that the Validus merger offer does not constitute a "superior proposal" under the terms of the Allied World acquisition agreement and reaffirmed its support of the proposed Allied World acquisition. However, Transatlantic also announced that the Transatlantic board of directors had determined that the Validus merger offer is reasonably likely to lead to a "superior proposal" and that the failure to enter into discussions with Validus regarding the Validus merger offer would result in a breach of the Transatlantic board of directors' fiduciary duties under applicable law.

        On July 20, 2011, Validus filed a preliminary proxy statement with the SEC with respect to soliciting votes against adoption of the Allied World acquisition agreement at the Transatlantic special stockholder meeting and issued a press release responding to the Transatlantic board of directors' response to the Validus merger offer.

        On the morning of July 23, 2011, following the expiration of a three business days' notice period under the Allied World acquisition agreement, Transatlantic delivered a form of confidentiality agreement that included standstill provisions that would have prevented Validus from pursuing its proposal for Transatlantic for Validus' execution prior to the commencement of discussions and exchange of confidential information.

        On the evening of July 23, 2011, in-house and outside counsel from Transatlantic and Validus spoke via telephone to discuss the form of confidentiality agreement delivered by Transatlantic earlier that day. On this call, Transatlantic and Validus were unable to come to agreement regarding the removal of the restrictive standstill provisions. Later that same evening, Validus delivered a form of confidentiality agreement to Transatlantic that it would be prepared to execute.

        On the morning of July 25, 2011, Validus sent a letter to the Transatlantic board of directors regarding Transatlantic's refusal to enter into a confidentiality agreement that would not foreclose Validus from pursuing its proposal for Transatlantic and informed the Transatlantic board that Validus was commencing the exchange offer that morning. The letter reads as follows:

  July 25, 2011

  Board of Directors of Transatlantic Holdings, Inc.
      c/o Richard S. Press, Chairman
      c/o Robert F. Orlich, President and Chief Executive Officer
  80 Pine Street
  New York, New York 10005

  Dear Messrs. Press and Orlich:

          I am writing regarding your letter of July 23, 2011 and the draft confidentiality agreement you provided to us. We have commented on this draft, returned it to Transatlantic and are prepared to execute the confidentiality agreement we returned so that our two companies may commence discussions and exchange information. Our revision to the agreement removes the standstill provisions that you included which would contractually prohibit us from pursuing our Superior Proposal for Transatlantic without Transatlantic Board approval.

          In light of the statements in your press release of last Tuesday that the Transatlantic Board determined that the failure to enter into discussions with Validus would result in a breach of its fiduciary duties, I was surprised to learn that you are insisting that we agree to standstill provisions as a precondition to such discussions. Were we to agree to such restrictions, we would be foregoing our right to pursue our Superior Proposal for Transatlantic. In fact, we would be precluded from making any offer for Transatlantic without your express consent, as well as being precluded from encouraging Transatlantic's stockholders to vote against the proposed inferior Allied World acquisition of Transatlantic. We believe that Transatlantic preconditioning any discussions on our agreement to these restrictive provisions is inconsistent with the Transatlantic Board's fiduciary duties to its stockholders and is not required by your merger agreement with Allied World. Clearly this is not a condition that we can accept and your position causes us to question whether your overture of last week was genuine.

          While we continue to hope that it is possible to reach a consensual transaction with Transatlantic, we do not believe that it is in your stockholders' best interests to give the Transatlantic Board a veto right over whether our Superior Proposal is made available to them. Accordingly, we are proceeding with our previously announced course to take our Superior Proposal directly to Transatlantic stockholders by commencing an Exchange Offer for all of the outstanding shares of common stock of Transatlantic for 1.5564 Validus voting common shares and $8.00 in cash per share of Transatlantic common stock and to continue to solicit Transatlantic stockholders to vote against the approval of your sale to Allied World. On behalf of your stockholders, we would encourage you not to take further action against their best interests by attempting to set roadblocks in our path.

          We remain open to engaging in discussions with Transatlantic and exchanging information regarding Validus' Superior Proposal. However, such discussions cannot be constrained by preconditions that eliminate Validus' ability to pursue our Superior Proposal.

  Sincerely,
  /s/ Edward J. Noonan
  Edward J. Noonan
  Chairman and Chief Executive Officer

        On July 25, 2011, Validus commenced the exchange offer and filed this prospectus/offer to exchange with the SEC.

        On July 25, 2011, prior to the open of the trading day, Validus issued a press release containing the foregoing letter and announcing the commencement of the exchange offer.

Reasons for the Exchange Offer

        While Validus continues to hope that it is possible to reach a consensual transaction with Transatlantic, Validus does not believe that it is in Transatlantic stockholders' best interests to give the Transatlantic board of directors a veto right over Validus pursuing its proposal for Transatlantic Transatlantic's stockholders. Accordingly, Validus commenced the exchange offer.

        Validus believes that the acquisition of Transatlantic represents a compelling combination and excellent strategic fit that will create a unique, global leader in reinsurance that will

  •
  deploy capital effectively to maximize underwriting profitability and achieve superior growth in book value per share,

  •
  continue to aggressively manage capital, consistent with Validus' past practice, and

  •
  be a recognized leader in multiple classes, emphasizing short-tail lines while being well-positioned for cycle management.

        The Validus common shares to be issued and cash to be paid to Transatlantic stockholders in exchange for shares of Transatlantic common stock in the exchange offer will provide Transatlantic stockholders with a compelling opportunity to participate in the growth and opportunities of the combined company. Validus believes that the combination of Validus and Transatlantic offers a number of benefits to holders of shares of Transatlantic common stock, including the following:

The exchange offer provides a premium to Transatlantic stockholders compared to the proposed Allied World acquisition.

  •
  Based upon closing prices as of July 12, 2011, the last trading day prior to the announcement of the Validus merger offer, the exchange offer had a value of $55.95 per share of Transatlantic common stock, which represented a 27.1% premium to the closing price of the shares of Transatlantic common stock on June 10, 2011, the last trading day prior to the announcement of the proposed Allied World acquisition. Based upon closing prices as of July 22, 2011, the last practicable date prior to the filing of this prospectus/offer to exchange, the exchange offer had a value of $51.11 per share of Transatlantic common stock, which represented 3.7% premium to the consideration to be received by Transatlantic stockholders in the proposed Allied World acquisition.

  •
  Information with respect to the range of closing prices for shares of Transatlantic common stock for certain dates and periods is set forth in the section of this prospectus/offer to exchange titled "Comparative Market Price and Dividend Information." Validus urges Transatlantic stockholders to obtain a current market quotation for shares of Transatlantic common stock and Validus common shares. Please also see the section of this prospectus/offer to exchange titled "Risk Factors" for a discussion, among other things, of the effect of fluctuations in the market price of Validus common shares.

The Validus common shares to be issued to Transatlantic stockholders in exchange for shares of Transatlantic common stock pursuant to the exchange offer represent what we believe is a superior currency to Allied World's common shares.

  •
  Superior Currency

  •
  Validus common shares have superior performance and liquidity characteristics to Allied World's common shares:

	Validus		Allied World
Total Shareholder Return Since Validus IPO(a)	+55%		+24%
Market Cap as of 6/10/11	$3.0 billion		$2.2 billion
Average Daily Trading Volume (3 month)(b)	$27.6 million		$14.6 million
Average Daily Trading Volume (6 month)(c)	$22.4 million		$13.4 million
Price / As-Reported Diluted Book (Unaffected)(d)	0.97x		0.78x
Price / As-Reported Diluted Book (7/12/11)(d)	0.98x		0.76x
Dividend Yield as of 6/10/11 (Unaffected)	3.3%	(e)	2.6%	(f)

(a)
Including dividends. Based on the closing prices on June 10, 2011 and July 24, 2007. Source: SNL.

(b)
Three months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(c)
Six months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(d)
Based on March 31, 2011 GAAP diluted book value per share. Unaffected price / as-reported diluted book value measured prior to June 12, 2011 announcement of proposed Allied World acquisition of Transatlantic. Current is as of closing prices of Validus and Allied World stock on July 12, 2011.

(e)
Based on $0.25 per share quarterly dividend, as announced May 5, 2011.

(f)
Based on $0.375 per share quarterly dividend, as disclosed in Allied World Form 8-K dated June 15, 2011.

    •
    Moreover, Validus has maintained a premium valuation on a diluted book value per share multiple basis relative to its peers over the past two years, including Allied World.(15) Our commitment to transparency and shareholder value creation has allowed Validus to build a long-term institutional shareholder base, even as Validus' initial investors have reduced their ownership in Validus.

(15)
Comparison of Validus and selected peer median quarterly Price / Diluted Book Value Per Share based on share price on day immediately following release of relevant quarter's earnings. Selected peer group consists of Allied World, Transatlantic, XL Group plc, Everest Re Group, Ltd., Arch Capital Group Ltd., Axis Capital Holdings Limited, Alterra Capital Holdings Ltd., Aspen Insurance Holdings Limited, Endurance Specialty Holdings Ltd., Argo Group International Holdings, Ltd., PartnerRe Ltd., RenaissanceRe Holdings Ltd., Platinum Underwriters Holdings, Ltd., Montpelier Re Holdings Ltd., Greenlight Capital Re, Ltd. and Flagstone Reinsurance Holdings SA. Source: FactSet, company filings, SNL.

We believe that a combined Validus and Transatlantic would be a superior company to Allied World following its acquisition of Transatlantic.

  •
  Strategic Fit

  •
  The combination of Validus' strong positions in Bermuda and London and Transatlantic's operations in the United States, continental Europe and Asia would produce a rare example of a complementary business fit with minimal overlap, which will produce a well-diversified company that will be a global leader in reinsurance. Validus intends that, following the acquisition of Transatlantic, Validus' and Transatlantic's respective brands will continue to be utilized in their respective markets in order to preserve each company's brand equity.

  •
  This combination will solidify Validus' leadership in property catastrophe, with pro forma managed catastrophe premiums of over $1 billion,(16) while remaining within Validus' historical risk appetite. Validus has significant experience assimilating catastrophe portfolios, most recently its acquisition of IPC Holdings, Ltd., which we refer to as "IPC," in 2009.

(16)
Based on property catastrophe gross premiums written for Validus and net premiums written for Transatlantic in 2010. Pro forma for Validus ($572 million), Transatlantic ($431 million) and AlphaCat Re 2011 ($43 million).

•
Size and Market Position

•
This combination will create a geographically diversified company with a top six reinsurance industry position on a pro forma basis,(17) and makes the combined company meaningfully larger than many of the companies considered to be in the mutual peer group of Validus and Transatlantic. The combined company would have gross premiums written over the last twelve months of approximately $6.1 billion as of March 31, 2011.

(17)
Ranked by 2009 net premiums written and excluding the Lloyd's market per Standard & Poor's Global Reinsurance Highlights 2010.

  •
  As the level of capital required to support risk will continue to rise globally, we believe that size will become an even more important competitive advantage in the reinsurance market. The recent renewals at June 1 and July 1, 2011 reinforced this belief as Validus was able to significantly outperform market rate levels—which Validus believes was a result of our size, superior analytics and Validus' ability to structure private transactions at better than market terms, while not increasing Validus' overall risk levels.

  •
  Significant Structural Flexibility

  •
  Given jurisdiction, size and market position benefits, we believe a combined Validus and Transatlantic would have significant structural flexibility, including its ability to optimally deploy capital globally in different jurisdictions, e.g., through targeted growth initiatives and/or capital management.

  •
  Global, Committed Leader in Reinsurance

  •
  Validus believes that its business plan for the combined company will drive earnings by capturing the best priced segments of the reinsurance market. A combined Validus / Transatlantic would derive a majority of its premiums from short-tail lines and 17% of premiums written from property catastrophe (compared to 10% for Allied World / Transatlantic).(18) Validus believes this business mix allows for optimal cycle management as the attractive pricing in short tail reinsurance will allow the combined company to better position itself for the eventual upturn in long tail lines. Validus also intends to fortify Transatlantic's reserve position through a planned $500 million pre-tax reserve strengthening.

(18)
Based on gross premiums written for Validus and net premiums written for Transatlantic in 2010.

Following a combination of Validus and Transatlantic, we believe the combined company would have significant capital availability that could be actively managed to the benefit of the combined company's shareholders.

        Active capital management is a core element of Validus' strategy which Validus believes has contributed to its premium valuation.(19) From the inception of its repurchase program on November 11, 2009 through May 6, 2011, Validus repurchased 35 million Validus common shares for approximately $947.2 million (approximately 26.7% of all Validus common shares outstanding since the inception of the repurchase program).

(19)
Comparison of Validus and selected peer median quarterly Price / Diluted Book Value Per Share based on share price on day immediately following release of relevant quarter's earnings. Selected peer group consists of Allied World, Transatlantic, XL Group plc, Everest Re Group, Ltd., Arch Capital Group Ltd., Axis Capital Holdings Limited, Alterra Capital Holdings Ltd., Aspen Insurance Holdings Limited, Endurance Specialty Holdings Ltd., Argo Group International Holdings, Ltd., PartnerRe Ltd., RenaissanceRe Holdings Ltd., Platinum Underwriters Holdings, Ltd., Montpelier Re Holdings Ltd., Greenlight Capital Re, Ltd. and Flagstone Reinsurance Holdings SA. Source: FactSet, company filings, SNL.

        The combination of Validus and Transatlantic would create a company with an estimated $1.1 billion of pre-synergy, pre-catastrophe earnings,(20) which could be available for expanded share repurchase activity.(21) Validus intends to manage its capital following the acquisition of Transatlantic in a manner consistent with its past practices in order to benefit the combined company's shareholders.

(20)
Based upon combined last twelve months pre-catastrophe accident year earnings as of March 31, 2011.

(21)
The timing, form and amount of the share repurchases under any program would depend on a variety of factors, including market conditions, Validus' capital position relative to internal and rating agency targets, legal and regulatory requirements, contractual compliance and other factors. The repurchase program may be modified, extended or terminated by Validus' board of directors at any time.

We believe that the combination of Validus and Transatlantic would yield significant synergies.

        In addition to the aggregate earnings power of the combined company, following the acquisition of Transatlantic, Validus believes there will be significant opportunities to expand the combined company's earnings and return on equity through combination synergies. Once Validus and Transatlantic have combined, Validus believes potential synergies will arise from (1) the elimination of Transatlantic's public company costs, (2) the restructuring of the combined company's legal organization, including restructuring Transatlantic's non-U.S. subsidiaries, (3) the optimization of the combined company's catastrophe portfolio and harmonization of Validus' and Transatlantic's respective risk appetites, and (4) the maximization of after-tax returns on the combined company's investment portfolio. Please see the section of this prospectus/offer to exchange titled "Risk Factors—Risk Factors Relating to the Exchange Offer and the Second-Step Merger."

Validus offers Transatlantic a highly experienced, first class management team.

        As reflected in Schedule I to this prospectus/offer to exchange, Validus offers Transatlantic a highly experienced, first-class management team. Validus' management team has demonstrated the ability to execute growth strategies successfully, carefully manage risk and deliver enhanced shareholder value. Under the stewardship of its current management, Validus has completed the acquisitions of Talbot and IPC and established a presence in the property casualty, specialty, energy and aviation markets. The excellent performance of the leadership of the Validus management team is evidenced by the fact that Validus common shares traded at 0.98x and 1.02x, respectively, to Validus' as-reported diluted book value and diluted tangible book value based on the closing price of Validus common shares on July 12, 2011, the last trading day prior to the announcement of the Validus merger offer. Validus will seek to retain the Transatlantic management team for the benefit of the combined company.

THE EXCHANGE OFFER

Overview

        Validus is offering to exchange for each outstanding share of Transatlantic common stock that is validly tendered and not properly withdrawn prior to the expiration time of the exchange offer, 1.5564 Validus common shares and $8.00 in cash (less applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. In addition, you will receive cash in lieu of any fractional Validus common share to which you may be entitled.

        The term "expiration time of the exchange offer" means 5:00 p.m., Eastern time, on Friday, September 30, 2011, unless Validus extends the period of time for which the exchange offer is open, in which case the term "expiration time of the exchange offer" means the latest time and date on which the exchange offer, as so extended, expires.

        The exchange offer is subject to conditions which are described in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer." Validus expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the exchange offer described herein in its discretion, except for the conditions described under the subheadings "Shareholder Approval Condition," "Registration Statement Condition," "NYSE Listing Condition," "Competition Condition," "New York Department of Insurance Condition," and "Regulatory Condition" in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer" below, each of which cannot be waived. Validus expressly reserves the right to make any changes to the terms and conditions of the exchange offer (subject to any obligation to extend the exchange offer pursuant to the applicable rules and regulations of the SEC).

        If you are the record owner of your shares of Transatlantic common stock and you tender your shares of Transatlantic common stock in the exchange offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares of Transatlantic common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares of Transatlantic common stock on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

        The purpose of the exchange offer is for Validus to acquire control of, and ultimately the entire equity interest in, Transatlantic. Validus has publicly expressed a desire to enter into a consensual business combination with Transatlantic and delivered the Validus merger offer to Transatlantic on July 12, 2011. Transatlantic announced on July 19, 2011 that the Transatlantic board of directors had determined that the Validus merger offer did not constitute a "superior proposal" under the terms of the Allied World acquisition agreement and reaffirmed its support of the proposed Allied World acquisition. Validus commenced the exchange offer on July 25, 2011. In light of the uncertainty of entering into a consensual transaction with Transatlantic, Validus is making the exchange offer directly to Transatlantic stockholders on the terms and conditions set forth in this prospectus/offer to exchange as an alternative to the Validus merger offer.

        Validus intends, promptly following acceptance for exchange and exchange of shares of Transatlantic common stock in the exchange offer, to effect the second-step merger pursuant to which Validus will acquire all shares of Transatlantic common stock of those Transatlantic stockholders who choose not to tender their shares of Transatlantic common stock pursuant to the exchange offer in accordance with Delaware law. After the second-step merger, former remaining Transatlantic stockholders will no longer have any ownership interest in Transatlantic and will be shareholders of Validus and Validus will own all of the issued and outstanding shares of Transatlantic common stock.

Please see the sections of this prospectus/offer to exchange titled "The Exchange Offer—Purpose and Structure of the Exchange Offer"; "The Exchange Offer—Second-Step Merger"; and "The Exchange Offer—Plans for Transatlantic."

        Subject to applicable law, Validus reserves the right to amend the exchange offer (including by amending the consideration to be offered in the exchange offer or second-step merger or the structure of the second-step merger), including upon entering into a merger agreement with Transatlantic (including a merger agreement that does not contemplate an exchange offer), in which event we would terminate the exchange offer and the shares of Transatlantic common stock would, upon consummation of such acquisition, be converted into the right to receive the merger consideration pursuant to the merger agreement. Please see the sections of this prospectus/offer to exchange titled "The Exchange Offer—Plans for Transatlantic" and "The Exchange Offer—Extension, Termination and Amendment."

        Based on Validus' and Transatlantic's respective capitalizations as of March 31, 2011 and the exchange ratio of 1.5564, Validus estimates that if all shares of Transatlantic common stock are exchanged pursuant to the exchange offer and the second-step merger, former Transatlantic stockholders would own, in the aggregate, approximately 48% of the aggregate Validus common shares and Validus non-voting common shares on a fully-diluted basis. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Ownership of Validus After the Exchange Offer."

Expiration Time of the Exchange Offer

        The exchange offer is scheduled to expire at 5:00 p.m., Eastern time, on Friday, September 30, 2011, which is the expiration time of the exchange offer, unless further extended by Validus. For more information, you should read the discussion below in the section of this prospectus/offer to exchange titled "The Exchange Offer—Extension, Termination and Amendment."

Extension, Termination and Amendment

        Subject to the applicable rules of the SEC and the terms and conditions of the exchange offer, Validus also expressly reserves the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the exchange offer is open, (2) to delay acceptance for exchange of, or exchange of, shares of Transatlantic common stock in order to comply in whole or in part with applicable law (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Validus to pay the consideration offered or to return shares of Transatlantic common stock deposited by or on behalf of Transatlantic stockholders promptly after the termination or withdrawal of the exchange offer), (3) to terminate the exchange offer without accepting for exchange, or exchanging, any shares of Transatlantic common stock if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer" have not been satisfied immediately prior to the expiration time of the exchange offer or if any event specified in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer" under the subheading "Other Conditions" has occurred; (4) to amend or terminate the exchange offer without accepting for exchange or exchanging any shares of Transatlantic common stock if Validus or any of its affiliates enters into a definitive agreement or announces an agreement in principle with Transatlantic providing for a merger or other business combination or transaction with or involving Transatlantic or any of its subsidiaries, or the purchase or exchange of securities or assets of Transatlantic or any of its subsidiaries, or Validus and Transatlantic reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the exchange offer will be terminated; and (5) to amend the exchange offer or to waive any conditions to the exchange offer at any time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

        The expiration time of the exchange offer may also be subject to multiple extensions and any decision to extend the exchange offer, and if so, for how long, will be made prior to the expiration time of the exchange offer.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time of the exchange offer. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Transatlantic stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Validus may choose to make any public announcement, Validus will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        Rule 14e-1(c) under the Exchange Act requires Validus to pay the consideration offered or return the shares of Transatlantic common stock tendered promptly after the termination or withdrawal of the exchange offer.

        If Validus increases or decreases the percentage of shares of Transatlantic common stock being sought or the consideration offered in the exchange offer and the exchange offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the exchange offer will be extended until at least the expiration of 10 business days from, and including, the date of such notice. If Validus makes a material change in the terms of the exchange offer (other than a change in the consideration offered in the exchange offer or the percentage of securities sought) or in the information concerning the exchange offer, or waives a material condition of the exchange offer, Validus will extend the exchange offer, if required by applicable law, for a period sufficient to allow Transatlantic stockholders to consider the amended terms of the exchange offer. In a published release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer, and that the waiver of a condition such as the condition described in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer" under the subheading "Minimum Tender Condition" is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date that the material change is first published, sent or given to Transatlantic stockholders, and that if material changes are made with respect to information that approaches the significance of the price to be paid in the exchange offer or the percentage of shares sought in the exchange offer, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

        As used in this prospectus/offer to exchange, a "business day" means any day, other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Eastern time. If, prior to the expiration time of the exchange offer, Validus increases the consideration being paid for shares of Transatlantic common stock accepted for exchange pursuant to the exchange offer, such increased consideration will be received by all Transatlantic stockholders whose shares of Transatlantic common stock are exchanged pursuant to the exchange offer, whether or not such shares of Transatlantic common stock were tendered prior to the announcement of the increase of such consideration.

        Pursuant to Rule 14d-11 under the Exchange Act, Validus may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days following the expiration time of the exchange offer on the date of the expiration time of the exchange offer and acceptance for exchange of the shares of Transatlantic common stock tendered in the exchange offer. A subsequent offering period would be an additional period of time, following the first exchange of shares of

Transatlantic common stock in the exchange offer, during which shareholders could tender shares of Transatlantic common stock not tendered in the exchange offer.

        During a subsequent offering period, tendering Transatlantic stockholders would not have withdrawal rights and Validus would promptly exchange and pay for any shares of Transatlantic common stock tendered at the same price paid in the exchange offer. Rule 14d-11 under the Exchange Act provides that Validus may provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the exchange offer has expired, (2) Validus offers the same form and amount of consideration for shares of Transatlantic common stock in the subsequent offering period as in the initial offer, (3) Validus immediately accepts and promptly pays for all shares of Transatlantic common stock tendered prior to the expiration time of the exchange offer, (4) Validus announces the results of the exchange offer, including the approximate number and percentage of shares of Transatlantic common stock deposited in the exchange offer, no later than 9:00 a.m., Eastern time, on the next business day after the expiration time of the exchange offer and immediately begins the subsequent offering period and (5) Validus immediately accepts and promptly pays for shares of Transatlantic common stock as they are tendered during the subsequent offering period. If Validus elects to include a subsequent offering period, it will notify Transatlantic stockholders by making a public announcement on the next business day after the expiration time of the exchange offer consistent with the requirements of Rule 14d-11 under the Exchange Act.

        Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares of Transatlantic common stock tendered during a subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to shares of Transatlantic common stock tendered in the exchange offer and accepted for exchange. The same consideration will be received by Transatlantic stockholders tendering shares of Transatlantic common stock in the exchange offer or in a subsequent offering period, if one is included. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Withdrawal Rights."

        On July 25, 2011 Validus delivered a request to Transatlantic pursuant to Rule 14d-5 under the Exchange Act for the use of Transatlantic's stockholder lists and security position listings for the purpose of disseminating the exchange offer materials to Transatlantic stockholders. Upon compliance by Transatlantic with this request, this prospectus/offer to exchange, the letter of transmittal and all other relevant materials will be mailed to record holders of shares of Transatlantic common stock and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Transatlantic's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Transatlantic common stock by Validus or, if Transatlantic so elects, the materials will be mailed by Transatlantic. On July 20, 2011, Validus delivered a request to Transatlantic pursuant to Section 220(b) of the DGCL for Transatlantic to provide to Validus, among other things, a list of Transatlantic stockholders and other books and records.

Acceptance for Exchange, and Exchange, of Shares of Transatlantic Common Stock; Delivery of Exchange Offer Consideration

        Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), Validus will accept for exchange promptly after the expiration time of the exchange offer all shares of Transatlantic common stock validly tendered (and not withdrawn in accordance with the procedure set out in the section of this prospectus/offer to exchange titled "The Exchange Offer—Withdrawal Rights") prior to the expiration time of the exchange offer. Validus shall exchange all shares of Transatlantic common stock validly tendered and not withdrawn promptly following the acceptance of shares of Transatlantic common stock for exchange pursuant to the exchange offer. Validus expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay exchange of shares of Transatlantic common stock in order to comply in whole or in part with applicable laws or if any of the conditions referred to in the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer" have not been satisfied or if any event specified in the section of the prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer" under the subheading "Other Conditions" has occurred. If Validus decides to include a subsequent offering period, Validus will accept for exchange, and promptly exchange, all validly tendered shares of Transatlantic common stock as they are received during the subsequent offering period. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Withdrawal Rights."

        In all cases (including during any subsequent offering period), Validus will exchange all shares of Transatlantic common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of (1) the certificates evidencing such shares of Transatlantic common stock or timely confirmation, which we refer to as a "book-entry confirmation," of a book-entry transfer of such shares of Transatlantic common stock into the exchange agent's account at The Depository Trust Company pursuant to the procedures set forth in the section of this prospectus/offer to exchange titled "The Exchange Offer—Procedure for Tendering," (2) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (3) any other documents required under the letter of transmittal. This prospectus/offer to exchange refers to The Depository Trust Company as the "Book-Entry Transfer Facility." As used in this prospectus/offer to exchange, the term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Transatlantic common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of transmittal and that Validus may enforce such agreement against such participant.

        For purposes of the exchange offer (including during any subsequent offering period), Validus will be deemed to have accepted for exchange, and thereby exchanged, shares of Transatlantic common stock validly tendered and not properly withdrawn as, if and when Validus gives oral or written notice to the exchange agent of Validus' acceptance for exchange of such shares of Transatlantic common stock pursuant to the exchange offer. Upon the terms and subject to the conditions of the exchange offer, exchange of shares of Transatlantic common stock accepted for exchange pursuant to the exchange offer will be made by deposit of the exchange offer consideration being exchanged therefor with the exchange agent, which will act as agent for tendering Transatlantic stockholders for the purpose of receiving the exchange offer consideration from Validus and transmitting such consideration to tendering Transatlantic stockholders whose shares of Transatlantic common stock have been accepted for exchange. Under no circumstances will Validus pay interest on the exchange offer consideration for shares of Transatlantic common stock, regardless of any extension of the exchange offer or other delay in making such exchange or distributing the exchange offer consideration.

        If any tendered shares of Transatlantic common stock are not accepted for exchange for any reason pursuant to the terms and conditions of the exchange offer, or if certificates representing such shares of Transatlantic common stock are submitted evidencing more shares of Transatlantic common stock than are tendered, certificates evidencing unexchanged or untendered shares of Transatlantic common stock will be returned, without expense to the tendering Transatlantic stockholder (or, in the case of shares of Transatlantic common stock tendered by book-entry transfer into the exchange agent's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in the section of this prospectus/offer to exchange titled "The Exchange Offer—Procedure for Tendering," such shares of Transatlantic common stock will be credited to an account maintained at such Book-Entry Transfer

Facility), as promptly as practicable following the expiration or termination of the exchange offer. Validus reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of Transatlantic common stock tendered pursuant to the exchange offer, but any such transfer or assignment will not relieve Validus of its obligations under the exchange offer or prejudice the rights of tendering shareholders to exchange shares of Transatlantic common stock validly tendered and accepted for exchange pursuant to the exchange offer.

Cash In Lieu of Fractional Validus Common Shares

        Validus will not issue certificates representing fractional Validus common shares pursuant to the exchange offer. Instead, each tendering Transatlantic stockholder who would otherwise be entitled to a fractional Validus common share will receive cash (rounded to the nearest whole cent) in an amount (without interest) equal to the product obtained by multiplying (1) the fractional share interest to which such stockholder would otherwise be entitled (after rounding such amount to the nearest 0.0001 share), by (2) the closing price of Validus common shares as reported on the NYSE on the last trading day prior to the expiration time of the exchange offer.

Procedure for Tendering

        In order for a holder of shares of Transatlantic common stock to tender shares of Transatlantic common stock pursuant to the exchange offer, the exchange agent must receive, prior to the expiration time of the exchange offer, the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by such letter of transmittal, at one of its addresses set forth on the back cover of this prospectus/offer to exchange and either (1) the certificates evidencing tendered shares of Transatlantic common stock must be received by the exchange agent at such address or such shares of Transatlantic common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent's Message), in each case prior to the expiration time of the exchange offer or the expiration of the subsequent offering period, if one is provided, or (2) the tendering Transatlantic stockholder must comply with the guaranteed delivery procedures described below.

        The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering Transatlantic stockholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The exchange agent will establish accounts with respect to the shares of Transatlantic common stock at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus/offer to exchange. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of shares of Transatlantic common stock by causing the Book-Entry Transfer Facility to transfer such shares of Transatlantic common stock into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of shares of Transatlantic common stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange prior to the expiration time of the exchange offer or the expiration of the subsequent offering period, if one is provided, or the tendering Transatlantic stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

        Signature Guarantees.    No signature guarantee is required on a letter of transmittal (1) if a letter of transmittal is signed by a registered holder of shares of Transatlantic common stock who has not completed either the box titled "Special Issuance Instructions" or the box titled "Special Delivery Instructions" the letter of transmittal or (2) if shares of Transatlantic common stock are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Signature Program, or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). In all other cases, all signatures on letters of transmittal must be guaranteed by an Eligible Institution. If a certificate evidencing shares of Transatlantic common stock is registered in the name of a person other than the signer of a letter of transmittal, or if the exchange offer consideration is to be delivered, or a share certificate not accepted for exchange or not tendered is to be returned, to a person other than the registered holder(s), then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the letter of transmittal.

        Guaranteed Delivery.    If a Transatlantic stockholder desires to tender shares of Transatlantic common stock pursuant to the exchange offer and such Transatlantic stockholder's certificate(s) evidencing such shares of Transatlantic common stock are not immediately available, such Transatlantic stockholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration time of the exchange offer, or such Transatlantic stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of Transatlantic common stock may nevertheless be tendered, provided that all the following conditions are satisfied:

          (1)   such tender is made by or through an Eligible Institution;

          (2)   a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Validus, is received prior to the expiration time of the exchange offer by the exchange agent as provided below; and

          (3)   the share certificates (or a book-entry confirmation) evidencing all tendered shares of Transatlantic common stock, in proper form for transfer, in each case together with the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

        The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in such notice of guaranteed delivery. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

        In all cases (including during any subsequent offering period), exchanges of shares of Transatlantic common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the certificates evidencing such shares of Transatlantic common stock, or a book-entry confirmation of the delivery of such shares of Transatlantic common stock (except during any subsequent offering period), and the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the letter of transmittal.

        Determination of Validity.    Validus' interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Transatlantic common stock will be determined by Validus, in its discretion, which determination shall be final and binding to the fullest extent permitted by law. Validus reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Validus also reserves the absolute right to waive any condition of the exchange offer to the extent permitted by applicable law or any defect or irregularity in the tender of any shares of Transatlantic common stock of any particular Transatlantic stockholder, whether or not similar defects or irregularities are waived in the case of other Transatlantic stockholders. No tender of shares of Transatlantic common stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Validus or any of its affiliates or assigns, the dealer manager, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defect or irregularity in tenders or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver.

        A tender of shares of Transatlantic common stock pursuant to any of the procedures described above will constitute the tendering Transatlantic stockholder's acceptance of the terms and conditions of the exchange offer, as well as the tendering Transatlantic stockholder's representation and warranty to Validus that (1) such Transatlantic stockholder owns the tendered shares of Transatlantic common stock (and any and all other shares of Transatlantic common stock or other securities issued or issuable in respect of such shares of Transatlantic common stock), (2) such Transatlantic stockholder has the full power and authority to tender, sell, assign and transfer the tendered shares of Transatlantic common stock (and any and all other shares of Transatlantic common stock or other securities issued or issuable in respect of such shares of Transatlantic common stock) and (3) when the same are accepted for exchange, Validus will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for exchange by Validus of shares of Transatlantic common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering Transatlantic stockholder and Validus upon the terms and subject to the conditions of the exchange offer, including with respect to the release and discharge from certain claims as described in the letter of transmittal.

        Appointment as Proxy; Other Agreements.    By executing the letter of transmittal, or through delivery of an Agent's Message, as set forth above, a tendering Transatlantic stockholder irrevocably appoints designees of Validus as such Transatlantic stockholder 's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in such letter of transmittal, to the full extent of such Transatlantic stockholder's rights with respect to the shares of Transatlantic common stock tendered by such Transatlantic stockholder and accepted for exchange by Validus (and with respect to any and all other shares of Transatlantic common stock or other securities issued or issuable in respect of such shares of Transatlantic common stock on or after the date of this prospectus/offer to exchange). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of Transatlantic common stock (and such other shares of Transatlantic common stock and securities). Such appointment will be effective when, and only to the extent that, Validus accepts such shares of Transatlantic common stock for exchange. Upon appointment, all prior powers of attorney and proxies given by such Transatlantic stockholder with respect to such shares of Transatlantic common stock (and such other shares of Transatlantic common stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such Transatlantic stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Validus will, with respect to the shares of Transatlantic common stock (and such other shares of Transatlantic common stock and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such Transatlantic stockholder as they in their discretion may deem proper at any annual or special meeting of Transatlantic stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Validus reserves the right to require that, in order for shares of Transatlantic common stock to be deemed validly tendered, immediately upon Validus' acceptance of shares of Transatlantic common stock for exchange, Validus must be able to exercise full voting, consent and other rights with respect to such shares of Transatlantic common stock (and such other shares of Transatlantic common stock and securities).

        The foregoing proxies are effective only upon acceptance for exchange of shares of Transatlantic common stock tendered pursuant to the exchange offer. The exchange offer does not constitute a solicitation of proxies (absent an exchange of shares of Transatlantic common stock) for any meeting of Transatlantic stockholders, which will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC. See the section of this prospectus/offer to exchange titled "Solicitation of Proxies."

        Backup Withholding.    Under the "backup withholding" provisions of U.S. federal income tax law, the exchange agent may be required to withhold (currently at a rate of 28%) on any cash payments pursuant to the exchange offer or the second-step merger. In order to prevent backup withholding with respect to payments to certain Transatlantic stockholders for shares of Transatlantic common stock sold pursuant to the exchange offer or exchanged pursuant to the second-step merger, each such Transatlantic stockholder must timely provide the exchange agent with such Transatlantic stockholder's correct taxpayer identification number, which we refer to as "TIN," and certify that such shareholder is not subject to backup withholding by completing the Form W-9 in the letter of transmittal, or otherwise establish an exemption. Certain Transatlantic stockholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If a Transatlantic stockholder does not provide timely its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the Transatlantic stockholder pursuant to the exchange offer or the second-step merger may be subject to backup withholding. All Transatlantic stockholders surrendering shares of Transatlantic common stock pursuant to the exchange offer or the second-step merger that are U.S. persons for U.S. federal income tax purposes should complete and sign the Form W-9 included in the letter of transmittal to provide the information necessary to avoid backup withholding. Non-U.S. Transatlantic stockholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the exchange agent) in order to avoid backup withholding.

Withdrawal Rights

        Tenders of shares of Transatlantic common stock made pursuant to the exchange offer are irrevocable except that such shares of Transatlantic common stock may be withdrawn at any time prior to the expiration time of the exchange offer and, if Validus has not accepted your shares of Transatlantic common stock for exchange by the expiration time of the exchange offer, at any time following 60 days from commencement of the exchange offer. If Validus elects to extend the exchange offer, is delayed in its acceptance for exchange of shares of Transatlantic common stock or is unable to accept shares of Transatlantic common stock for exchange pursuant to the exchange offer for any reason, then, without prejudice to Validus' rights under the exchange offer, the exchange agent may, on behalf of Validus, retain tendered shares of Transatlantic common stock, and such shares of Transatlantic common stock may not be withdrawn except to the extent that tendering Transatlantic stockholders are entitled to withdrawal rights as described in this section. Any such delay will be by an extension of the exchange offer to the extent required by law. If Validus decides to include a subsequent offering period, shares of Transatlantic common stock tendered during the subsequent offering period may not be withdrawn. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Extension, Termination and Amendment."

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus/offer to exchange. Any such notice of withdrawal must specify the name of the person who tendered the shares of Transatlantic common stock to be withdrawn, the number of shares of Transatlantic common stock to be withdrawn and the name of the registered holder of such shares of Transatlantic common stock, if different from that of the person who tendered such shares of Transatlantic common stock. If certificates evidencing shares of Transatlantic common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Transatlantic common stock have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Transatlantic common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus/offer to exchange titled "The Exchange Offer—Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Transatlantic common stock.

        Withdrawals of shares of Transatlantic common stock may not be rescinded. Any shares of Transatlantic common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. However, withdrawn shares of Transatlantic common stock may be re-tendered at any time prior to the expiration time of the exchange offer (or during the subsequent offering period, if one is provided) by following one of the procedures described in the section of this prospectus/offer to exchange titled "The Exchange Offer—Procedure for Tendering" (except shares of Transatlantic common stock may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Validus, in its discretion, whose determination will be final and binding to the fullest extent permitted by law. None of Validus or any of their respective affiliates or assigns, the dealer manager, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Announcement of Results of the Exchange Offer

        Validus will announce the final results of the exchange offer, including whether all of the conditions to the exchange offer have been fulfilled or waived and whether Validus will accept the tendered shares of Transatlantic common stock for exchange after the expiration time of the exchange offer. The announcement will be made by a press release.

Ownership of Validus After the Exchange Offer

        Based on Validus' and Transatlantic's respective capitalizations as of March 31, 2011 and the exchange ratio of 1.5564, Validus estimates that if all shares of Transatlantic common stock are exchanged pursuant to the exchange offer and the second-step merger, former Transatlantic stockholders would own, in the aggregate, approximately 48% of the aggregate Validus common shares and Validus non-voting common shares on a fully-diluted basis using the treasury stock method for Transatlantic and the as-if-converted method for Validus, assuming that:

  •
  Validus exchanges, pursuant to the exchange offer and/or the second-step merger, all of the outstanding shares of Transatlantic common stock, the number of which is assumed to be 62,475,513, the total number of shares of Transatlantic common stock reported as of March 31, 2011;

  •
  Validus exchanges, pursuant to the exchange offer or the second-step merger, the shares of Transatlantic common stock issuable upon the exercise or vesting of outstanding options and restricted share units, of which there were reported to be 2,082,687 as of May 3, 2011; and

  •
  111,922,763 Validus common shares were outstanding on a fully-diluted basis, including 98,288,177 Validus common shares, 7,934,860 Validus common shares underlying outstanding warrants, 2,521,975 Validus common shares underlying unexercised options, 3,177,751 restricted Validus common shares respectively, as of March 31, 2011.

Certain Material U.S. Federal Income Tax Consequences

        The following is a summary of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of shares of Transatlantic common stock of (1) the exchange offer and second-step merger and (2) the ownership and disposition of the Validus common shares received pursuant to the exchange offer and second-step merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, each as in effect as of the date of this prospectus/offer to exchange, all of which are subject to change at any time, possibly with retroactive effect, and to differing interpretations. Any such change could alter the tax consequences described herein. No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service, which we refer to as the "IRS," has been requested, or is expected to be obtained, regarding the U.S. federal income tax consequences described herein. This summary is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court. This summary assumes that a U.S. holder holds shares of Transatlantic common stock and Validus common shares received pursuant to the exchange offer and second-step merger as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

        For purposes of this summary, the term "U.S. holder" means a beneficial owner of Validus common shares or shares of Transatlantic common stock that is, for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created in, or organized under the laws of, the United States or any State or political subdivision thereof;

  •
  a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, who have the authority to control all substantial decisions of the trust, or (B) that otherwise has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

        If an entity treated as a partnership for U.S. federal income tax purposes holds Transatlantic common stock or Validus common shares received pursuant to the exchange offer and second step-merger, the U.S. federal income tax treatment of such partnership and each partner generally will depend on the status and the activities of the partnership and the partner. Partnerships that hold shares of Transatlantic common stock or Validus common shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences applicable to them with respect to the exchange offer and second-step merger and the ownership and disposition of Validus common shares received pursuant to the exchange offer and second-step merger.

        This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of shares of Transatlantic common stock. In addition, this summary does not address the U.S. federal income tax consequences to holders that do not hold shares of Transatlantic common stock or Validus common shares received pursuant to the exchange offer or the second-step merger as capital assets within the meaning of Section 1221 of the Code, nor does it address the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, including:

  •
  brokers or dealers in securities or currencies;

  •
  banks and other financial institutions;

  •
  individual retirement accounts and other tax-deferred accounts;

  •
  regulated investment companies, real estate investment trusts, partnerships (or any entity treated as a partnership for U.S. federal income tax purposes) and other pass-through entities;

  •
  mutual funds;

  •
  insurance companies;

  •
  cooperatives;

  •
  tax-exempt entities;

  •
  corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  holders whose functional currency is not the U.S. dollar;

  •
  holders who hold or will hold Validus common shares or shares of Transatlantic common stock as part of a hedge, appreciated financial position, straddle, conversion transaction, constructive sale or other risk reduction strategy;

  •
  holders who acquired shares of Transatlantic common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation;

  •
  holders who are subject to the alternative minimum tax provisions of the Code;

  •
  U.S. expatriates;

  •
  except as provided herein, holders who own or have owned, directly, indirectly, or constructively, 5% or more of the shares of Transatlantic common stock or will own 5% or more of the Validus common shares after the exchange offer and second-step merger; and

  •
  holders of shares of Transatlantic common stock who exercise dissenters' rights or demand appraisal to receive a cash payment equal to the "fair value" of their shares of Transatlantic common stock.

        This summary does not address the tax consequences of the exchange offer and second-step merger under state, local or non-U.S. tax laws, or federal tax laws other than those pertaining to income tax.

        This summary is provided for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of Transatlantic common stock. Holders of Transatlantic common stock should consult their own tax advisors to determine the particular tax consequences to them of the exchange offer and second-step merger, and of the ownership and disposition of Validus common shares (including the application and effect of any state, local or non-U.S. and other tax laws).

  The Exchange Offer and Second-Step Merger

        Certain Material U.S. Federal Income Tax Consequences of the Exchange Offer and Second-Step Merger.    The exchange offer and second-step merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder of shares of Transatlantic common stock generally will recognize gain or loss equal to the difference, if any, between (i) the sum of the cash and fair market value of the Validus common shares received by such U.S. holder in the exchange offer and second-step merger (including cash received in lieu of fractional shares) and (ii) such U.S. holder's adjusted tax basis in the shares of Transatlantic common stock surrendered in exchange therefor. For this purpose, U.S. holders of shares of Transatlantic common stock must calculate gain or loss separately for each identified block of shares of Transatlantic common stock exchanged (that is, shares of Transatlantic common stock acquired at the same cost in a single transaction).

        Any gain or loss recognized in the exchange offer and second-step merger generally will be treated as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the shares of Transatlantic common stock for more than one year as of the date of the exchange offer or second-step merger (as the case may be). Long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses by individuals and corporations is subject to limitations under the Code.

        For U.S. federal income tax purposes, a U.S. holder's aggregate tax basis in the Validus common shares received pursuant to the exchange offer and second-step merger will be equal to the fair market value of the Validus common shares received by such U.S. holder on the date shares of Transatlantic common stock are exchanged pursuant to the exchange offer or second-step merger (as the case may be), and a U.S. holder's holding period with respect to such Validus common shares will begin on the day following the date its shares of Transatlantic common stock are exchanged pursuant to the exchange offer or second-step merger (as the case may be).

        Backup Withholding and Information Reporting.    Cash payments received by a non-corporate U.S. holder of shares of Transatlantic common stock may, under certain circumstances, be subject to backup withholding (currently imposed at a rate of 28%), unless the U.S. holder timely provides proof of an applicable exemption or furnishes its TIN and otherwise complies with all applicable requirements of the backup withholding rules. Each U.S. holder of shares of Transatlantic common stock should complete and sign the IRS Form W-9 that will be included as part of the letter of transmittal and return it to the exchange agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the exchange agent. Cash and Validus common shares received also generally will be subject to information reporting.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the U.S. federal income tax liability of a U.S. holder of shares of Transatlantic common stock, provided the required information is timely furnished to the IRS.

        Holders of shares of Transatlantic common stock are urged to consult their tax advisors concerning the United States federal, state, local and non-U.S. tax consequences of the exchange offer and second-step merger to them.

  Owning and Disposing of Validus Common Shares

        Distributions.    Unless Validus is treated as a passive foreign investment company, which we refer to as a "PFIC," (as discussed below) or as a controlled foreign corporation, which we refer to as a "CFC," (as discussed below), the gross amount of any distributions paid to a U.S. holder with respect to Validus common shares received in the exchange offer and second-step merger will be included in the gross income of such U.S. holder, as a dividend, to the extent attributable to current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A distribution in excess of Validus' current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder's adjusted basis in the Validus common shares received in the exchange offer and second-step merger and as capital gain to the extent it exceeds the U.S. holder's basis. Subject to applicable limitations, dividends paid to a non-corporate U.S. holder with respect to Validus common shares received in the exchange offer and second-step merger in taxable years beginning before January 1, 2013 that constitute "qualified dividend income" may be eligible for preferential tax rates if the U.S. holder held such Validus common shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date and meets certain other requirements. Dividends distributed by Validus with respect to Validus common shares generally will be "qualified dividend income" if, in the year such dividends are received, the Validus common shares are readily tradable on an established securities market in the United States. The Validus common shares issued pursuant to the exchange offer and second-step merger are expected to be listed on the NYSE and should therefore be treated as readily tradable on an established securities market in the United States. However, if Validus is a PFIC under the rules discussed below, distributions treated as dividends will be taxable at the higher ordinary income tax rates. Except as discussed below with respect to backup withholding, distributions paid with respect to Validus common shares received in the exchange offer and second-step merger will not be subject to U.S. withholding tax. Dividends paid to a corporate U.S. holder will not be eligible for the dividends-received-deduction generally allowed to U.S. corporations in respect of dividends received from U.S. corporations. U.S. holders should consult their own tax advisors regarding the amount of distributions from Validus after the exchange offer and second-step merger that are treated as dividends for U.S. federal income tax purposes.

        Controlled Foreign Corporation Rules.    If a non-U.S. corporation is a CFC for an uninterrupted period of 30 days or more during a taxable year, each "10% U.S. Shareholder" (defined below) of such corporation who owns shares in the CFC directly, or indirectly through non-U.S. entities, on the last day in such year on which such corporation is a CFC must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. "Subpart F income" generally includes passive investment income and insurance income. Validus anticipates that substantially all of its (and its subsidiaries') income is subpart F income. A non-U.S. corporation is considered a CFC if "10% U.S. Shareholders" own (directly, indirectly through non-U.S. entities or constructively pursuant to the application of certain constructive ownership rules) more than 50% of (i) the total combined voting power of all classes of voting stock of such non-U.S. corporation, or (ii) the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. person who owns, directly, indirectly through non-U.S. entities, or constructively at least 10% of the total combined voting power of all classes of stock entitled to vote of the non-U.S. corporation. For purposes of taking into account insurance income, a CFC also includes a non-U.S. corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned (directly, indirectly through non-U.S. entities or constructively pursuant to the application of certain constructive ownership rules) by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts that insure, or are deemed to insure, U.S. risks exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

        Under the bye-laws of Validus that limit voting power, no U.S. person who owns Validus common shares directly or indirectly through one or more non-U.S. entities should be treated as owning (directly, indirectly through non-U.S. entities, or constructively) 10% or more of the total voting power of all classes of shares of Validus or any of its non-U.S. subsidiaries. As a result of this restriction,

Validus believes that none of its shareholders should be treated as a 10% U.S. Shareholder of a CFC for purposes of these rules. There can be no assurance, however, that the CFC rules will not apply to U.S. holders of Validus, including as a result of their indirect ownership of the stock of Validus' subsidiaries. Accordingly, U.S. holders who might, directly, indirectly, or constructively acquire 10% or more of the Validus common shares or shares of any of its subsidiaries should consult their own tax advisors regarding the possible application of the CFC rules.

        Related Person Insurance Income Rules.    The CFC rules also apply to certain insurance companies that earn related person insurance income, which we refer to as "RPII." Under the RPII rules, any U.S. person who owns any Validus common shares (and hence indirectly owns shares of any non-U.S. insurance company subsidiaries of the combined company) on the last day of any such insurance subsidiary's taxable year may be required to include in its income for U.S. federal income tax purposes its pro rata share of such insurance subsidiary's RPII for the taxable year if the insurance subsidiary is a CFC for purposes of the RPII rules. A non-U.S. insurance company will be treated as a CFC for RPII purposes if U.S. persons own, directly, indirectly or constructively, 25% or more of the shares of such non-U.S. insurance company for an uninterrupted period of at least 30 days during the taxable year. In general, RPII means premium and related investment income of a non-U.S. insurance company from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of such non-U.S. insurance company or of any person related to such shareholder. For this purpose, an insured is "related" to a U.S. shareholder of the non-U.S. insurance company if the U.S. shareholder controls the insured, the insured controls the U.S. shareholder, or they are under common control. U.S. persons who, directly or indirectly, own shares of a non-U.S. insurance company must include RPII in income only if such company's RPII equals or exceeds 20% of its gross insurance income in any taxable year and at least 20% of the stock of such non-U.S. insurance company (measured by either voting power or value) is owned, directly or indirectly (under complex attribution rules), by (1) persons (including non-U.S. persons) who are insured, directly or indirectly, under policies of insurance or reinsurance written by such non-U.S. insurance company or (2) persons related to any such insured person. The amount of income included is determined as if the RPII were distributed proportionately to such U.S. persons on the last day of the taxable year of the non-U.S. insurance company, regardless of whether such income is actually distributed. A U.S. person's pro rata share of a non-U.S. insurance company's RPII for any taxable year, however, will not exceed its proportionate share of that company's earnings and profits for the year (as determined for U.S. federal income tax purposes).

        Validus does not anticipate that any of its subsidiaries will have RPII that equals or exceeds 20% of such subsidiary's gross insurance income. Because some of the factors that determine the extent of RPII in any period may be beyond Validus' control, there can be no assurance that RPII of any of its insurance subsidiaries will not equal or exceed 20% of its gross insurance income in any taxable year. In addition, it may be difficult for Validus to determine whether it is 20% or more owned (by either voting power or value), directly or indirectly (under complex attribution rules), by insured or reinsured persons or persons related to insured or reinsured persons.

        If the RPII rules were to apply to any of Validus' insurance subsidiaries:

  •
  a U.S. person's tax basis in its common shares of the combined company would be increased by the amount of any RPII that the shareholder includes in income;

  •
  the shareholder could exclude from income the amount of any distribution by the combined company to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year (which excluded amount would be applied to reduce the U.S. person's tax basis in the common shares of the combined company); and

  •
  each U.S. person who is a direct or indirect shareholder of the combined company on the last day of its taxable year would be required to attach a Form 5471 to such person's income tax or information return.

        The amounts of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. Failure to file Form 5471 may result in penalties. In addition, U.S. holders who at any time own 10% or more of the Validus common shares may have an independent obligation to file certain information returns.

        There is a lack of guidance interpreting the RPII provisions. Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to the proposed regulations. Additionally, we cannot predict whether any changes to the proposed regulations, or any interpretation or application of the RPII rules by the IRS, the courts or otherwise might have retroactive effect. Accordingly, the application of the RPII provisions to the combined company and its subsidiaries is uncertain. In addition, there can be no assurance that the IRS will not challenge any determinations by the combined company or any of its subsidiaries as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination.

        Foreign Tax Credit.    It is anticipated that at least 50% (determined by voting power or value) of the total outstanding Validus common shares may be owned by U.S. persons. Provided that Validus is so owned, dividends paid by Validus will be treated, for purposes of determining the foreign tax credit limitation, as partly U.S.-source and partly non-U.S.-source, in proportion to the source of Validus' earnings and profits for the year in which the dividend is paid. Any amounts required to be included in income of U.S. holders under the CFC rules or the RPII rules, and any amounts treated as dividends under Section 1248 of the Code (as discussed below), would also be partly non-U.S.-source and partly U.S.-source. Because the calculation of a taxpayer's foreign tax credit limitation is complex and is dependent on the particular taxpayer's circumstances, U.S. holders should consult their own tax advisors with respect to these matters.

        Sale or Other Taxable Disposition of Validus Common Shares.    Subject to the discussion below relating to the potential application of Section 1248 of the Code or the PFIC rules, any gain or loss realized by a U.S. holder on the sale or other taxable disposition of Validus common shares received in the exchange offer and second-step merger generally will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference, if any, between the amount realized upon such sale or other taxable disposition and such U.S. holder's tax basis in its Validus common shares. Such gain or loss will be long-term capital gain or loss if the holding period for such Validus common shares exceeds one year on the date of such sale or other taxable disposition. Certain non-corporate U.S. holders, including individuals, currently are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses by individuals and corporations is subject to limitations under the Code. Any gain or loss generally will be treated as U.S. source gain or loss for foreign tax credit limitation purposes, and any gain generally will constitute "passive income" for these purposes.

        Section 1248 of the Code provides that if a U.S. person sells or exchanges stock in a non-U.S. corporation and such person owned directly, indirectly through certain non-U.S. entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares generally will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs.

        Section 953(c)(7) of the Code generally provides that Section 1248 of the Code also will apply to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be taxed as an insurance company if it were a domestic corporation and is 25% or more owned by U.S. persons, regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income. Existing Treasury regulations do not address whether Section 1248 of the Code and the requirement to file Form 5471 apply if the non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation (although, as discussed above, shareholders of 10% or more of the Validus common shares may have an independent obligation to file Form 5471). Validus believes that Section 1248 of the Code will not apply to dispositions of Validus common shares because (1) Validus should not have any U.S. shareholders that own directly, indirectly or constructively, 10% or more of the voting power of its shares, and (2) Validus is not directly engaged in the insurance business and, under proposed Treasury regulations, Sections 953(c)(7) and 1248 of the Code appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed Treasury regulations in this manner or that the proposed Treasury regulations will not be amended or promulgated in final form so as to provide that Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of Validus' common shares.

        Passive Foreign Investment Company Considerations.    Certain adverse U.S. federal income tax rules generally apply to a U.S. person that owns or disposes of stock in a non-U.S. corporation that is treated as a PFIC. In general, a foreign corporation will be a PFIC for U.S. federal income tax purposes if, after applying relevant look through rules (as discussed below):

  •
  75% or more of its income constitutes "passive income;" or

  •
  50% or more of its assets produce, or are held for the production of, passive income.

        If Validus were to be characterized as a PFIC, a U.S. holder of Validus common shares would be subject to a penalty tax resulting from sale at a gain of these shares, or resulting from receipt of an "excess distribution" with respect to these shares, unless such shareholder elected to be taxed annually on these shares regardless of whether dividends were distributed or shares were sold (U.S. holders should consult their own tax advisors with respect to their ability to make any such election and the tax consequences of making any such election). In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition to the penalty tax, if Validus were determined to be a PFIC, any gain on the disposition of Validus common shares would be treated as ordinary income (and hence would not be entitled to the preferential rate for long-term capital gains recognized by individuals and other noncorporate taxpayers). Furthermore, any dividends paid by Validus would not constitute qualified dividends (and hence would not be entitled to the preferential rate for qualified dividends received by individuals and other noncorporate taxpayers) if Validus were treated as a PFIC in the year in which such dividend is paid or in the prior taxable year.

        For the above purposes, "passive income" is defined to include income of the kind which would be foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Validus believes that each of its insurance company subsidiaries is predominantly engaged in an insurance business and does not have financial reserves in excess of the reasonable needs of its insurance business. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a non-U.S. corporation is a PFIC, such non-U.S. corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% by value of the stock. No explicit guidance is provided by the statutory language as to whether assets and income of an insurance subsidiary should be treated as assets and income of an insurance business for purposes of determining whether Validus qualifies for the insurance exception. Furthermore, there is no explicit guidance as to what constitutes the active conduct of an insurance business or when a corporation is predominantly engaged in an insurance business. Although certain of Validus' insurance subsidiaries do not have their own employees or subsidiaries with employees, Validus believes that these insurance subsidiaries nonetheless actively conduct an insurance business and are predominantly engaged in an insurance business.

        Based on the above analysis, Validus does not believe that it will be treated as a PFIC for the current taxable year and does not expect to become a PFIC in the foreseeable future. However, the determination of whether Validus is a PFIC is made annually, and is based on the activities, income and assets of Validus and its subsidiaries, all of which are subject to change. Accordingly, no assurance can be given that Validus will not be treated as a PFIC for the current taxable year or become a PFIC in the future. U.S. holders of Validus common shares should consult their own tax advisors with respect to how the PFIC rules could affect the sale or other taxable disposition of Validus common shares received pursuant to the exchange offer and second-step merger or the receipt of any distributions with respect to such Validus common shares.

        Backup Withholding and Information Reporting.    In general, information reporting will apply to distributions made with respect to, and proceeds received on the disposition of, Validus common shares that are paid to a U.S. holder within the United States (and, in certain cases, outside of the United States), unless the U.S. holder establishes that it is an exempt recipient, such as a corporation. Backup withholding (currently imposed at a rate of 28%) may apply to such payment if the U.S. holder fails to timely provide a TIN or certification of exempt status on IRS Form W-9 (or substitute IRS Form W-9) or otherwise fails to comply with applicable requirements. Amounts withheld under the backup withholding rules are not an additional tax. A U.S. holder subject to the backup withholding rules may be allowed a credit of the amount withheld against such U.S. holder's U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such U.S. holder may be entitled to a refund, provided that the requisite information is correctly furnished to the IRS in a timely manner. U.S. holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

        In addition, certain U.S. holders who are individuals are required to report to the IRS information relating to certain interests owned by such U.S. holders in stock or securities issued by a non-U.S. person (such as an interest in Validus common shares), subject to certain exceptions (including, for example, an exception for stock or securities held in accounts maintained by certain financial institutions). U.S. holders should consult their own tax advisors regarding the effect, if any, of this information reporting requirement on their acquisition, ownership and disposition of the Validus common shares received pursuant to the exchange offer and second-step merger.

        THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS RELATING TO THE EXCHANGE OFFER AND SECOND-STEP MERGER AND THE OWNERSHIP AND DISPOSITION OF VALIDUS

COMMON SHARES RECEIVED PURSUANT TO THE EXCHANGE OFFER AND SECOND-STEP MERGER. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Purpose and Structure of the Exchange Offer

        The exchange offer is intended to allow Validus to acquire all of the issued and outstanding shares of Transatlantic common stock. We intend to, promptly after completion of the exchange offer, to consummate the second-step merger of Transatlantic with a wholly-owned subsidiary of Validus pursuant to the DGCL. The purpose of the second-step merger is for Validus to acquire all outstanding shares of Transatlantic common stock that are not acquired in the exchange offer. In this second-step merger, each remaining share of Transatlantic common stock (other than shares held in treasury by Transatlantic and other than shares held by Transatlantic stockholders who properly exercise applicable dissenters' rights under Delaware law) will be cancelled and converted into the right to receive the same number of Validus common shares and the same amount of cash (without interest) as are received by Transatlantic stockholders pursuant to the exchange offer. After this second-step merger, Validus will own all of the issued and outstanding shares of Transatlantic common stock. Please see the sections of this prospectus/offer to exchange titled "The Exchange Offer—Purpose and Structure of the Exchange Offer"; "The Exchange Offer—Second-Step Merger"; and "The Exchange Offer—Plans for Transatlantic."

        Subject to applicable law, Validus reserves the right to amend the exchange offer (including by amending the number of shares of Transatlantic common stock to be exchanged or the exchange offer consideration to be offered in the second-step merger or the structure of the second-step merger), including upon entering into merger agreement with Transatlantic not involving an exchange offer, in which event we would terminate the exchange offer and the shares of Transatlantic common stock would, upon consummation of such acquisition, be converted into the right to receive the consideration in the related merger agreement.

Second-Step Merger

        Under the DGCL, if Validus acquires, pursuant to the exchange offer or otherwise, at least 90% of the shares of Transatlantic common stock, Validus will be able to effect the second-step merger as a "short form" merger without approval of the Transatlantic board of directors or a vote of the remaining Transatlantic stockholders. In such event, Validus intends to take all necessary and appropriate action to cause the second-step merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of Transatlantic stockholders.

        If Validus does not acquire at least 90% of the outstanding shares of Transatlantic common stock pursuant to the exchange offer or otherwise and a vote of Transatlantic stockholders is required under the DGCL, a significantly longer period of time would be required to effect the second-step merger and Transatlantic stockholders would be provided proxy solicitation materials at the appropriate time. In such event, the second-step merger would require the approval of the Transatlantic board of directors and the holders of a majority of the outstanding shares of Transatlantic common stock. However, Validus would, subject to approval of the Transatlantic board of directors, have sufficient voting power to approve the second-step merger without the affirmative vote of any other Transatlantic stockholder.

        The exact timing and details of the second-step merger or any other merger or other business combination involving Transatlantic will necessarily depend upon a variety of factors, including the number of shares of Transatlantic common stock Validus acquires pursuant to the exchange offer. Although Validus currently intends to propose the second-step merger generally on the terms described herein, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions Validus may take in response to the exchange offer, information Validus obtains hereafter, changes in general economic or market conditions or in the business of Transatlantic or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Validus reserves the right not to propose the second-step merger or any other merger or other business combination with Transatlantic or to propose such a transaction on terms other than those described above.

Appraisal/Dissenters' Rights

        Transatlantic stockholders do not have appraisal rights in connection with the exchange offer. However, upon consummation of the second-step merger, Transatlantic stockholders who have not tendered their shares of Transatlantic common stock in the exchange offer and who, if a stockholder vote is required, vote against approval of the second-step merger will have rights under Delaware law to dissent from the second-step merger and demand appraisal of their shares of Transatlantic common stock. Stockholders at the time of a "short form" merger under Delaware law would also be entitled to exercise dissenters' rights pursuant to such a "short form" merger. Stockholders who perfect dissenters' rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the "fair value" of their shares of Transatlantic common stock, as determined by a Delaware court. Because appraisal rights are not available in connection with the exchange offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the shares of Transatlantic common stock could be based upon considerations other than or in addition to the consideration paid in the exchange offer and the market value of the shares of Transatlantic common stock. Holders of shares of Transatlantic common stock should recognize that the value so determined could be higher or lower than, or the same as, the consideration per share paid pursuant to the exchange offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of Transatlantic common stock is less than the consideration paid in the exchange offer.

        FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. BECAUSE OF THE COMPLEXITY OF DELAWARE LAW RELATING TO APPRAISAL RIGHTS, WE ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL COUNSEL. THE FOREGOING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL. IN PARTICULAR, THE DESCRIPTION OF SECTION 262 ABOVE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTION.

Plans for Transatlantic

        The exchange offer is the first step in our plan to acquire all of the outstanding shares of Transatlantic common stock. Validus intends, promptly following acceptance for exchange and exchange of shares of Transatlantic common stock in the exchange offer, to effect the second-step merger pursuant to which Validus will acquire all shares of Transatlantic common stock of those Transatlantic stockholders who choose not to tender their shares of Transatlantic common stock pursuant to the exchange offer in accordance with the DGCL. The purpose of the second-step merger is for Validus to acquire all outstanding shares of Transatlantic common stock that are not acquired in the exchange offer. After the second-step merger, former remaining Transatlantic stockholders will no longer have any ownership interest in Transatlantic and will be shareholders of Validus and Validus will own all of the issued and outstanding shares of Transatlantic common stock. Please see the sections of this prospectus/offer to exchange titled "The Exchange Offer—Purpose and Structure of the Exchange Offer"; "The Exchange Offer—Second-Step Merger."

        Validus has also taken other steps to acquire all of the issued and outstanding shares of Transatlantic common stock.

        Validus has filed a preliminary proxy statement in connection with the solicitation against the adoption of the Allied World acquisition agreement and vote against other proposals brought before any Transatlantic special stockholder meeting as discussed in more detail in such preliminary proxy statement. If the Allied World acquisition agreement is not adopted by Transatlantic stockholders after a vote thereon, the Transatlantic board of directors will be able to terminate the Allied World acquisition agreement and enter into a merger agreement with Validus. If the Transatlantic board of directors were to enter into a merger agreement with Validus promptly following the termination of the Allied World acquisition agreement, Validus believes the merger contemplated by the Validus merger offer could be completed in the fourth quarter of 2011.

        Validus commenced the exchange offer on July 25, 2011. In light of the uncertainty of entering into a consensual transaction with Transatlantic, Validus is making the exchange offer directly to Transatlantic stockholders on the terms and conditions set forth in this prospectus/offer to exchange as an alternative to the Validus merger offer. In the event that Validus accepts shares of Transatlantic common stock for exchange in the exchange offer, Validus intends to acquire any additional outstanding shares of Transatlantic common stock pursuant to the second-step merger. If Validus accepts shares of Transatlantic common stock for exchange and owns 90% or more of the outstanding shares of Transatlantic common stock after the exchange offer is completed, the second-step merger can be effected as a "short form" merger under Delaware law without the consent of any stockholder (other than Validus) and without the approval of the Transatlantic board of directors. However, if Validus does not acquire at least 90% of the outstanding shares of Transatlantic common stock in the exchange offer or otherwise, then both Transatlantic board approval and Transatlantic stockholder approval will be required to effect the second-step merger. In connection with consummation of the exchange offer or the second-step merger, and subject to applicable law, Validus currently expects to replace Transatlantic's existing board of directors.

        While Validus continues to hope that it is possible to reach a consensual transaction with Transatlantic, Validus does not believe that it is in Transatlantic stockholders' best interests to give the Transatlantic board of directors a veto right over whether the exchange offer is made available to Transatlantic's stockholders.

        The Validus merger offer and the exchange offer are alternative methods for Validus to acquire all of the issued and outstanding shares of Transatlantic common stock. Ultimately, only one of these transactions can be pursued to completion. Validus intends to seek to combine with Transatlantic by whichever method Validus determines is most likely to be completed.

        If, and to the extent that Validus (and/or any of Validus' subsidiaries) acquires control of Transatlantic or otherwise obtains access to the books and records of Transatlantic, Validus intends to conduct a detailed review of Transatlantic's business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Validus intends to eliminate Transatlantic's public company infrastructure and restructure the combined company's legal entity organization, including restructuring Transatlantic's non-U.S. subsidiaries. In addition, it is expected that, initially following the second-step merger, the business and operations of Transatlantic will, except as set forth in this prospectus/offer to exchange, be continued substantially as they are currently being conducted, but Validus expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize potential in conjunction with Validus' businesses and Validus' review or in light of future developments. Such changes could include, among other things, changes in Transatlantic's business, corporate and legal structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to Transatlantic's restated certificate of incorporation and its amended and restated by-laws.

        Except as indicated in this prospectus/offer to exchange or as announced in the Validus merger offer, neither Validus nor any of Validus' subsidiaries has any current plans or proposals that relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of Transatlantic or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Transatlantic or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of Transatlantic or any of its subsidiaries, (4) any change in the current board of directors or management of Transatlantic or any change to any material term of the employment contract of any executive officer of Transatlantic, (5) any other material change in Transatlantic's corporate structure or business, (6) any class of equity security of Transatlantic being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of Transatlantic becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Exchange Offer on the Market for Shares of Transatlantic Common Stock; NYSE Listing; Registration Under the Securities Exchange Act of 1934; Margin Regulations

  Effect of the Exchange Offer on the Market for the Shares of Transatlantic Common Stock

        In the event that not all shares of Transatlantic common stock are tendered in the exchange offer and we accept for exchange those shares of Transatlantic common stock tendered into the exchange offer, the number of Transatlantic stockholders and the number of shares of Transatlantic common stock held by individual holders will be greatly reduced. As a result, Validus' acceptance of shares of Transatlantic common stock for exchange in the exchange offer could adversely affect the liquidity and could also adversely affect the market value of the remaining shares of Transatlantic common stock held by the public. The extent of the public market for shares of Transatlantic common stock and the availability of quotations reported in the over-the-counter market depends upon the number of Transatlantic stockholders holding shares of Transatlantic common stock, the aggregate market value of the shares of Transatlantic common stock remaining at such time, the interest of maintaining a market in the shares of Transatlantic common stock on the part of any securities firms and other factors. According to Transatlantic 10-Q, as of March 31, 2011, there were 62,475,513, shares of Transatlantic common stock outstanding. According to the Transatlantic 10-K, there were 30,000 holders of shares of Transatlantic common stock as of January 31, 2011 (including those held in nominee name).

  NYSE Listing

        Shares of Transatlantic common stock are listed on the NYSE. Depending upon the number of shares of Transatlantic common stock exchanged pursuant to the exchange offer and the number of Transatlantic stockholders remaining thereafter, shares of Transatlantic common stock may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting shares of Transatlantic common stock if, among other things, (1) the number of total Transatlantic stockholders should fall below 400, (2) the number of total Transatlantic stockholders should fall below 1,200 and the average monthly trading volume for shares of Transatlantic common stock is less than 100,000 for the most recent 12 months or (3) the number of publicly held shares of Transatlantic common stock (exclusive of holdings of officers and directors of Transatlantic and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000.

        If, as a result of the exchange of shares of Transatlantic common stock pursuant to the exchange offer or otherwise, shares of Transatlantic common stock no longer meet the requirements of the NYSE for continued listing and the listing of shares of Transatlantic common stock is discontinued, the market for shares of Transatlantic common stock could be adversely affected. If the NYSE were to delist shares of Transatlantic common stock, it is possible that shares of Transatlantic common stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of Transatlantic stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in shares of Transatlantic common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Validus cannot predict whether the reduction in the number of shares of Transatlantic common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of shares of Transatlantic common stock or whether it would cause future market prices to be greater or less than the consideration being offered in the exchange offer. If shares of Transatlantic common stock are not delisted prior to the second-step merger, then shares of Transatlantic common stock will cease to be listed on the NYSE upon consummation of the second-step merger.

  Registration Under the Securities Exchange Act of 1934

        Shares of Transatlantic common stock are currently registered under the Exchange Act. This registration may be terminated upon application by Transatlantic to the SEC if shares of Transatlantic common stock are not listed on a "national securities exchange" and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by Transatlantic to holders of shares of Transatlantic common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Exchange Act Rule 13e-3 with respect to "going private" transactions, no longer applicable to Transatlantic. In addition, "affiliates" of Transatlantic and persons holding "restricted securities" of Transatlantic may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of shares of Transatlantic common stock is not terminated prior to the second-step merger, then the registration of shares of Transatlantic common stock under the Exchange Act will be terminated upon consummation of the second-step merger.

  Margin Regulations

        Shares of Transatlantic common stock are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which we refer to as the "Federal Reserve Board," which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the exchange offer it is possible that shares of Transatlantic common stock would no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event shares of Transatlantic common stock would no longer be used as collateral for loans made by brokers. In addition, if registration of shares of Transatlantic common stock under the Exchange Act were terminated, shares of Transatlantic common stock would no longer constitute "margin securities."

Conditions of the Exchange Offer

        Notwithstanding any other provision of the exchange offer, and in addition to (and not in limitation of) Validus' right to extend and amend and supplement the exchange offer at any time, in its discretion, Validus shall not be required to accept for exchange any shares of Transatlantic common stock tendered pursuant to the exchange offer, shall not be required to make any exchange for shares of Transatlantic common stock accepted for exchange, and may extend, terminate or amend or supplement the exchange offer, if immediately prior to the expiration time of the exchange offer (or substantially concurrently therewith), in the judgment of Validus, any one or more of the following conditions shall not have been satisfied:

  Minimum Tender Condition

        Transatlantic stockholders shall have validly tendered and not withdrawn prior to the expiration time of the exchange offer at least that number of shares of Transatlantic common stock that, when added to the shares of Transatlantic common stock then owned by Validus or any of its subsidiaries, shall constitute a majority of the then-outstanding number of shares of Transatlantic common stock on a fully-diluted basis.

  Allied World Transaction Condition

        The Allied World acquisition agreement shall have been validly terminated, and Validus shall reasonably believe that Transatlantic has no liability, and Allied World shall not have asserted any claim of liability or breach against Transatlantic in connection with the Allied World acquisition agreement, other than with respect to the possible payment of the Allied World termination fee.

  Registration Statement Condition

        The registration statement of which this prospectus/offer to exchange and the accompanying letter of transmittal is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Validus shall have received all necessary state securities law or "blue sky" authorizations.

  Section 203 Condition

        The Transatlantic board of directors shall have approved the acquisition of shares of Transatlantic common stock pursuant to the exchange offer and second-step merger under Section 203 of the DGCL, or Validus shall be satisfied that Section 203 of the DGCL does not apply to or otherwise restrict such acquisition.

  Shareholder Approval Condition

        The shareholders of Validus shall have approved the issuance of the Validus common shares pursuant to the exchange offer and the second-step merger as required under the rules of the NYSE.

  NYSE Listing Condition

        The Validus common shares to be issued to Transatlantic stockholders as a portion of the exchange offer consideration in exchange for shares of Transatlantic common stock in the exchange offer and the second-step merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  Pending Litigation Condition

        There shall be no threatened or pending litigation, suit, claim, action, proceeding, hearing or investigation by or before any foreign, supranational, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (each of which we refer to as a "governmental authority"): (1) challenging or seeking to, or which, in the judgment of Validus is reasonably expected to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or in which there are allegations of any violation of law, rule or regulation relating to, the making of or terms of the exchange offer or the provisions of this prospectus/offer to exchange and the accompanying letter of transmittal or, the acceptance for exchange and exchange of any or all of the shares of Transatlantic common stock by Validus or any other affiliate of Validus or the second-step merger; or (2) seeking to, or which in the judgment of Validus is reasonably expected to, prohibit or limit the full rights of ownership of shares of Transatlantic common stock by Validus or any of its affiliates, including, without limitation, the right to vote any shares of Transatlantic common stock acquired by Validus pursuant to the exchange offer or otherwise on all matters properly presented to Transatlantic stockholders.

  No Material Adverse Change Condition

        Since December 31, 2010, there shall not have been any change, state of facts, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Transatlantic and its subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance or event to the extent caused by or resulting from: (1) changes in economic, market, business, regulatory or political conditions generally in the United States or any other jurisdiction in which Transatlantic and its subsidiaries operates or United States or global financial markets; (2) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in the geographic areas in which Transatlantic and its subsidiaries operate; (3) changes, circumstances or events resulting in liabilities under property and casualty insurance and reinsurance agreements to which Transatlantic or any of its subsidiaries is a party, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster; (4) the commencement, occurrence or continuation of any war or armed hostilities; (5) changes in any applicable law, statute, ordinance, common law, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any governmental authority; (6) changes in generally accepted accounting principles or in statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board; (7) any change or announcement of a potential change in Transatlantic's or any of its subsidiaries' credit or claims paying rating or A.M. Best rating or the ratings of any of Transatlantic's or its subsidiaries' businesses or securities; (8) suspension in trading or a change in the trading prices or volume of shares of Transatlantic common stock; or (9) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of this prospectus/offer to exchange, except that (A) in the case of the foregoing clauses (7), (8) and (9), such exceptions shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances or events underlying a failure described in any such clause has resulted in, or contributed to, a material adverse effect on Transatlantic and its subsidiaries taken as a whole and (B) in the case of the foregoing clauses (1), (2), (3) and (4), to the extent those changes, state of facts, circumstances or events have a materially disproportionate effect on Transatlantic and its subsidiaries taken as a whole relative to other similarly situated persons in the property and casualty insurance and reinsurance industry in similar geographic areas to those in which Transatlantic and its subsidiaries operate. We refer to any such material adverse change, state of facts, circumstance or event described above as a "material adverse effect."

  Conduct of Business Condition

        Each of Transatlantic and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of this prospectus/offer to exchange and prior to the expiration time of the exchange offer.

  Credit Facilities Condition

        All amendments or waivers under Validus' and its subsidiaries' credit facilities as determined by Validus to be necessary to consummate the exchange offer, the second-step merger and the other transactions contemplated by this prospectus/offer to exchange shall have been obtained and be in full force and effect.

  New York State Department of Insurance Condition

        The New York State Insurance Department shall have approved Validus' application for acquisition of control of Transatlantic Reinsurance Company and Putnam Reinsurance Company, New York domiciled insurance companies and wholly-owned subsidiaries of Transatlantic, pursuant to Section 1506 of the New York Insurance Code and such approval shall be in full force and effect.

  Competition Condition

        Any applicable waiting period under the HSR Act, and, if applicable, any agreement with the FTC or the Antitrust Division not to accept shares of Transatlantic common stock for exchange in the exchange offer, shall have expired or shall have been terminated prior to the expiration time of the exchange offer.

  Other Regulatory Approvals Condition

        Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, other than in connection with the New York State Department of Insurance Condition and the Competition Condition, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.

  Other Conditions

        Additionally, Validus shall not be required to accept for exchange any shares of Transatlantic common stock tendered pursuant to the exchange offer, shall not be required to make any exchange for shares of Transatlantic common stock accepted for exchange, and may extend, terminate or amend the exchange offer, if at any time on or after the date of this prospectus/offer to exchange and prior to the expiration time of the exchange offer any of the following events or facts shall have occurred:

        (a)   there shall be in effect any order or injunction or any action taken, or any law or statute enacted, entered, enforced or deemed applicable to the exchange offer, the second-step merger or the other transactions contemplated by this prospectus/offer to exchange by any governmental authority which imposes any term, condition, obligation or restriction upon Validus, Transatlantic or any of their respective subsidiaries that would, individually or the aggregate, reasonably be expected to (1) have a material adverse effect (assuming all references to Transatlantic in the definition of "material adverse effect" were instead references to Validus) on Validus and its subsidiaries (assuming the consummation of the acquisition of shares of Transatlantic common stock in the exchange offer and the second-step merger) on a consolidated basis after the consummation of the exchange offer and the second-step merger or (2) directly or indirectly (i) delay or otherwise restrain, impede or prohibit the exchange offer or the second-step merger or (ii) prohibit or limit the full rights of ownership of shares of

Transatlantic common stock by Validus or any of its affiliates, including, without limitation, the right to vote any shares of Transatlantic common stock acquired by Validus pursuant to the exchange offer or otherwise on all matters properly presented to Transatlantic stockholders;

        (b)   Transatlantic or any of its subsidiaries has (1) permitted the issuance or sale of any shares of any class of share capital or other securities of any subsidiary of Transatlantic (other than shares of Transatlantic common stock issued pursuant to, and in accordance with, the terms in effect on the date of this prospectus/offer to exchange of employee stock options, stock units or other similar awards outstanding prior to the date of this prospectus/offer to exchange), (2) declared, paid or proposed to declare or pay any dividend or other distribution (other than any quarterly cash dividends paid in the ordinary course of business consistent with past practice to holders of shares of Transatlantic common stock), including in connection with the adoption of a shareholders rights plan (or similar plan) which has not otherwise been terminated or rendered inapplicable to the exchange offer and the second-step merger prior to the expiration time of the exchange offer, or (3) amended, or authorized or proposed any amendment to, its restated certificate of incorporation or amended and restated by-laws (or other similar constituent documents) or Validus becomes aware that Transatlantic or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its restated certificate of incorporation or amended and restated by-laws (or other similar constituent documents) in a manner that, in the reasonable judgment of Validus, is reasonably likely to, directly or indirectly, (i) delay or otherwise restrain, impede or prohibit the exchange offer or the second-step merger or (ii) prohibit or limit the full rights of ownership of shares of Transatlantic common stock by Validus or any of its affiliates, including, without limitation, the right to vote any shares of Transatlantic common stock acquired by Validus pursuant to the exchange offer or otherwise on all matters properly presented to Transatlantic stockholders;

        (c)   Validus or any of its affiliates enters into a definitive agreement or announces an agreement in principle with Transatlantic providing for a merger or other business combination or transaction with or involving Transatlantic or any of its subsidiaries, or the purchase or exchange of securities or assets of Transatlantic or any of its subsidiaries, or Validus and Transatlantic reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the exchange offer will be terminated;

        (d)   Transatlantic or any of its subsidiaries shall have (1) granted to any person proposing a merger or other business combination with or involving Transatlantic or any of its subsidiaries or the purchase or exchange of securities or assets of Transatlantic or any of its subsidiaries any type of option, warrant or right which, in Validus' judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any shares of Transatlantic common stock or other securities, assets or businesses of Transatlantic or any of its subsidiaries), (2) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination, purchase or exchange (other than to Allied World, an amount not to exceed the Allied World termination fee), or (3) amended the Allied World acquisition agreement in any respect that alters Transatlantic's rights or obligations upon termination of the Allied World acquisition agreement (other than a reduction of the Allied World termination fee); or

        (e)   Transatlantic stockholders shall have adopted the proposed Allied World acquisition agreement or there shall have been a business combination consummated between Transatlantic and Allied World;

which in the reasonable judgment of Validus in any such case, and regardless of the circumstances giving rise to any such condition (other than any event or circumstance giving rise to the triggering of a condition within the control of Validus), makes it inadvisable to proceed with the exchange offer and/or with acceptance for exchange, or exchange, of shares of Transatlantic common stock.

        The foregoing conditions are for the sole benefit of Validus and may be asserted by Validus regardless of the circumstances giving rise to any such condition (other than any event or circumstance giving rise to the triggering of a condition within the control of Validus) or, other than the conditions described under the subheadings "Registration Statement Condition," "Shareholder Approval Condition," "NYSE Listing Condition," "Competition Condition," and "New York State Insurance Department Condition" above, which we refer to collectively as the "unwaivable conditions," may be waived by Validus in whole or in part at any time and from time to time prior to the expiration time of the exchange offer in its discretion. To the extent Validus waives a condition set forth in this section with respect to one tender, Validus will waive that condition with respect to all other tenders. We expressly reserve the right to waive any of the conditions to the exchange offer, other than the unwaivable conditions, and to make any change in the terms of or conditions to the exchange offer. The failure by Validus at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the expiration time of the exchange offer. Any determination by Validus concerning any condition or event described in this prospectus/offer to exchange and the accompanying letter of transmittal shall be final and binding on all parties to the fullest extent permitted by applicable law.

Dividends and Distributions

        If, on or after the date of this prospectus/offer to exchange, Transatlantic:

  •
  splits, combines or otherwise changes the shares of Transatlantic common stock or its capitalization;

  •
  acquires or otherwise causes a reduction in the number of outstanding shares of Transatlantic common stock; or

  •
  issues or sells any additional shares of Transatlantic common stock (other than shares of Transatlantic common stock issued pursuant to, and in accordance with, the terms in effect on the date of this prospectus/offer to exchange of employee stock options, stock units or other similar awards outstanding prior to the date of this prospectus/offer to exchange), shares of any other class or series of capital stock of Transatlantic (including preferred stock) or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, or any other ownership interest (including, without limitation, any phantom interest), of Transatlantic:

then, without prejudice to Validus' rights under the section of this prospectus/offer to exchange titled "Conditions of the Exchange Offer," Validus may make such adjustments to the exchange offer consideration and other terms of the exchange offer and the second-step merger (including the number and type of securities to be exchanged) as it deems appropriate to reflect such split, combination or other change.

        If, on or after the date of this prospectus/offer to exchange, Transatlantic declares, sets aside, makes or pays any dividend on the shares of Transatlantic common stock (other than any quarterly cash dividend paid in the ordinary course of business consistent with past practice) or makes any other distribution (including the issuance of additional share capital pursuant to a share dividend or share split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to shares of Transatlantic common stock that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Validus or its nominee or transferee on Transatlantic's stock transfer records of the shares of Transatlantic common stock exchanged pursuant to the exchange offer, then, without prejudice to Validus' rights under "The Exchange Offer—

Extension, Termination and Amendment" and "The Exchange Offer—Conditions of the Exchange Offer":

  •
  the aggregate consideration per share of Transatlantic common stock payable by Validus pursuant to the exchange offer will be reduced to the extent any such dividend or distribution is payable in cash; and

  •
  the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (1) be received and held by the tendering Transatlantic stockholders for the account of Validus and will be required to be promptly remitted and transferred by each tendering Transatlantic stockholder to the exchange agent for the account of Validus, accompanied by appropriate documentation of transfer or (2) at the direction of Validus, be exercised for the benefit of Validus, in which case the proceeds of such exercise will promptly be remitted to Validus.

        Pending such remittance and subject to applicable law, Validus will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire exchange offer consideration or deduct from the exchange offer consideration the amount or value thereof, as determined by Validus in its discretion.

Source and Amount of Funds

        Validus estimates that the aggregate consideration to be paid to Transatlantic stockholders in connection with the exchange offer and second-step merger will consist of approximately $500 million in cash (less applicable withholding taxes and without interest) and that number of Validus common shares determined in accordance with the exchange ratio. In addition, Transatlantic stockholders will receive cash in lieu of any fractional Validus common shares to which they may be entitled.

  Amount of Cash Required

        Validus estimates that the total amount of cash required to complete the transactions contemplated by the exchange offer and the second-step merger will be approximately $647,375,000, which estimated total amount includes:

  •
  payment of the cash portion of the exchange offer consideration required to acquire all of the shares of Transatlantic common stock pursuant to the exchange offer and the second-step merger (including the cash payments due in lieu of the issuance of fractional Validus common shares);

  •
  any cash that may be required to be paid in respect of dissenters' or appraisal rights; and

  •
  payment of any fees, expenses and other related amounts incurred in connection with the exchange offer and second-step merger.

        We expect to have sufficient funds to complete the transactions contemplated by the exchange offer and the second-step merger and to pay fees, expenses and other related amounts through a combination of (1) Validus' and Transatlantic's cash on hand and (2) borrowings under the proposed commitment described below.

        The estimated amount of cash required is based on Validus' due diligence review of Transatlantic's publicly available information to date and is subject to change. For a further discussion of the risks relating to Validus' limited due diligence review, see the section of this prospectus/offer to exchange titled "Risk Factors—Risk Factors Relating to the Exchange Offer and the Second-Step Merger."

  Commitments

        We have obtained commitments from J.P. Morgan Securities LLC, as lead arranger, and JPMorgan Chase Bank, N.A. to provide, subject to certain conditions, senior bank financing consisting of up to $200 million under a proposed new unsecured credit facility, which we refer to as the "Bridge Facility," for financing a portion of the cash component of the consideration to be paid to Transatlantic stockholders in connection with the exchange offer. Validus plans to fund the remaining cash component of the cash component of the consideration to be paid to Transatlantic stockholders in connection with the exchange offer through the borrowing of up to $300 million under its existing $340 million Three-Year Unsecured Letter of Credit Facility Agreement, dated as of March 12, 2010, which we refer to as the "Existing Three-Year L/C Facility," among Validus, Validus Re, the subsidiary account parties from time to time party thereto, the lenders from time to time party thereto, Deutsche Bank Securities Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent.

Interest; Letter of Credit Fees; Unused Commitment Fees

Bridge Facility

        Each loan made under the Bridge Facility will bear interest at an Adjusted LIBOR Rate or Alternate Base Rate (as contemplated by the commitment letter relating to the Bridge Facilities) plus the margin described in the chart below. Interest periods on Adjusted LIBOR Rate-based loans may be one, two, three or six months, at Validus' option. In the case of Adjusted LIBOR Rate-based loans, interest will accrue on the basis of a 360-day year, and will be payable on the last day of each relevant interest period and, for any interest period longer than three months, on each successive date three months after the first day of such interest period. Interest will accrue on Alternate Base Rate-based loans on the basis of a 365/366-day year (or 360-day year if based on the Federal Funds Rate or the Adjusted LIBOR Rate) and shall be payable quarterly in arrears. Unused loan commitments will be subject to an unused commitment fee, as described in the chart below.

Category	Index Ratings	Commitment Fee Rate	Eurodollar Spread	ABR Spread
Category 1	A-/A3 or better	0.125%	1.125%	0.125%
Category 2	BBB+/Baa1	0.150%	1.375%	0.375%
Category 3	BBB/Baa2	0.200%	1.625%	0.625%
Category 4	BBB-/Baa3	0.250%	1.875%	0.875%
Category 5	BB+/Ba1 or lower	0.325%	2.250%	1.250%

        The Eurodollar Spreads and ABR Spreads set forth in the chart above will increase by an additional 0.25% on the date that is 90 days following the closing date of the Bridge Facility and every 90 days thereafter.

        Additionally, Validus shall pay a duration fee for the ratable benefit of the lenders under the Bridge Facility on the dates set forth below, equal to the Applicable Duration Fee Percentage of the aggregate principal amount of loans outstanding as of such date:

Days after the closing date of the Bridge Facility	90 days	180 days	270 days
Applicable Duration Fee Percentage	0.50%	0.75%	1.00%

Conditions to Borrowing

        Borrowing under the Bridge Facility will be subject to certain conditions. Set forth below is a description of the conditions precedent to borrowing under the Bridge Facility:

  •
  the exchange offer shall have been consummated substantially concurrently with the initial funding of the Bridge Facility, in accordance with the terms of the definitive documents relating to the exchange offer;

  •
  since December 31, 2010, there not having been any Combined Material Adverse Effect (as defined in the commitment letter relating to the Bridge Facility), other than any events, developments or occurrences (but not any future updates, developments or other changes in or to any such events, developments or occurrences) that have been disclosed prior to July 24, 2011 in any public filing on Form 10-K, Form 10-Q or Form 8-K of Validus or Transatlantic, as applicable;

  •
  as of the closing date of the Bridge Facility, no default or event of default shall have occurred and be continuing, or shall occur as a result of the consummation of the exchange offer, the second-step merger and the financings thereof, under (x) the Existing Three-Year L/C Facility, Validus' existing $500 million Five-Year Secured Letter of Credit Facility Agreement, dated as of March 12, 2007, among Validus, Validus Re, the subsidiary account parties from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and issuing agent, and the other agents party thereto or, in each case any refinancing or replacement thereof or (y) any other credit agreement of Validus, Transatlantic or any of their respective subsidiaries, or any refinancing or replacement thereof (other than, in the case of this clause (y), any such agreements, refinancing or replacements with an aggregate outstanding principal amount (for all such agreements, refinancing and replacements) not in excess of $150,000,000);

  •
  accuracy of representations and warranties under the Bridge Facility (subject to materiality thresholds) (which will not include any representation or warranty relating to Transatlantic or any of its subsidiaries or any of their respective businesses);

  •
  the lenders shall have received (1) audited consolidated financial statements of Validus for the three most recent fiscal years ended at least 90 days prior to the closing date of the Bridge Facility and (2) unaudited consolidated financial statements of Validus for each interim quarterly period ended after the latest fiscal year referred to in clause (1) above and at least 45 days prior to the closing date of the Bridge Facility, and unaudited consolidated financial statements for the same period of the prior fiscal year;

  •
  the lenders shall have received a pro forma consolidated balance sheet of Validus as at the end of the most recent fiscal year ended at least 90 days prior to the closing date of the Bridge Facility and a pro forma statement of operations for each of (1) the most recent fiscal year of Validus ended at least 90 days prior to the closing date of the Bridge Facility and (2) the most recent interim period of Validus ending at least 45 days prior to the closing date of the Bridge Facility, in each case adjusted to give effect to the consummation of the exchange offer, the second-step merger and the financings contemplated thereby as if such transactions had occurred on such date or on the first day of such period, as applicable. To the extent practicable, such pro forma financial statements shall be prepared in accordance with Regulation S-X, but it is acknowledged that to the extent Validus is limited as to information relating to Transatlantic and its subsidiaries, such preparation may not be practicable;

  •
  payment of all fees and expenses then due with respect to the Bridge Facility to the extent invoiced at least one business day prior to the closing date of the Bridge Facility; and

  •
  the lead arranger shall have received such legal opinions, certificates (including a solvency certificate from the chief financial officer of Validus certifying the solvency of Validus and its subsidiaries on a consolidated basis, after giving effect to the exchange offer and the borrowings under the Bridge Facility), documents and other instruments and information (including PATRIOT Act documentation and information), in each case, as are customary for transactions of this type as it may reasonably request.

Maturity

        Validus expects that the contemplated Bridge Facility will mature on the earlier of (1) one year after the closing date of the Bridge Facility and (2) March 12, 2013.

Prepayments and Repayments

        The loans made under the Bridge Facility may be voluntarily repaid without premium or penalty, subject to Validus' payment of breakage costs in connection with any Adjusted LIBOR Rate-based loans.

        Subject to certain exceptions and reductions, (1) the loans made under the Bridge Facility will be mandatorily prepaid and, (2) after the execution of the commitment letter relating to the Bridge Facility, but prior to the closing date of the Bridge Facility, the commitments of the lenders under the Bridge Facility will be reduced, in each case, on a pro rata basis with (a) 100% of the net cash proceeds of any issuance of equity by Validus and (b) 100% of the net cash proceeds of any incurrence of indebtedness for borrowed money by Validus or any of its subsidiaries.

Guarantee

        All obligations of Validus under the Bridge Facility will, from and after the consummation of the second-step merger, be unconditionally guaranteed, which we refer to as the "Guarantee," by Transatlantic so long as the provision of such Guarantee is not prohibited by any material contract of Transatlantic or applicable law or regulation and would not result in material adverse tax consequences as reasonably determined by Validus and the administrative agent. In the event that (and solely for so long as) such Guarantee is not provided, the Bridge Facility will include additional covenants to be mutually agreed and which may include the following: (i) a minimum statutory surplus at Validus Re, (ii) a minimum consolidated net worth financial covenant with respect to Talbot, (iii) a limitation on direct or indirect investments by Validus and its subsidiaries (other than Transatlantic and its subsidiaries) in Transatlantic and its subsidiaries and (iv) a limitation on dividends, distributions and other restricted payments by Valdius, in each case, on terms and subject to exceptions (and, with respect to clauses (i) and (ii) above, at levels) to be mutually agreed.

Representations and Warranties; Covenants; Events of Default.

        The terms of the Bridge Facility shall be substantially similar to the Existing Three-Year L/C Facility, as modified to reflect and permit the exchange offer and the second-step merger.

Certain Legal Matters; Regulatory Approvals

  U.S. Antitrust Clearance

        Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The exchange of shares of Transatlantic common stock pursuant to the exchange offer is subject to such requirements.

        Pursuant to the requirements of the HSR Act, Validus filed a Notification and Report Form and requested early termination of the HSR Act waiting period with respect to the exchange offer and the second-step merger with the Antitrust Division and the FTC on July 18, 2011. The applicable waiting period under the HSR Act for the consummation of the exchange offer will expire at 11:59 p.m.,

Eastern time, on August 17, 2011, the thirtieth day after Validus filed the required Notification and Report Form, unless earlier terminated. The FTC or the Antitrust Division may extend the initial waiting period by issuing a Request for Additional Information and Documentary Material. In such an event, the statutory waiting period would extend until 30 days after Validus has substantially complied with the Request for Additional Information and Documentary Material, unless it is earlier terminated by the applicable antitrust agency. Thereafter, the waiting period can be extended only by court order or as agreed to by Validus. Shares of Transatlantic common stock will not be accepted for exchange, or exchanged, pursuant to the exchange offer until the expiration or earlier termination of the applicable waiting period under the HSR Act.

        Subject to certain circumstances described in the section of this prospectus/offer to exchange titled "The Exchange Offer—Extension, Termination and Amendment," any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. Please see the section of this prospectus/offer to exchange titled "Withdrawal Rights."

  U.S. Insurance Regulatory

        The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that, prior to the acquisition of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring company must obtain approval from the insurance commissioner of the insurance company's state of domicile or, in certain jurisdictions, where such insurance company is commercially domiciled.

        Transatlantic owns Transatlantic Reinsurance Company and Putnam Reinsurance Company, each of which are insurance companies domiciled in New York. Accordingly, before it can acquire indirect control of each of Transatlantic Reinsurance Company and Putnam Reinsurance Company through its acquisition of Transatlantic, Validus will be required to obtain approval for acquisition of control under Section 1506 of the New York Insurance Code. Validus does not believe based on publicly available information that Transatlantic Reinsurance Company or Putnam Reinsurance Company is commercially domiciled in any U.S. State.

  Other Regulatory Approvals

        The exchange offer and the second-step merger will also be subject to review by antitrust, insurance and other authorities in jurisdictions outside the U.S. Validus has filed and is in the process of filing as soon as practicable all applications and notifications determined by Validus to be necessary or advisable under the laws of the respective jurisdictions for the consummation of the exchange offer and the second-step merger.

        No assurance can be given that the required consents and approvals of the applicable governmental authorities to complete the exchange offer and second-step merger will be obtained, and, if all required consents and approvals are obtained, no assurance can be given as to the terms, conditions and timing of the consents and approvals. If Validus agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any consents or approvals required to consummate the exchange offer, these requirements, limitations, additional costs or restrictions could adversely affect Validus' ability to integrate the operations of Validus and Transatlantic or reduce the anticipated benefits of the combination contemplated by the exchange offer and second-step merger.

Please see the sections of this prospectus/offer to exchange titled "Risk Factors" and "The Exchange Offer—Conditions of the Exchange Offer."

  Section 203 of the DGCL

        The exchange offer is subject to the condition that the Transatlantic board of directors shall have approved the acquisition of shares of Transatlantic stock pursuant to the exchange offer and the second-step merger or any other business combination satisfactory to Validus between Transatlantic and Validus (and/or any of Validus' subsidiaries) pursuant to the requirements of Section 203 of the DGCL, or Validus shall be satisfied that Section 203 does not apply to or otherwise restrict the exchange offer, the second-step merger or any such business combination. This condition will be satisfied if (1) prior to the acceptance for exchange of shares of Transatlantic common stock pursuant to the exchange offer, the Transatlantic board of directors (x) shall have unconditionally approved the exchange offer and the second-step merger or (y) shall have approved each of Validus and its subsidiaries as an "interested stockholder" or (2) there are validly tendered and not withdrawn prior to the expiration date a number of shares of Transatlantic common stock that, together with the shares of Transatlantic common stock then owned by Validus, would represent at least 85% of the shares of Transatlantic common stock outstanding on the date hereof (excluding for the purposed of determining voting stock outstanding, shares of Transatlantic common stock owned by certain employee stock plans and directors who are also officers of Transatlantic).

        Section 203, in general, prevents an "interested stockholder" (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation (excluding for such purposes voting stock owned by the interested stockholder). Unless at least one of the conditions described above is satisfied, Section 203 of the DGCL would apply to the second-step merger and any other business combination involving Validus or any of its subsidiaries, on the one hand, and Transatlantic, on the other hand. Consequently, Section 203 could significantly delay Validus' ability to acquire the entire equity interest in Transatlantic.

  Other State Takeover Statutes

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than Section 203 of the DGCL) purport to apply to the exchange offer or the second-step merger, Validus believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Transatlantic, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Validus does not know whether any of these laws will, by their terms, apply to the exchange offer or the second-step merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Validus will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the exchange offer or the second-step merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the exchange offer, Validus might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Validus might be unable to accept for exchange any shares of Transatlantic common stock tendered pursuant to the exchange offer, or be delayed in continuing or consummating the exchange offer and the second-step merger. In such case, Validus may not be obligated to accept for exchange any shares of Transatlantic common stock tendered. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer."

  Going Private Transaction

        The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the second-step merger or another business combination following the exchange of shares of Transatlantic common stock pursuant to the exchange offer in which Validus seeks to acquire the remaining share of Transatlantic common stock not held by it. Validus believes that Rule 13e-3 should not be applicable to the second-step merger; however, the SEC may take a different view under the circumstances. Rule 13e-3 requires, among other things, that certain financial information concerning Transatlantic and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

  Other

        Based upon our examination of publicly available information concerning Transatlantic, it appears that Transatlantic and its subsidiaries conduct business in a number of jurisdictions outside of the United States. In connection with the acquisition of shares of Transatlantic common stock pursuant to the exchange offer, the laws of certain of these jurisdictions outside of the United States may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the exchange offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the exchange offer by any such governmental authority, we may not be obligated to accept for payment or pay for any tendered shares of Transatlantic common stock. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Conditions of the Exchange Offer."

Certain Relationships With Transatlantic and Interests of Validus in the Exchange Offer

        Except as otherwise described in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions since January 1, 2009, between us or, after due inquiry and to the best of our knowledge and belief, any of the persons listed on Schedule I to this prospectus/offer to exchange, and Transatlantic or its affiliates, on the other hand, concerning an amalgamation, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. In the ordinary course of business, Validus and Transatlantic enter into, from time to time, various insurance and reinsurance arrangements.

        As of the date of the exchange offer, Validus beneficially owns 200 shares of Transatlantic common stock, representing less than one percent of the outstanding shares of Transatlantic common stock. These shares were purchased by Validus in a privately negotiated transaction and such purchase is described on Schedule II to this prospectus/offer to exchange. With the exception of the foregoing, Validus has not effected any transaction in securities of Transatlantic in the past 60 days.

        The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Validus and certain other information is set forth in Schedule I to this prospectus/offer to exchange. Except as described in this prospectus/offer to exchange and in Schedule I hereto, none of Validus or, after due inquiry and to the best of our knowledge and belief, any of the persons listed on Schedule I to this prospectus/offer to exchange, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as set forth in this prospectus/offer to exchange and set forth in Schedule II to this prospectus/offer to exchange, after due inquiry and to the best of our knowledge and belief, none of the persons listed on Schedule I hereto, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Transatlantic or has effected any transaction in securities of Transatlantic during the past 60 days.

        Validus does not believe that the exchange offer and the second-step merger will result in a change in control under any of Validus' stock option plans or any employment agreement between Validus and any of its employees. As a result, no options or other equity grants held by such persons will vest as a result of the exchange offer and the second-step merger.

Fees and Expenses

        Validus has engaged Greenhill & Co., LLC, which we refer to as "Greenhill," as a financial advisor with respect to the transaction. In connection with Greenhill's services as a financial advisor to Validus in connection with the transaction, Validus has agreed to pay Greenhill an aggregate fee of $20.0 million, $4.25 million of which has already been paid and $15.75 million (less the fee for Greenhill's service as dealer manager in connection with the exchange offer described below) of which is contingent upon the consummation of a transaction with Transatlantic or entry into a definitive agreement that subsequently results in a transaction with Transatlantic. In addition, Validus will reimburse Greenhill for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Validus has also agreed to indemnify Greenhill and its affiliates in connection with Greenhill's service as a financial advisor against certain liabilities in connection with their engagement.

        Validus has also engaged Greenhill to act as dealer manager in connection with the exchange offer. Greenhill may contact beneficial owners of shares of Transatlantic common stock in its capacity as dealer manager regarding the exchange offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this prospectus/offer to exchange and related materials to beneficial owners of shares of Transatlantic common stock. Validus has agreed to pay Greenhill a fee of $50,000 for its service as dealer manager in connection with the exchange offer (with such amount offset against the contingent portion of the fee payable to Greenhill in its capacity as a financial advisor to Validus as described above). In addition, Validus will reimburse Greenhill for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Validus has also agreed to indemnify Greenhill and its affiliates in connection with Greenhill's service as dealer manager against certain liabilities in connection with their engagement.

        Validus has also engaged J.P. Morgan Securities LLC, which we refer to as "J.P. Morgan," as a financial advisor with respect to the transaction. In connection with J.P. Morgan's services as a financial advisor to Validus in connection with the transaction, Validus agreed to pay J.P. Morgan an aggregate fee of $4.0 million, $1.0 million of which has already been paid and $3.0 million of which is contingent upon the consummation of a transaction with Transatlantic or entry into a definitive agreement that subsequently results in a transaction with Transatlantic. In addition, Validus will reimburse J.P. Morgan for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Validus has also agreed to indemnify J.P. Morgan and its affiliates in connection with J.P. Morgan's service as financial advisor against certain liabilities in connection with their engagement.

        Validus has also engaged J.P. Morgan to provide financing for the exchange offer and Validus has agreed to pay J.P. Morgan customary fees in respect thereof. As part of this engagement, Validus has agreed that J.P. Morgan will have the right to act as, among other roles, lead manager and lead left bookrunner in connection with any public or Rule 144A offering, exclusive placement agent in connection with an private placement and lead left book runner in connection with any credit facility, in each case, in connection with the refinancing in full of the Bridge Facility occurring at any time prior to July 12, 2013.

        Validus has retained Innisfree M&A Incorporated, which we refer to as "Innisfree," as information agent in connection with the exchange offer. The information agent may contact holders of shares of Transatlantic common stock by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the exchange offer to beneficial owners of shares of Transatlantic common stock. Validus will pay the information agent up to $600,000 for these services and the solicitation and advisory services described below, in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Validus agreed to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer.

        Validus has also retained Innisfree for solicitation and advisory services in connection certain solicitations described in this prospectus/offer to exchange, for which Innisfree will receive a customary fee. Validus has also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges.

        In addition, Validus has retained BNY Mellon Shareowner Services as the exchange agent in connection with the exchange offer. Validus will pay the exchange agent reasonable and customary compensation for its services in connection with the exchange offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses.

        Except as set forth above, Validus will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the exchange offer. Validus will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

        Validus will account for the acquisition of shares of Transatlantic common stock under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, "Business Combinations," which we refer to as ASC 805," under which the total consideration paid in the exchange offer will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. In the event there is an excess of the total consideration paid in the exchange offer over the fair values, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the exchange offer will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of Validus determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. In the event there is an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid in the exchange offer, the excess will be accounted for as a gain to be recognized through the income statement at the close of the transaction, in accordance with ASC 805. Validus anticipates the acquisition will result in an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid.

Memorandum of Association and Bye-law Provisions

        Various provisions contained in Validus' Memorandum of Association, as amended, and Amended and Restated Bye-laws could delay or discourage some transactions involving an actual or potential change in control of Validus or its management and may limit the ability of Validus shareholders to remove current management or approve transactions that Validus shareholders may deem to be in their best interests. These provisions:

  •
  authorize Validus' board of directors to establish one or more series of undesignated preferred shares, the terms of which can be determined by the board of directors at the time of issuance;

  •
  divide the board of directors into three classes, each class serving a three-year term;

  •
  allow Validus' directors, and not its shareholders, to fill vacancies on its board of directors resulting from enlargement of the board;

  •
  deny shareholders the right to vote at any annual or special meeting if that shareholder has not paid all the calls on the Validus common shares held;

  •
  provide that shareholders may only remove a director for cause and requires the shareholders to give that director advanced written notice and an opportunity to be heard at the meeting as well as a supermajority vote (66 2/3%) of the outstanding shares; and

  •
  reduce the voting power of a shareholder or group of related shareholders who would otherwise represent more than 9.09% of the aggregate voting power of Validus common shares to represent 9.09% of the aggregate voting power of Validus common shares.

Shareholders' Equity; Share Premium Account

        Under Bermuda law, the excess of any consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation and cannot be paid to shareholders as a dividend.

        A Bermuda company may also create a contributed surplus account and may credit to such account any cash and other property paid or transferred to the company as sole beneficial owner (other than in connection with the issuance of shares). Unlike share premium arising upon the issuance of shares, the amount standing to the credit of a company's contributed surplus account may be distributed to shareholders subject to the solvency of the company.

        As of March 31, 2011, Validus had paid in nominal share capital of approximately $17.2 million, a share premium account of approximately $1.87 billion. Validus does not currently have a contributed surplus account.

COMPARISON OF SHAREHOLDERS' AND STOCKHOLDERS' RIGHTS

        The following is a summary of the material differences between the current rights of Validus shareholders and the current rights of Transatlantic stockholders. The rights of the Transatlantic stockholders who become Validus shareholders pursuant to the exchange offer and second-step merger will be governed by the memorandum of association and the amended and restated bye-laws of Validus, which will remain subject to amendment in accordance with their terms. This summary is not intended to be complete and is qualified by reference to Validus' memorandum of association and its amended and restated bye-laws, and Transatlantic's restated certificate of incorporation and its amended and restated by-laws, as well as the laws of Bermuda or the state of Delaware. Validus' memorandum of association and amended and restated bye-laws are incorporated by reference (as Exhibit 3.1 to Validus' Registration Statement on Form S-1 filed on January 16, 2007 and Exhibit 3.2 to Validus' Registration Statement on Form S-1 (Amendment No. 4) filed on July 5, 2007, respectively). Transatlantic's restated certificate of incorporation and amended and restated by-laws are incorporated by reference (as exhibits to Transatlantic's Current Report Form 8-K, filed on September 8, 2009).

        The following information relating to Transatlantic is taken from the Allied World/Transatlantic S-4 or other publicly available information filed by Transatlantic with the SEC. Please see the section of this prospectus/offer to exchange titled "Note on Transatlantic Information." Shareholders of Validus and stockholders of Transatlantic may request copies of these documents as provided in the section of this prospectus/offer to exchange titled "Where You Can Find More Information."

Share Capital and Authorized and Outstanding Capital Stock

        As of March 31, 2011, Validus had an authorized share capital of 571,428,571 authorized common shares, par value of $0.175 per share. As of March 31, 2011, Validus' issued and outstanding share capital consisted of 82,939,110 common shares, par value $0.175 per share and 15,349,067 non-voting common shares, par value $0.175 per share. Validus common shares trade on the NYSE.

        As of July 5, 2011, Transatlantic had 200,000,000 authorized shares of common stock, par value of $1.00 per share, and 10,000,000 shares of preferred stock, par value of $1.00 per share. As of March 31, 2011, Transatlantic had issued and outstanding 62,475,513 shares of common stock and no shares of preferred stock. Shares of Transatlantic common stock trade on the NYSE.

        Assuming the acquisition of shares of Transatlantic common stock contemplated by the exchange offer were completed on March 31, 2011, as of such date, Validus would have had (i) an authorized share capital of 571,428,571 authorized common shares, par value $0.175 per share, and (ii) issued and outstanding share capital of 180,175,998 common shares, par value $0.175 per share and 15,349,067 non-voting common shares, par value $0.175 per share.

Organizational Documents

Validus	Transatlantic

The rights of Validus shareholders are currently governed by its memorandum of association and bye-laws and by Bermuda law. There is also a shareholder agreement dated December 7, 2005. These rights are described in the section of this prospectus/offer to exchange titled "Comparison of Shareholders' and Stockholders' Rights."
The rights of Transatlantic stockholders are currently governed by its restated certificate of incorporation and amended and restated by-laws and by Delaware law. These rights are described in the section of this prospectus/offer to exchange titled "Comparison of Shareholders' and Stockholders' Rights."

Limitation on Voting Rights

Validus	Transatlantic

If the number of Controlled Shares of any shareholder or group of related shareholders would constitute more than 9.09% of the aggregate voting power of all Validus common shares entitled to vote on a matter, the votes conferred by such Controlled Shares will be reduced, such that the vote conferred by such shares represent 9.09% of the aggregate voting power of all common shares entitled to vote on such matter.	There are voting rights limitations generally applicable to shares of Transatlantic common stock.

A "Controlled Share" of any person refers to all (i) Validus voting common shares and Validus non-voting common shares, (ii) securities convertible into or exchangeable into Validus voting common shares or Validus non-voting common shares, and (iii) options, warrants or other rights to acquire Validus voting common shares or Validus non-voting common shares that a person is deemed to own directly, indirectly or constructively within the meaning of (x) Section 958 of the Code or (y) Section 13(d)(3) of the Exchange Act.

Ownership Limitation

Validus	Transatlantic

Validus is authorized to request information from any holder of shares and has the right to repurchase shares (other than shares that have been sold pursuant to an effective registration statement under the Securities Act) if the board of directors determines that such repurchase is required in order to avoid or ameliorate adverse legal, tax or regulatory consequences or if such holder has undergone a Change of Control. Similar restrictions apply to Validus' ability to redeem shares.	There are no ownership limitations generally applicable to shares of Transatlantic common stock.

"Change of Control" in the Validus bye-laws means the occurrence of one or more of the following events: (i) a majority of the board of directors (or equivalent governing body) of a shareholder shall consist of persons who were not (a) a member of the board of directors (or equivalent governing body) of such shareholder on the December 7, 2005 or (b) nominated for election or elected to the board of directors (or equivalent governing body) of such shareholder, with the affirmative vote of a majority of persons who were members of such board of directors (or equivalent governing body) at the time of such nomination or election or (ii) the acquisition by any person or group of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of the directors of a shareholder (other than certain permitted transferees, persons, groups or their Affiliates who had such power when such shareholder first became a shareholder or acquisitions approved in advance by a majority of the members of the board of directors (or equivalent governing body) of such shareholder or upon the death or disability of a natural person).

Dividends and Distributions

Validus	Transatlantic

Under the Validus bye-laws, the board of Validus has the power to declare dividends and to determine whether such dividends are to be paid in cash or wholly or partly in specie and to fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest against Validus.
Under the Transatlantic by-laws, subject to the express terms of any outstanding series of preferred stock, the Transatlantic board of directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of Transatlantic as and when they deem expedient.

Preferred Shares

Validus	Transatlantic

Subject to the Validus bye-laws, to the shareholders' agreement and to any resolution of the members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the board may issue any unissued shares of Validus on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise as the board may by resolution prescribe.
Under the Transatlantic restated certificate of incorporation, Transatlantic has 10,000,000 authorized shares of "blank check" preferred stock, par value $1.00. As such, the Transatlantic board of directors may determine the preferences, limitations, and relative rights of this preferred stock by adopting resolutions fixing the same. Such a determination may include, without limitation, provisions with respect to voting rights (including rights with respect to any transaction of a specified nature), redemption, convertibility, distribution and preference on dissolution or otherwise. To date, Transatlantic has no preferred stock issued and outstanding.

Preemptive Rights

Validus	Transatlantic
The Validus bye-laws are silent with respect to preemptive rights for shareholders.
Under the Transatlantic restated certificate of incorporation, the holders of common stock and preferred stock are not entitled to preemptive or other similar subscription rights to purchase any of Transatlantic's securities.

Right to Call Special General Meeting / Special Meeting

Validus	Transatlantic

The Validus bye-laws provide that special general meetings of the shareholders may be called only by Validus' (i) chairman of the board, (ii) any two directors who are directors at the time the bye-laws first become effective on July 24, 2007, or (iii) a majority of the board.

Bermuda law also requires the board to call a special general meeting upon the requisition of shareholders holding not less than one-tenth of the paid-up share capital of Validus as at the date of the deposit.
Under the Transatlantic by-laws, a special meeting of stockholders for any purpose or purposes may be called by (i) the Transatlantic board of directors, the chairman of the board of directors, the lead director (as appointed under the Transatlantic by-laws), the president or a committee of the Transatlantic board of directors given such power or (ii) the secretary of Transatlantic, upon the request in writing of stockholders holding of record at least 25% of the voting power of the outstanding shares of capital stock of Transatlantic entitled to vote at such meeting.

Notice of Shareholder and Stockholder Proposals and Nomination of Candidates for Election to the Board by Shareholders and Stockholders

Validus	Transatlantic

Under Bermuda law, shareholders may, at their own expense (unless the company otherwise resolves), as set forth below, require a company to give notice of any resolution that shareholders can properly propose at the next annual general meeting and/or to circulate a statement (of not more than 1000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders necessary for such a request is either the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or not less than 100 shareholders. Each such written request is referred to in this section as a "Shareholder Notice."
Under the Transatlantic by-laws, for nominations of directors and other proposals properly brought before an annual meeting of stockholders by a stockholder, timely notice must be given. In general, to be considered timely, a stockholder's notice must be received by Transatlantic's secretary at the principal office of Transatlantic not later than the close of business on the 90th day nor earlier than the close of business on the 60th day prior to the first anniversary of the preceding year's annual meeting or in the case of the special meeting, not later than the close of the 10th business day following the day on which notice of the special meeting was mailed or public announcement thereof was made, whichever occurs first.
The Validus bye-laws are silent on matters relating to notice of shareholder proposals and nominations of candidates.

Shareholder and Stockholder Action by Written Consent

Validus	Transatlantic

Under the Validus bye-laws, a resolution may only be passed by written consent to be signed by all of the shareholders who at the date of the resolution would be entitled to attend a shareholder meeting and vote on the resolution.	Action by written consent by stockholders is not prohibited by Transatlantic's restated certificate of incorporation or by-laws.

Size of Board of Directors

Validus	Transatlantic

The Validus bye-laws provide that the board shall consist of not less than nine and not more than 12 directors. The exact number of directors is determined by a resolution adopted by the affirmative vote of at least a two- thirds majority of the board then in office. If no such resolution is in effect, the board will consist of 11 directors. Any increase in the size of the board pursuant to this provision may be filled by the directors appointing additional directors.
The Transatlantic by-laws provide that the number of directors will not be less than three nor more than twelve, which number may be fixed from time to time by the Transatlantic board of directors. Under the Transatlantic restated certificate of incorporation, only the Transatlantic board of directors may change the size of the Transatlantic board of directors. The size of Transatlantic board is currently fixed at seven directors and there are currently seven directors serving on the Transatlantic board of directors.

Classification of Board of Directors

Validus	Transatlantic

The Validus bye-laws divide the directors into three classes of directors, each class to have as nearly the same number of directors as possible. The initial terms of the class 1, class 2 and class 3 directors expire in one-year, two-years and three-years, respectively, following the adoption of the bye-laws on July 24, 2007. Following their initial terms, all three classes shall be elected to three-year terms.
The Transatlantic board of directors is not divided into classes. Each director is elected at the annual meeting of stockholders, to hold office until the next annual meeting and until his or her respective successor is duly elected and qualified or until his or her prior death, resignation or removal.

Election of Directors

Validus	Transatlantic
According to the Validus bye-laws, at any election of directors, nominees shall be elected by a plurality of the votes cast.
Under the Transatlantic by-laws, each director shall be elected by the vote of the majority of the votes cast with respect to the nominee at any meeting at which directors are to be elected at which a quorum is present; provided, however, that the directors shall be elected by a plurality of votes cast on an election that is contested. An election is deemed to be contested if as of a date that is 14 days in advance of the filing date of Transatlantic's proxy statement for the relevant meeting with the SEC, the number of nominees exceeds the number of directors to be elected.
For purposes of the foregoing, a majority of votes cast means that the number of shares voted "for" a nominee must exceed the votes cast "against" such nominee.

Removal of Directors

Validus	Transatlantic

Under the Validus bye-laws, the shareholders may, at any annual meeting or special general meeting called for that purpose, remove a director only for Cause by the affirmative vote of at least sixty-six and two-thirds percent of the votes cast, provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting and at such meeting such director shall be entitled to be heard on the motion for such director's removal.
Under the Transatlantic restated certificate of incorporation, a director may be removed from office with or without cause, and only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding capital stock of Transatlantic entitled to vote in respect thereof.

"Cause" in the Validus bye-laws means willful misconduct, fraud, gross negligence, embezzlement or a conviction of, or a plea of "guilty" or "no contest" to, a felony or other crime involving moral turpitude.

Vacancies on the Board of Directors

Validus	Transatlantic

Under the Validus bye-laws, the office of director shall be vacated if the director (1) is removed from office pursuant to the bye-laws or is prohibited from being a director by law, (2) is or becomes bankrupt or makes any arrangement or composition with his creditors generally, (3) is or becomes of unsound mind or an order for his detention is made, or dies, or (4) resigns his office. The board of directors has the power to appoint any person to be a director to fill a vacancy and a director so appointed shall hold office until such director's office is otherwise vacated and shall serve within the same class of directors as the predecessor.
Under the Transatlantic by-laws, any vacancy occurring in the board by reason of death, resignation, or removal shall be filled only by the affirmative vote of a majority of the remaining directors entitled to vote, even if the remaining directors may constitute less than a quorum of the board of directors. A director elected to fill a vacancy shall serve for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by election at a regular meeting or a special meeting of the board of directors called for that purpose, or at an annual meeting or a special meeting of stockholders called for that purpose.

Under the Validus bye-laws, the board of directors may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by the bye-laws as the quorum necessary for the transaction of business at meetings of the board of directors, the continuing directors or director may act for the purpose of (1) summoning a general meeting or (2) preserving the assets of the company.

Duties of Directors and Director Liability

  Validus

        The Companies Act provides that the business of a company is to be managed and conducted by the board of directors. Under Bermuda law, at common law, members of a board of directors owe fiduciary and other duties to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

  •
  a duty to act in good faith in the best interests of the company;

  •
  a duty not to make a personal profit from opportunities that arise from the office of director;

  •
  a duty to avoid conflicts of interest; and

  •
  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

  •
  to act honestly and in good faith with a view to the best interests of the company;

  •
  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

  •
  to disclose material conflicts of interest to the board of the company at the first opportunity.

        In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

        The Companies Act also provides that a company may agree in its bye-laws or by contract or some other arrangement to exempt or indemnify its directors from any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or trust in relation to the company or any subsidiary thereof, except for any liability in respect of any fraud or dishonesty, which would otherwise attach to such director. Please see the subheading "Indemnification of Officers, Directors and Employees" in this section.

  Transatlantic

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the shareholders.

        Under the "business judgment rule," courts generally do not second guess the business judgment of directors and officers. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to directors by the business judgment rule. If the presumption is not rebutted, the business judgment rule attaches to protect the directors from liability for their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. However, when the board of directors takes defensive action in response to a threat to corporate control and approves a transaction resulting in a sale of control of the corporation, Delaware courts subject directors' conduct to enhanced scrutiny.

        Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys' fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation. The DGCL permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to the corporation or its stockholders by reason of a director's breach of the fiduciary duty of care.

        However, the law does not permit any limitation of the liability of a director for: breaching the duty of loyalty to the corporation or its stockholders; failing to act in good faith; obtaining an improper personal benefit from the corporation; or paying a dividend or approving a stock repurchase that was illegal under Delaware law.

Indemnification of Officers, Directors and Employees

Validus	Transatlantic

The Validus bye-laws indemnify its directors, officers and (in the discretion of the board) employees and agents and their heirs, executors and administrators who were or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the company), by reason of his acting in such capacity or his acting in any other capacity for, or on behalf of, the company, against any liability or expense actually and reasonably incurred by such person in respect thereof. In addition, the company shall, in the case of directors and officers, and may, in other cases, advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law.

Under the Validus bye-laws, each shareholder agrees to waive any claim or right of action, other than those involving willful negligence, willful default, fraud or dishonesty, against the company or any of its officers or directors on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the company.

Validus has purchased and maintains directors' and officers' liability policies for such purposes.

Under the Validus bye-laws, no specific provision is made for the indemnification of directors and officers of the company in relation to the affairs of the company's subsidiaries, although (as noted above) such indemnification is not prohibited by Bermuda law.
Under the Transatlantic by-laws, Transatlantic shall indemnify, to the full extent of the law, any person made or threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of Transatlantic or serves or served at the request of Transatlantic as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such a proceeding, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Transatlantic, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Such rights shall be contract rights and shall include the right to be paid by Transatlantic expenses incurred in defending any action, suit or proceeding in advance of its final disposition, provided that such person shall repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification under the Transatlantic by-laws.

Interested Directors / Corporate Opportunities

Validus	Transatlantic

The Validus bye-laws provide that, a director who is directly or indirectly interested in a contract or proposed contract or arrangement with the company or any of its subsidiaries shall declare the nature of such interest to the board, whether or not such declaration is required by law. Unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum for such meeting.
Subject to the requirements set forth in "Duties of Directors and Director Liability," Transatlantic directors are not prohibited from undertaking transactions with Transatlantic or any of its subsidiaries.

Voting Rights and Quorum Requirements

Validus	Transatlantic

Any individual who is a Validus shareholder and who is present at a meeting may vote in person as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders.

The Validus bye-laws also permit attendance at general meetings by proxy.

Subject to the "Limitations on Voting Rights" described above, each holder of voting common shares is entitled to one vote per voting common share held.
Under the Transatlantic restated certificate of incorporation, each holder of common stock shall be entitled to one vote for each share of common stock standing in his or her name on the stock transfer books of Transatlantic. Except as otherwise provided in the rights, powers or preferences in any class or series of preferred stock of Transatlantic, all voting rights of Transatlantic shall be vested in the common stock.

Any individual who is a Transatlantic stockholder and who is present at a meeting may vote in person as may any corporate stockholder that is represented by a duly authorized representative at a meeting of stockholders.

The Transatlantic by-laws also permit attendance at general meetings by proxy.

Subject to the "Limitations on Voting Rights" described above, each holder of voting common shares is entitled to one vote per voting common share held.

Approval of Certain Transactions

  Validus

        The Companies Act is silent on whether a company's shareholders are required to approve a sale, lease or exchange of all or substantially all of a company's property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

        Takeovers:    Bermuda law provides that where an offer is made for shares of a company and within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the offeror may, by notice, require the non-tendering shareholders to transfer their shares on the terms of the offer dissenting shareholders may apply to the Court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the Court should exercise its discretion to enjoin the required transfer, which the Court will be unlikely to do unless there is evidence of fraud, bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

        Amalgamations:    Pursuant to Bermuda law, the amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. The required vote of shareholders may be reduced by a company's bye-laws. For purposes of approval of an amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation. Any shareholder who does not vote in favor of the amalgamation and who is not satisfied that he or she has been offered fair value for his or her shares may, within one month of receiving the company's notice of shareholder meeting to consider the amalgamation, apply to the Court to appraise the fair value of his or her shares. No appeal will lie from an appraisal by the Court. The costs of any application to the Court shall be in the discretion of the Court.

  Transatlantic

        Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Additionally, Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock.

Discontinuance or Change of Jurisdiction of Incorporation

Validus	Transatlantic
The Validus bye-laws permit the Validus board, subject to approval by a majority of shareholders, to exercise all the powers of the company to discontinue the company.
Under the Transatlantic by-laws and Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Transatlantic stock is required for a proposal to dissolve Transatlantic.

Amalgamation, Merger or Other Business Combination

Validus	Transatlantic
The Validus bye-laws do not currently make specific provision for a different majority vote or a different quorum than that which has been set out in the Companies Act.
Under the Transatlantic by-laws, the affirmative vote of the holders of a majority of the outstanding shares of Transatlantic stock is all that is required for certain transactions that by applicable law must be submitted to shareholders for their approval, such as, a merger, the sale of substantially all of Transatlantic's assets, or a proposal to dissolve Transatlantic.

Business Combination Statutes

Validus	Transatlantic

A Bermuda company may not enter into certain business transactions with its significant shareholders or affiliates without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of such business transactions include amalgamation, mergers, asset sales and other transactions in which a significant shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders.
The DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" owning 15% or more of the corporation's voting stock for three years following the time that the "interested stockholder" becomes such, subject to certain exceptions. Transatlantic has not opted out of Section 203 in the Transatlantic charter and is therefore governed by the terms of this provision of the DGCL.

Appraisal Rights/Dissenters' Rights

  Validus

        Under Bermuda law, a dissenting shareholder of an amalgamating company that does not believe it has been offered fair value for its shares may apply to the Court to appraise the fair value of its shares. Where the Court has appraised any such shares and the amalgamation has been consummated prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for his or her shares is less than that appraised by the Court, the amalgamated company shall pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Court. Bermuda law provides for dissenters' rights in an amalgamation between non-affiliated companies and affiliated companies where one company is not a Bermuda company.

  Transatlantic

        Under Delaware law, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Appraisal rights are not available under Delaware law to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger in accordance with Section 251(f) of the DGCL. In addition, no appraisal rights are available under Delaware law to holders of shares of any class of or series of stock which is either listed on a national securities exchange; or held of record by more than 2,000 stockholders.

        Notwithstanding the above, appraisal rights shall be available to those stockholders who are required by the terms of the agreement of merger or consolidation to accept for that stock anything other than:

  •
  shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof;

  •
  shares of stock of another corporation, or depository receipts in respect thereof, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or held of record by more than 2,000 stockholders;

  •
  cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs; or

  •
  any combination of the items listed above.

Shareholder's and Derivative Suits

Validus	Transatlantic

The Validus bye-laws provide that shareholders waive any claim or right of action that they might have, whether individually or by or in the right of the company, against any of its directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty which may attach to such director or officer.
Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Amendment of Memorandum of Association and Certificate of Incorporation

Validus	Transatlantic

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital or of any class of shares have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering a company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.
Under the Transatlantic restated certificate of incorporation, Transatlantic has reserved the right to amend the Transatlantic restated certificate of incorporation. However, the DGCL provides that any amendment to the certificate of incorporation of a Delaware corporation shall be approved by the Transatlantic board of directors, by an affirmative vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

Amendment of Bye-laws and By-laws

Validus	Transatlantic
Consistent with Bermuda law, the Validus bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.
Under the Transatlantic restated certificate of incorporation, the Transatlantic board of directors may amend the Transatlantic by-laws without the approval of the stockholders of Transatlantic in any manner that is not inconsistent with the DGCL or the Transatlantic restated certificate of incorporation. In addition, under the Transatlantic by-laws, either of the board of directors, by majority vote, or the stockholders, by the affirmative vote of holders of record of at least a majority of the combined voting power of all of the outstanding capital stock entitled to vote thereon, may amend or repeal the by-laws of Transatlantic.

Inspection of Books and Records; Shareholder Lists

  Validus

        Under Bermuda law, members of the general public have the right to inspect a company's public documents available at the office of the Registrar of Companies in Bermuda, which will include a company's memorandum of association (including its objects and powers) and certain alterations to its memorandum of association, including any increase or reduction of the company's authorized capital.

        Registered shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of a company, which must be presented to the annual general meeting of shareholders. A company's register of members is also open to inspection by shareholders, and to members of the public, without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain a share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

  Transatlantic

        Delaware law permits any stockholder to inspect or obtain copies of a corporation's stockholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

Required Purchase and Sale of Shares

  Validus

        An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

  •
  By a procedure under the Companies Act known as a "scheme of arrangement." A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders (excluding shares owned by the acquirer) present and voting at a court-ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the Court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement;

  •
  If the acquiring party is a company it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% in value of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of at least 90% in value of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders could be compelled to sell their shares unless the Court (on application made within a one-month period from the date of the offeror's notice of its intention to acquire such shares) orders otherwise; or

  •
  Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Court for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

  Transatlantic

        Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

        The following unaudited condensed consolidated pro forma financial information is intended to provide you with information about how the acquisition of Transatlantic might have affected the historical financial statements of Validus if it had been consummated at an earlier time. The unaudited condensed consolidated pro forma information has been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic's books and records. Therefore, limited pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are reflected in these unaudited condensed consolidated pro forma financial statements. The following unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus. For a summary of the proposed business combination contemplated by the exchange offer and the second-step merger, see the section of this prospectus/offer to exchange titled "The Exchange Offer—Overview."

        The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Validus 10-Q, the Validus 10-K, the Transatlantic 10-Q and the Transatlantic 10-K, each as filed with the SEC. The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at March 31, 2011 for the purposes of the unaudited consolidated pro forma balance sheet and at January 1, 2010 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2010 and the three months ended March 31, 2011.

        This pro forma information is subject to risks and uncertainties, including those discussed in the section of this prospectus/offer to exchange titled "Risk Factors."

        The following table presents unaudited condensed consolidated pro forma balance sheet data at March 31, 2011 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of shares of Transatlantic common stock as if it had occurred at March 31, 2011:

	Historical Validus Holdings, Ltd.	Historical Transatlantic Holdings, Ltd.	Pro Forma Purchase adjustments	Notes	Pro Forma Consolidated
Assets
Fixed maturities, at fair value	$4,589,849	$12,082,509	$(100,263)	3(b), 3(i), 4	$16,572,095
Short-term investments, at fair value	565,620	213,235	—		778,855
Other investments, at fair value	19,772	856,306	—		876,078
Cash and cash equivalents	717,444	331,307	—		1,048,751

Total investments and cash	5,892,685	13,483,357	(100,263)		19,275,779
Premiums receivable	916,012	784,260	(3,224)	3(e)	1,697,048
Deferred acquisition costs	174,361	268,484	—		442,845
Prepaid reinsurance premiums	115,522	81,800	(2,638)	3(e)	194,684
Securities lending collateral	33,143	—	—		33,143
Loss reserves recoverable	453,701	882,007	(7,117)	3(e)	1,328,591
Paid losses recoverable	26,483	—	(2,298)	3(e)	24,185
Accrued investment income	33,282	147,838	—		181,120
Current taxes recoverable	876	—	128,822	3(h)	129,698
Intangible assets	117,853	—	—		117,853
Goodwill	20,393	—	—		20,393
Other assets	41,379	687,636	34,064	3(b), 3(h), 3(i)	763,079

Total assets	$7,825,690	$16,335,382	$47,346		$24,208,418

Liabilities
Reserve for losses and loss expense	$2,534,415	$9,773,978	$492,883	3(e), 3(h)	$12,801,276
Unearned premiums	1,083,164	1,321,276	(2,638)	3(e)	2,401,802
Reinsurance balances payable	157,645	—	(5,522)	3(e)	152,123
Deferred taxation	22,705	—	—		22,705
Securities lending payable	33,878	—	—		33,878
Net payable for investments purchased	59,671	—	—		59,671
Accounts payable and accrued expenses	82,190	193,072	—		275,262
Senior notes payable and credit facility payable	246,901	1,005,683	500,000	3(g)	1,752,584
Debentures payable	289,800	—	—		289,800

Total liabilities	4,510,369	12,294,009	984,723		17,789,101

Shareholders' equity
Ordinary shares	23,331	67,838	(50,822)	3(a), 3(d)	40,347
Treasury shares	(6,131)	(244,722)	244,722	3(d)	(6,131)
Additional paid-in capital	1,870,104	317,731	2,661,122	3(a), 3(d)	4,848,957
Accumulated other comprehensive gain (loss)	(4,498)	114,790	(114,790)	3(d)	(4,498)
Retained earnings	1,432,515	3,785,736	(3,677,609)	3(b), 3(d), 3(f) 3(g), 3(h), 3(i)	1,540,642

Total shareholders' equity	3,315,321	4,041,373	(937,377)		6,419,317

Total liabilities and shareholders' equity	$7,825,690	$16,335,382	$47,346		$24,208,418

Common shares outstanding	98,288,177	62,475,513	97,236,888		195,525,065
Common shares and common share equivalents outstanding	111,922,763	66,304,124	103,195,739		215,118,502
Book value per share	$33.73	$64.69		7	$32.83
Diluted book value per share	$31.32	$62.88		7	$31.32
Diluted tangible book value per share	$30.08	$62.88		7	$30.67

        The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2010 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of shares of Transatlantic common stock as if it had occurred at January 1, 2010:

	Historical Validus Holdings, Ltd.	Historical Transatlantic Holdings, Ltd.	Pro Forma Purchase adjustments	Notes	Pro Forma Consolidated
Revenues
Gross premiums written	$1,990,566	$4,132,931	$(5,121)	3(e)	$6,118,376
Reinsurance premiums ceded	(229,482)	(251,238)	5,121	3(e)	(475,599)

Net premiums written	1,761,084	3,881,693	—		5,642,777
Change in unearned premiums	39	(23,073)	—		(23,034)

Net premiums earned	1,761,123	3,858,620	—		5,619,743
Net investment income	134,103	473,547	(5,042)	3(b)	602,608
Net realized gains on investments	32,498	38,073	—		70,571
Net unrealized gains (losses) on investments	45,952	—	(63,509)	3(i)	(17,557)
Other-than-temporary impairments charged to earnings	—	(7,972)	7,972	3(i)	—
Loss on early extinguishment of debt	—	(115)	—		(115)
Other income	5,219	—	—		5,219
Foreign exchange gains	1,351	—	—		1,351

Total revenues	1,980,246	4,362,153	(60,579)		6,281,820
Expenses
Losses and loss expense	987,586	2,681,774	—	5	3,669,360
Policy acquisition costs	292,899	929,922	—		1,222,821
General and administrative expenses	209,290	209,397	(35,300)	3(j)	383,387
Share compensation expense	28,911	—	35,300	3(j)	64,211
Finance expenses	55,870	68,272	16,250	3(g)	140,392

Total expenses	1,574,556	3,889,365	16,250		5,480,171

Income before taxes	405,690	472,788	(76,829)		801,649
Income tax expense (benefit)	(3,126)	(70,587)	20,927	3(b) 3(i)	(52,786)

Income after taxes	$402,564	$402,201	$(55,902)		$748,863

Preferred dividend and warrant dividend	6,991	—	—		6,991
Net income available to common shareholders	$395,573	$402,201	$(55,902)		$741,872

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	116,018,364	64,092,000	97,236,888		213,255,252
Diluted	120,630,945	64,930,000	98,541,151		219,172,096
Basic earnings per share	$3.41	$6.28		6	$3.48

Diluted earnings per share	$3.34	$6.19		6	$3.42

        The following table sets forth unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 2011 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of shares of Transatlantic common stock as if it had occurred at January 1, 2010:

	Historical Validus Holdings, Ltd.	Historical Transatlantic Holdings, Ltd.	Pro Forma Purchase adjustments	Notes	Pro Forma Consolidated
Revenues
Gross premiums written	$849,896	$1,123,104	$(1,232)	3(e)	$1,971,768
Reinsurance premiums ceded	(109,820)	(79,280)	1,232	3(e)	(187,868)

Net premiums written	740,076	1,043,824	—		1,783,900
Change in unearned premiums	(310,543)	(86,995)	—		(397,538)

Net premiums earned	429,533	956,829	—		1,386,362
Net investment income	29,975	106,840	(1,097)	3(b)	135,718
Net realized gains on investments	6,379	56,912	—		63,291
Net unrealized losses on investments	(12,828)	—	(69,923)	3(i)	(82,751)
Other-than-temporary impairments charged to earnings	—	(1,500)	1,500	3(i)	—
Loss on early extinguishment of debt	—	(1,179)	—		(1,179)
Other income	1,606	—	—		1,606
Foreign exchange gains (losses)	(467)	—	—		(467)

Total revenues	454,198	1,117,902	(69,520)		1,502,580
Expenses
Losses and loss expense	476,198	1,169,052	—	5	1,645,250
Policy acquisition costs	77,296	208,841	—		286,137
General and administrative expenses	48,477	43,877	(8,825)	3(j)	83,529
Share compensation expense	12,049	—	8,825	3(j)	20,874
Finance expenses	14,001	16,894	4,063	3(g)	34,958

Total expenses	628,021	1,438,664	4,063		2,070,748

Loss before taxes	(173,823)	(320,762)	(73,583)		(568,168)
Income tax benefit	1,459	130,610	24,270	3(b) 3(i)	156,339

Loss after taxes	$(172,364)	$(190,152)	$(49,313)		$(411,829)

Preferred dividend and warrant dividend	1,984	—	—		1,984

Net losses available to common shareholders	$(174,348)	$(190,152)	$(49,313)		$(413,813)

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	97,944,340	62,365,000	97,236,888		195,181,228
Diluted	97,944,340	62,365,000	97,236,888		195,181,228
Basic loss per share	$(1.78)	$(3.05)		6	$(2.12)

Diluted loss per share	$(1.78)	$(3.05)		6	$(2.12)

Validus Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data)

1.     Basis of Presentation

        The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at March 31, 2011 for the purposes of the unaudited condensed consolidated pro forma balance sheet and at January 1, 2010 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2010 and three months ended March 31, 2011. The unaudited condensed consolidated pro forma financial information has been prepared by Validus' management and is based on Validus' historical consolidated financial statements and Transatlantic's historical consolidated financial statements. Certain amounts from Transatlantic's historical consolidated financial statements have been reclassified to conform to the Validus presentation. The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic's books and records or discussion with the Transatlantic management team. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. Additional reclassifications of Transatlantic data to conform to the Validus presentation may also be required.

        This unaudited condensed consolidated pro forma financial information is prepared in conformity with United States Generally Acceptable Accounting Principles ("US GAAP"). The unaudited condensed consolidated pro forma balance sheet as of March 31, 2011 and the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2010 and the three month period ended March 31, 2011 have been prepared using the following information:

  (a)
  Audited historical consolidated financial statements of Validus as of December 31, 2010 and for the year ended December 31, 2010;

  (b)
  Audited historical consolidated financial statements of Transatlantic as of December 31, 2010 and for the year ended December 31, 2010;

  (c)
  Unaudited historical consolidated financial statements of Validus as of March 31, 2011 and for the three months ended March 31, 2011;

  (d)
  Unaudited historical consolidated financial statements of Transatlantic as of March 31, 2011 and for the three months ended March 31, 2011; and

  (e)
  Such other known supplementary information as considered necessary to reflect the acquisition in the unaudited condensed consolidated pro forma financial information.

        The pro forma adjustments reflecting the consummation of the exchange offer and the second-step merger under the acquisition method of accounting are based on certain estimates and assumptions. The unaudited condensed consolidated pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the of the exchange offer and the second-step merger and the allocation of the final purchase price will depend on a number of factors, including additional financial information available at such time, changes in values and changes in Transatlantic's operating results between the date of preparation of this unaudited condensed consolidated pro forma financial information and the effective date of the exchange offer and the second-step merger. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Validus' management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated based on information available to Validus at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed consolidated pro forma financial information.

        The unaudited condensed consolidated pro forma financial information does not include any financial benefits, revenue enhancements or operating expense efficiencies arising from the exchange offer and the second-step merger.

        Estimated costs of the transaction as well as the benefit of the negative goodwill have been reflected in the unaudited condensed consolidated pro forma balance sheet, but have not been included on the pro forma income statement due to their non-recurring nature.

        The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the exchange offer and the second-step merger been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Validus 10-Q, the Validus 10-K, the Transatlantic 10-Q and the Transatlantic 10-K, as filed with the SEC. Please see the section of this prospectus/offer to exchange titled "Where You Can Find More Information."

2.     Recent Accounting Pronouncements

        In May 2011, the FASB issued Accounting Standards Update No. 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs" ("ASU 2011-04"). The objective of ASU 2011-04 is to provide common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the amendments do not result in a change in the application of the requirements in Topic 820 "Fair Value Measurements." ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Validus is currently evaluating the impact of this guidance, however it is not expected to have a material impact on Validus' consolidated financial statements.

        In June 2011, the FASB issued Accounting Standards Update No. 2011-05, "Presentation of Comprehensive Income" ("ASU 2011-05"). The objective of ASU 2011-05 is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. ASU 2011-05 is effective for interim and annual periods beginning after December 15, 2011. Validus is currently evaluating the impact of this guidance, however it is not expected to have a material impact on Validus' consolidated financial statements.

3.     Purchase Adjustments

        Validus is offering to exchange for each outstanding share of Transatlantic common stock that is validly tendered and not properly withdrawn prior to the expiration time of the exchange offer, 1.5564 Validus common shares and $8.00 in cash (less applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying revised letter of transmittal. Validus intends, promptly following acceptance for exchange and exchange of shares of Transatlantic common stock in the exchange offer, to effect the second-step merger pursuant to which Validus will acquire all shares of Transatlantic common stock those Transatlantic stockholders who choose not to tender their shares Transatlantic common stock pursuant to the exchange offer in accordance with the DGCL. Please see the section of this prospectus/offer to exchange titled "The Exchange Offer—Purpose and Structure of the Exchange Offer."

        In connection with the exchange offer, transaction costs currently estimated at $28,000 will be incurred and expensed. In addition, upon termination of the Allied World acquisition agreement, the Allied World termination fee will be incurred and expensed. The Allied World termination fee is not tax deductible.

        As discussed above, these pro forma purchase adjustments are based on certain estimates and assumptions made as of the date of the unaudited condensed consolidated pro forma financial information. The actual adjustments will depend on a number of factors, including the review of Transatlantic's books and records, and changes in the estimated fair value of net balance sheet assets and operating results of Transatlantic between March 31, 2011 and the date of the consummation of the exchange offer and second-step merger. Validus expects to make such adjustments at such time. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed consolidated pro forma financial information and such differences may be material.

        The share prices for both Validus and Transatlantic used in determining the preliminary estimated purchase price are based on the closing share prices on July 12, 2011 (the last trading day prior to the announcement of the Validus merger offer). The preliminary total purchase price is calculated as follows:

Calculation of Total Purchase Price

Transatlantic shares of common stock outstanding as of March 31, 2011	62,475,513

Exchange ratio	1.5564

Total Validus common shares to be issued	97,236,888
Validus closing share price on July 12, 2011	$30.81

Total value of Validus common shares to be issued	$2,995,869
Total cash consideration paid	$500,000

Total Purchase Price	$3,495,869

        The allocation of the purchase price is as follows:

Allocation of Purchase Price

Transatlantic stockholders' equity	$4,041,373
Allied termination fee	(115,000)
Mark held-to-maturity investments to market, net of tax	30,623
Less reserve increase, after tax	(325,000)

Transatlantic stockholders' equity, adjusted (B)	$3,631,996
Total purchase price(A)	$3,495,869

Negative goodwill (A-B)	$136,127

(a)
In connection with the exchange offer, 97,236,888 Validus common shares are expected to be issued for all Transatlantic shares of common stock, shares of common stock issued pursuant to option exercises, and shares of common stock issued following vesting of restricted shares, restricted share units and performance share units resulting in additional share capital of $17,016 and additional paid-in capital of $2,978,853.

(b)
It is expected that total transaction costs currently estimated at $28,000, the Allied World termination fee of $115,000, and expenses related to bank debt of $4,375 will be incurred by the consolidated entity. Based on an expected investment return of 2.29% for Validus and 3.70% for Transatlantic per annum, pre-tax investment income of $5,042 would have been foregone during the year end December 31, 2010 had these payments of $147,375 been made. In addition, an adjustment of $143,000 was made to retained earnings and $4,375 to other assets as deferred financing fees as at March 31, 2011 to reflect the transaction costs, the Allied World termination fee, and the debt refinancing costs. Based on an expected investment return of 2.06% for Validus and 3.20% for Transatlantic per annum, pre tax investment income of $1,097 would have been foregone during the three months ended March 31, 2011 had these payments of $147,375 been made.

(c)
Employees of Transatlantic hold 2,024,855 options to purchase Transatlantic shares of common stock. The weighted average exercise price of these options is $63.00. It is expected that nil net shares would be issued upon exercise of these options.

(d)
Elimination of Transatlantic ordinary shares of common stock of $67,838, treasury shares of $244,722, additional paid-in capital of $317,731, accumulated other comprehensive income of $114,790 and retained earnings of $3,785,736.

(e)
A related party balance of $5,121 for the three months ended March 31, 2011 and $1,232 for the year ended December 31, 2010 representing reinsurance ceded to Transatlantic by Validus was eliminated from gross premiums written and reinsurance ceded. Corresponding prepaid reinsurance premiums and unearned premiums of $2,638 and premiums receivable and reinsurance balances payable of $3,224 have been eliminated from the pro forma balance sheet. Loss reserves recoverable and reserves for losses and loss expenses of $7,117 and paid losses recoverable and reinsurance balances payable of $2,298 have also been eliminated from the pro forma balance sheet.

(f)
The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic books and records. Therefore, with the exception of note 3(g) below, the carrying value of assets and liabilities in Transatlantic's financial statements are considered to be a proxy for fair value of those assets and liabilities, with the difference between the net assets and the total purchase price considered to be negative goodwill. In addition, limited pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are reflected in these unaudited pro forma consolidated financial statements. Pursuant to Accounting Standards Codification Topic 805, "Business Combinations" ("ASC 805"), a bargain purchase is defined as a business combination in which the total fair value of the identifiable net assets acquired on the date of acquisition exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer. Negative goodwill of $136,127 has been recorded as a credit to retained earnings as upon completion of the acquisition of Transatlantic shares of common stock negative goodwill will be treated as a gain in the consolidated statement of operations.

(g)
Validus is offering to exchange for each outstanding share of Transatlantic common stock that is validly tendered and not properly withdrawn prior to the expiration time of the exchange offer, 1.5564 Validus common shares and $8.00 in cash (less applicable withholding taxes and without interest). This cash consideration is expected to total $500,000, and will be funded through borrowings under the existing Validus credit facilities and a new facility. Based on an expected interest rate of 3.25% per annum, additional finance expenses of $16,250 would have been incurred during the year end December 31, 2010 had this credit facility been in place. Based on an expected interest rate of 3.25% per annum, additional finance expenses of $4,063 would have been incurred during the three months ended March 31, 2011 had this credit facility been in place. The effect of a change in the expected interest rate of one-eighth percent in preparation of these unaudited condensed consolidated pro forma financial statements would result in a change to finance expenses of $625 for the year ended December 31, 2010 and $156 for the three months ended March 31, 2011.

(h)
The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic books and records. However, it is expected that an additional reserve of $500,000 will be required to recognize potential reserve deficiencies on 2001 year and prior business. This adjustment to loss reserves will also result in a current and deferred tax benefit of $175,000, of which $46,178 is deferred and $128,822 is current. The net charge to the balance sheet of $325,000 has been recorded as a debit to retained earnings.

(i)
Transatlantic classifies its fixed maturities as either held to maturity or available for sale, with held to maturity securities carried at amortized cost if Transatlantic has the positive intent and ability to hold each of these securities to maturity. Validus' investments in fixed maturities are classified as trading and carried at fair value, with related net unrealized gains or losses included in earnings. It is expected that Transatlantic's securities will be reclassified as trading upon completion of this transaction. At March 31, 2011 securities with an amortized cost of $1,188,705 and fair market value $1,235,817 were classified as held to maturity. Reclassification of these as trading would result in an adjustment of $47,112 to investments, a credit of $16,489 to other assets for deferred taxes, and a credit of $30,623 to retained earnings at March 31, 2011.

In addition, Transatlantic reports unrealized gains and losses from fixed maturities available for sale, equities available for sale and other invested assets, as a separate component of AOCI, net of deferred income taxes, in stockholders' equity. Reclassification of these securities as trading would result in these unrealized gains and losses being reported as components of the income statement. Additional unrealized losses on investments of $55,537 with a corresponding tax benefit of $19,438 would have been reported on the income statement during the year ended December 31, 2010 had this reclassification been in place. Additional unrealized losses on investments of $68,423 with a corresponding tax benefit of $23,948 would have been reported on the income statement during the three months ended March 31, 2011 had this reclassification been in place.

In addition, other-than-temporary impairments charged to earnings of $7,972 and $1,500 in the year ended December 31, 2010 and three months ended March 31, 2011 would have been reallocated to unrealized gains and losses following a reclassification of the securities as trading.

(j)
The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic books and records. Transatlantic does not separately list share compensation expense on its income statement, however disclosure of the amount recorded for the year ended December 31, 2010 was recorded in its notes to the financial statements. This amount of $35,300 was therefore reclassified as share compensation expense on the income statement. Similar disclosure was not given for the three months ended March 31, 2011, but an estimate of $8,825 was calculated based on the amount recorded for the year ended December 31, 2010, and was reclassified as share compensation expense on the income statement.

(k)
The share prices of both Validus and Transatlantic used in preparing these unaudited condensed consolidated pro forma financial statements are based on the closing share prices on July 12, 2011, and were $30.81 and $49.02, respectively. As of July 22, 2011, the share prices were $27.70 and $52.50, respectively. The effect of using the July 22, 2011 closing share prices in preparation of these unaudited condensed consolidated pro forma financial statements would have resulted in an entry to additional paid in capital of $302,407 reflecting reduced purchase price and an offsetting entry to retained earnings of $302,407 reflecting additional negative goodwill. Using July 22, 2011 share prices would have had no effect on calculation of book value per share, diluted book value per share, basic earnings per share and diluted earnings per share.

4.     Adjustments to cash and cash equivalents

        The acquisition of shares of Transatlantic common stock will result in the payment of cash and cash equivalents by Transatlantic of $115,000 and by Validus of $32,375.

        The unaudited condensed consolidated pro forma statements of operations reflect the impact of these reductions in cash and cash equivalents. Actual transaction costs may vary from such estimates which are based on the best information available at the time the unaudited condensed consolidated pro forma financial information was prepared.

        For purposes of presentation in the unaudited condensed consolidated pro forma financial information, the sources and uses of funds of the acquisition are as follows:

Sources of Funds

Transatlantic cash and cash equivalents	$115,000
Validus cash and cash equivalents	32,375
Validus credit facility	500,000

Total	$647,375

Uses of Funds

Cash consideration	$500,000
Validus transaction costs	28,000
Refinancing costs for existing Validus debt	4,375
Allied World termination fee	115,000

Total	$647,375

5.     Selected Ratios

        Selected ratios of Validus, Transatlantic and pro forma combined are as follows:

	Year Ended December 31, 2010			Three Months Ended March 31, 2011
	Validus	Transatlantic	Pro forma combined	Validus	Transatlantic	Pro forma combined
Losses and loss expense ratios	56.1%	69.5%	65.2%	110.9%	122.2%	118.7%
Policy acquisition costs ratios	16.6	24.1	21.8	18.0	21.8	20.6
General and administrative cost ratios	13.5	5.4	8.0	14.1	4.6	7.5

Combined ratio	86.2%	99.0%	95.0%	143.0%	148.6%	146.8%

        (a)   Factors affecting the losses and loss expense ratio for the year ended December 31, 2010:

  Validus' losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2010 was 56.1%. The amount of recorded reserves represents management's best estimate of expected losses and loss expenses on premiums earned. Favorable loss reserve development on prior years totaled $156.6 million. Of this $70.6 million related to the Validus Re segment and $86.0 million related to the Talbot segment. This favorable loss reserve development benefited Validus' loss ratio by 8.9 percentage points for the year ended December 31, 2010. For the year ended December 31, 2010, Validus incurred $536.2 million of notable losses, excluding reserve for potential development on 2010 notable loss events, which represented 30.4 percentage points of the loss ratio. Net of $21.1 million in reinstatement premiums, the effect of these events on net income was $515.1 million. Validus' loss ratio, excluding prior year development and notable loss events for the year ended December 31, 2010 was 34.9%.

  The data in the following paragraph is taken from "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Transatlantic 10-K. The data has been reproduced here as it was originally presented.

  2010 includes pre-tax net catastrophe costs of $202.4 million, principally relating to the earthquake in Chile, the earthquake in New Zealand, storms and flooding in Australia and the Deepwater Horizon explosion. Net catastrophe costs in the aggregate added (decreased) 5.2%, (0.1)%, 8.2% and 17.4% to the 2010 combined ratios for consolidated, Domestic, International-Europe and International-Other, respectively. (See Note 10 for the amounts of net catastrophe costs by segment and the amounts of consolidated gross and ceded catastrophe losses incurred and reinstatement premiums. See discussion in Catastrophe Exposure of the magnitude of TRH's catastrophe exposures.) While TRH believes that it has taken appropriate steps to manage its exposure to possible future catastrophe losses, the occurrence of one or more natural or man-made catastrophic events of unanticipated frequency or severity, such as a terrorist attack, earthquake or hurricane, that causes insured losses could have a material adverse effect on TRH's results of operations, liquidity or financial condition. Current techniques and models may not accurately predict the probability of catastrophic events in the future and the extent of the resulting losses. Moreover, one or more catastrophe losses could weaken TRH's retrocessionnaires and result in an inability of TRH to collect reinsurance recoverables. In addition, in 2010, TRH decreased its estimates of the ultimate amounts of net losses occurring in 2009 and prior years by $57.0 million. This net favorable development was comprised of net favorable development of $216.9 million for losses occurring in 2002 to 2009, partially offset by net adverse development of $159.9 million relating to losses occurring in 2001 and prior.

  Transatlantic's loss ratio, excluding prior year development and notable loss events for the year ended December 31, 2010 was 65.6%.

        (b)   Factors affecting the losses and loss expense ratio for the year ended March 31, 2011:

  Validus' losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the three months ended March 31, 2011 was 110.9%. For the three months ended March 31, 2011, Validus incurred $293.8 million from notable loss events, which represented 68.4 percentage points of the loss ratio, excluding reserve for potential development on 2011 notable loss events, as described below. Net of $22.7 million of reinstatement premiums, the effect of these events on net income was $271.1 million. Net of $17.0 million of reinstatement premiums, the effect of these events on net income was $306.9 million. Validus' loss ratio, excluding prior year development and notable loss events for the three months ended March 31, 2011 was 48.7%

  The data in the following paragraph is taken from "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Transatlantic 10-Q. The data has been reproduced here as it was originally presented.

  The first quarter of 2011 includes net catastrophe costs of $545.4 million, $365 million of which is related to the Tohoku earthquake and resulting tsunami in Japan, $120 million of which is related to the February earthquake in New Zealand and $60 million of which is related to flooding in Australia and Cyclone Yasi. Net catastrophe costs in the first quarter of 2011 includes $4.0 million of estimated net favorable loss reserve development related to catastrophe events occurring in prior years. Net catastrophe costs in the aggregate added 57.2%, 7.2%, 34.0% and 285.2% to the first quarter of 2011 combined ratios for consolidated, Domestic, International-Europe and International-Other, respectively.

  Transatlantic's loss ratio, excluding prior year development and notable loss events for the three months ended March 31, 2011 was 66.8%

6.     Earnings per Common Share

        (a)   Pro forma earnings per common share for the year ended December 31, 2010 and the three months ended March 31, 2011 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described in 6(b) below. The historical weighted average number of common shares outstanding of Validus was 116,018,364 and 120,630,945 basic and diluted, respectively, for the year ended December 31, 2010 and 97,944.340 and 97,944.340 basic and diluted, respectively, for the three months ended March 31, 2011.

        (b)   The pro forma weighted average number of common shares outstanding for the year ended December 31, 2010 and three months ended March 31, 2011, after giving effect to the exchange of shares as if the exchange offer had been issued and outstanding for the whole year, is 213,255,252 and 219,172,096, basic and diluted, and 195,181,228 and 195,181,228, basic and diluted, respectively.

        (c)   In the basic earnings per share calculation, dividends and distributions declared on warrants are deducted from net income. In calculating diluted earnings per share, we consider the application of the treasury stock method and the two-class method and which ever is more dilutive is included into the calculation of diluted earnings per share.

        The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2011:

	Historical Validus Holdings	Pro Forma Consolidated
Net loss available to common shareholders	$(174,348)	$(413,813)

Weighted average shares—basic ordinary shares outstanding	97,944,340	195,181,228
Share equivalents
Warrants	—	—
Restricted Shares	—	—
Options	—	—

Weighted average shares—diluted	97,944,340	195,181,228
Basic loss per share	$(1.78)	$(2.12)

Diluted loss per share	$(1.78)	$(2.12)

        The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2010:

	Historical Validus Holdings	Pro Forma Consolidated
Net Income	$402,564	$748,863
Net income available to common shareholders	$395,573	$741,872

Weighted average shares—basic ordinary shares outstanding	116,018,364	213,255,252
Share equivalents
Warrants	2,657,258	2,657,258
Restricted Shares	1,067,042	2,371,305
Options	888,281	888,281

Weighted average shares—diluted	120,630,945	219,172,096
Basic earnings per share	$3.41	$3.48

Diluted earnings per share	$3.34	$3.42

7.     Book Value per Share

        Validus calculates diluted book value per share using the "as-if-converted" method, where all proceeds received upon exercise of warrants and stock options would be retained by Validus and the resulting common shares from exercise remain outstanding. In its public records, Transatlantic calculates only book value per share and not diluted book value per share. Accordingly, for the purposes of the Pro Forma Condensed Consolidated Financial Statements and notes thereto, Transatlantic's diluted book value per share has been calculated based on the "as-if-converted" method to be consistent with Validus' calculation.

        The following table sets forth the computation of book value and diluted book value per share adjusted for the exchange offer as of March 31, 2011:

	Historical Validus Holdings	Pro Forma Consolidated
Book value per common share calculation
Total shareholders' equity	$3,315,321	$6,419,317
Shares	98,288,177	195,525,065

Book value per common share	$33.73	$32.83

Diluted book value per common share calculation
Total shareholders' equity	$3,315,321	$6,419,317
Proceeds of assumed exercise of outstanding warrants	$139,272	$139,272
Proceeds of assumed exercise of outstanding stock options	$50,571	$178,137
Unvested restricted shares	—	—

	$3,505,164	$6,736,726

Shares	98,288,177	195,525,065
Warrants	7,934,860	7,934,860
Options	2,521,975	5,673,459
Unvested restricted shares	3,177,751	5,985,117

	111,922,763	215,118,502

Diluted book value per common share	$31.32	$31.32

8.     Capitalization

        The following table sets forth the computation of debt to total capitalization and debt (excluding debentures payable) to total capitalization at March 31, 2011, adjusted for the exchange offer and second-step merger:

	Historical Validus Holdings	Pro Forma Consolidated
Total debt
Borrowings drawn under credit facility	$—	$500,000
Senior notes payable	246,901	1,252,584
Debentures payable	289,800	289,800

Total debt	$536,701	$2,042,384

Total capitalization
Total shareholders' equity	$3,315,321	$6,419,317
Borrowings drawn under credit facility	—	500,000
Senior notes payable	246,901	1,252,584
Debentures payable	289,800	289,800

Total capitalization	$3,852,022	$8,461,701

Total debt to total capitalization	13.9%	24.1%
Debt (excluding debentures payable) to total capitalization	6.4%	20.7%

FORWARD-LOOKING STATEMENTS

        This prospectus/offer to exchange and the accompanying letter of transmittal may include forward-looking statements, both with respect to Validus and Validus' industry, that reflect Validus' current views with respect to future events and financial performance. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," "may," "would," and similar statements of a future or forward-looking nature are often used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Validus' control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Validus believes that these factors include, but are not limited to, the following: 1) uncertainty as to whether the conditions of the exchange offer will be met or whether the exchange offer and second-step merger will be consummated; 2) uncertainty as to the actual premium that will be realized by Transatlantic stockholders in connection with exchange offer and the second-step merger; 3) failure to realize the anticipated benefits (including combination synergies) of the exchange offer and the second-step merger, including as a result of delay in completing the transaction or integrating the businesses of Validus and Transatlantic; 4) uncertainty as to the long-term value of Validus common shares; 5) unpredictability and severity of catastrophic events; 6) rating agency actions; 7) adequacy of Validus' or Transatlantic's risk management and loss limitation methods; 8) cyclicality of demand and pricing in the insurance and reinsurance markets; 9) Validus' ability to implement its business strategy during "soft" as well as "hard" markets; 10) adequacy of Validus' or Transatlantic's loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition in the insurance and reinsurance markets; 14) potential loss of business from one or more major reinsurance or insurance brokers; 15) the credit risk Validus and Transatlantic assume through their dealings with insurance and reinsurance brokers; 16) Validus' or Transatlantic's ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 17) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 18) the integration of businesses Validus may acquire or new business ventures Validus may start; 19) the legal, regulatory and tax regimes under which Validus and Transatlantic operate; 20) the effect on Validus' or Transatlantic's investment portfolios of changing financial market conditions, including inflation, interest rates, liquidity and other factors; 21) acts of terrorism or outbreak of war or hostilities; and 22) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors.

        The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in the Validus 10-Q, the Validus 10-K, the Transatlantic 10-Q and the Transatlantic 10-K, each as filed with the SEC. Any forward-looking statements made in this prospectus/offer to exchange and the accompanying letter of transmittal are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or Validus' business, operations or financial condition. Except to the extent required by applicable law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

        No rating agency (A.M. Best, Moody's, or Standard & Poor's) has specifically approved or disapproved or otherwise taken definitive action on the Validus merger offer or the exchange offer.

 LEGAL MATTERS

        Appleby (Bermuda) Limited has provided an opinion regarding the validity of the Validus common shares to be issued pursuant to the exchange offer, with respect to matters of Bermuda law.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus/offer to exchange by reference to Validus' Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Transatlantic appearing in the Transatlantic 10-K (including schedules appearing therein), and Transatlantic's management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 included therein are incorporated herein by reference and have been audited by an independent registered public accounting firm. Pursuant to Rule 436 under the Securities Act, Validus requires the consent of Transatlantic's independent auditors to incorporate by reference their audit report to the Transatlantic 10-K in this prospectus/offer to exchange and, because such consent has not been received, such audit report is not incorporated herein by reference. Validus has requested and has, as of the date of this prospectus/offer to exchange, not received such consent from Transatlantic's independent auditors. We have requested dispensation pursuant to Rule 437 under the Securities Act from this requirement. If Validus receives this consent, Validus will promptly file it as an exhibit to Validus' registration statement of which this prospectus/offer to exchange forms a part. Because Validus has not been able to obtain Transatlantic's auditors' consent, you may not be able to assert a claim against Transatlantic's independent auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Transatlantic's independent auditors or any omissions to state a material fact required to be stated therein.

SOLICITATION OF PROXIES

        As discussed in this prospectus/offer to exchange, Validus has filed a preliminary proxy statement in connection with the solicitation of proxies from Transatlantic stockholders to vote against the adoption of the Allied World acquisition agreement and vote against other proposals brought before the Transatlantic special stockholder meeting as discussed in more detail in such preliminary proxy statement. If the Allied World acquisition agreement is not adopted by Transatlantic stockholders after a vote thereon, the Transatlantic board of directors will be able to terminate the Allied World acquisition agreement and enter into a merger agreement with Validus. In such case, Validus believes the merger contemplated by the Validus merger offer could be completed in the fourth quarter of 2011, which is consistent with the publicly announced timing of the proposed Allied World acquisition (subject to the satisfaction or waiver of the conditions to the exchange offer).

        Transatlantic stockholders may obtain a free copy of the proxy statement described above and other documents that Validus files with the SEC at its website at http://www.sec.gov. In addition, the proxy statement may be obtained free of charge from Validus by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

 ADDITIONAL NOTE REGARDING THE EXCHANGE OFFER

        The exchange offer is being made solely by this prospectus/offer to exchange and the accompanying letter of transmittal and is being made to holders of shares of Transatlantic common stock. Validus is not aware of any jurisdiction where the making of the exchange offer or the tender of shares of Transatlantic common stock in connection therewith would not be in compliance with the laws of such jurisdiction. If Validus becomes aware of any jurisdiction in which the making of the exchange offer or the tender of shares of Transatlantic common stock in connection therewith would not be in compliance with applicable law, Validus will make a good faith effort to comply with any such law. If, after such good faith effort, Validus cannot comply with any such law, the exchange offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Transatlantic common stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer shall be deemed to be made on behalf of Validus by the dealer manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        Unless otherwise specifically noted herein, all references to "dollars" and "$" shall refer to U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

        Validus and Transatlantic file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC's public reference room:

Public Reference Room
100 F Street NE
Room 1580
Washington, D.C. 20549

        For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services.

        Validus has filed a registration statement on Form S-4 to register with the SEC the offering and sale of Validus common shares to be issued in the exchange offer and the second-step merger. This prospectus/offer to exchange is a part of that registration statement. We may also file additional amendments to the registration statement. In addition, Validus filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the exchange offer, and we may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

        Some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through Validus, the SEC or the SEC's website as described above. Documents filed with the SEC are available from Validus without charge, excluding all exhibits, except that, if Validus has specifically incorporated by reference an exhibit in this prospectus/offer to exchange, the exhibit will also be provided without charge.

        You may obtain documents filed with the SEC by requesting them in writing or by telephone from Validus at the following addresses:

Validus Holdings, Ltd.
29 Richmond Road, Pembroke
Bermuda HM 08
(441) 278-9000
Attention: Jon Levenson

        If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the expiration time of the exchange offer. This means you must request this information no later than September 23, 2011. Validus will mail properly requested documents to requesting stockholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

        You can also get more information by visiting Validus' website at http://www.validusholdings.com and Transatlantic's website at http://www.transre.com.

        Materials from these websites and other websites mentioned in this prospectus/offer to exchange and the accompanying letter of transmittal are not incorporated by reference in this prospectus/offer to exchange. If you are viewing this prospectus/offer to exchange in electronic format, each of the URLs mentioned in this prospectus/offer to exchange is an active textual reference only.

        The SEC allows Validus to incorporate information into this prospectus/offer to exchange "by reference," which means that Validus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information superseded by information contained directly in this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents set forth below that Validus and Transatlantic have previously filed with the SEC. These documents contain important information about Validus and Transatlantic and their financial condition, business and results.

Validus Filings (Commission File No. 001-33606):	Period
Annual Report on Form 10-K	For fiscal year ended December 31, 2010
Quarterly Report on Form 10-Q	For the three months ended March 31, 2011
Current Reports on Form 8-K
Filed on February 25, 2011, February 28, 2011, March 17, 2011, April 5, 2011, May 5, 2011, May 5, 2011, May 9, 2011, May 10, 2011, May 23, 2011, June 1, 2011, June 23, 2011 and July 13, 2011 (other than any portion of any documents not deemed to be filed)
The description of Validus common shares contained in its registration statement on Form S-3, including any amendment or report filed for the purpose of updating the description.	Filed on August 7, 2008
Proxy Statement on Schedule 14A	Filed on March 23, 2011

Transatlantic Filings (Commission File No. 000-27662):	Period
Annual Report on Form 10-K (except for the report of Transatlantic's independent public accountants contained therein which is not incorporated herein by reference because the consent of Transatlantic's independent public accountants has not yet been obtained nor has exemptive relief under Rule 437, promulgated under the Securities Act of 1933, as amended, been granted to Validus by the SEC)	For fiscal year ended December 31, 2010
Quarterly Report on Form 10-Q	For the three months ended March 31, 2011
Current Reports on Form 8-K
Filed on March 11, 2011, March 29, 2011, April 5, 2011, April 26, 2011, May 20, 2011, June 1, 2011, June 13, 2011, June 13, 2011, June 15, 2011, July 6, 2011, July 7, 2011, July 13, 2011, July 13, 2011 and July 20, 2010 (other than any portions of any documents not deemed to be filed)

        Validus also hereby incorporates by reference any additional documents that it or Transatlantic may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus/offer to exchange to the termination of the exchange offering. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

        Validus shareholders and Transatlantic stockholders may obtain any of these documents without charge upon written or oral request to the information agent at Innisfree M&A Inc., 501 Madison Avenue, 20th Floor, New York, New York 10022, banks and brokerage firms please call (212) 750-5833, all others call toll-free at (877) 717-3929, or from the SEC at the SEC's website at http://www.sec.gov.

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM VALIDUS, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN SEPTEMBER 23, 2011, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION TIME OF THE EXCHANGE OFFER, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION TIME OF THE EXCHANGE OFFER. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF TRANSATLANTIC COMMON STOCK INTO THE EXCHANGE OFFER. VALIDUS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED JULY 25, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO STOCKHOLDERS NOR THE ISSUANCE OF VALIDUS COMMON SHARES IN THE EXCHANGE OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

 NOTE ON TRANSATLANTIC INFORMATION

        All information concerning Transatlantic, its business, management and operations presented or incorporated by reference in this prospectus/offer to exchange is taken from publicly available information. This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this prospectus/offer to exchange titled "Where You Can Find More Information." Validus is not affiliated with Transatlantic, and Transatlantic has not permitted Validus to have access to their books and records. Therefore, non-public information concerning Transatlantic was not available to Validus for the purpose of preparing this prospectus/offer to exchange. Although Validus has no knowledge that would indicate that statements relating to Transatlantic contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, Validus was not involved in the preparation of those statements and cannot verify them.

        Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Validus has requested that Transatlantic provide Validus with information required for complete disclosure regarding the businesses, operations, financial condition and management of Transatlantic. Validus will amend or supplement this prospectus/offer to exchange to provide any and all information Validus receives from Transatlantic, if Validus receives the information before the expiration time of the exchange offer and Validus considers it to be material, reliable and appropriate.

        An auditor's report was issued on Transatlantic's financial statements and included in Transatlantic's filings with the SEC. Pursuant to Rule 436 under the Securities Act, Validus requires the consent of Transatlantic's independent auditors to incorporate by reference their audit report to the Transatlantic 10-K into this prospectus/offer to exchange. Validus has requested and has, as of the date of this prospectus/offer to exchange, not received such consent from Transatlantic's independent auditors. We have requested dispensation pursuant to Rule 437 under the Securities Act from this requirement. If Validus receives this consent, Validus will promptly file it as an exhibit to Validus' registration statement of which this prospectus/offer to exchange forms a part. Because Validus has not been able to obtain Transatlantic's auditors' consent, you may not be able to assert a claim against Transatlantic's independent auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Transatlantic's independent auditors or any omissions to state a material fact required to be stated therein.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF VALIDUS

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Validus are set forth below. References in this Schedule I to "Validus" mean Validus Holdings, Ltd. Unless otherwise indicated below, the current business address of each director and executive officer is c/o Validus Holdings, Ltd., 29 Richmond Road, Pembroke, Bermuda HM 08, Bermuda. Unless otherwise indicated below, the current business telephone of each director and executive officer is (441) 278-9000. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Validus. Except as described in this Schedule I, none of the directors and executive officers of Validus listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Other than Mr. Nessi, who is a citizen of France, Mr. Dill, who is a citizen of Bermuda, and Ms. Ross, who is a citizen of the United Kingdom, each of the directors and executive officers of Validus is a citizen of the United States of America.

DIRECTORS

Name and Current Business Address	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years and Business Address Thereof
Edward J. Noonan	Mr. Noonan has been Chairman of the Board and the Chief Executive Officer of Validus since its formation. He has 30 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. from February 2005 through October 2005 and as a member of the board of directors from December 2003 to May 2007. Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Mr. Noonan is also a director of Central Mutual Insurance Company and All American Insurance Company, both of which are property and casualty companies based in Ohio.
Matthew J. Grayson
Mr. Grayson, has been a Director of Validus since its formation. Since January of 2011, Mr. Grayson has served as a principal of Welder Energy, an oil and gas asset management firm based in San Antonio, Texas. From 2006 through 2010, Mr. Grayson served as a senior principal of Aquiline. Mr. Grayson has 27 years experience in the financial services industry. In 1998, following a career in investment banking, corporate finance and capital markets, Mr. Grayson co-founded Venturion Capital, a private equity firm that specialized in global financial services companies. In 2005, Venturion Capital's professionals joined with Jeffrey W. Greenberg, along with others, to form Aquiline. Mr. Grayson serves on the board of Structured Credit Holdings Plc.

Name and Current Business Address	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years and Business Address Thereof
Jeffrey W. Greenberg	Mr. Greenberg has been a Director of Validus since its formation. He also serves as the managing principal of Aquiline, which he founded in 2005. Mr. Greenberg served as chairman and chief executive officer of Marsh & McLennan Companies, Inc. from 2000 to 2004. From 1996 to 2004, Mr. Greenberg was the chairman of MMC Capital, the manager of the Trident Funds. He previously served as a director of Ace, Inc. Previously, he served as a senior executive of AIG, where he was employed from 1978 to 1995. Mr. Greenberg is also Chairman of Group Ark Insurance Holdings Ltd., a Bermuda-based underwriter of insurance and reinsurance risks in the Lloyd's market.
John J. Hendrickson
Mr. Hendrickson has been a director of Validus since its formation. Mr. Hendrickson is the Founder and Managing Partner of SFRi LLC, an independent investment and advisory firm (formed in 2004) specializing in the insurance industry. From 1995 to 2004, Mr. Hendrickson held various positions with Swiss Re, including as Member of the Executive Board, Head of Capital Partners (Swiss Re's Merchant Banking Division), and Co-Founding Partner of Securitas Capital. From 1985 to 1995, Mr. Hendrickson was with Smith Barney, the U.S. investment banking firm, where he focused on serving the capital and strategic needs of (re)insurance clients and private equity investors active in the insurance sector. Mr. Hendrickson has served as a director for several insurance and financial services companies, and, in addition to the Company, currently serves on the board of Tawa PLC and Conning Holdings Corp. From December 2003 to November 2007, Mr. Hendrickson served as a director of United America Indemnity, Ltd.
Sander M. Levy
Mr. Levy has been a Director of Validus since its formation. He also serves as a Managing Director of Vestar Capital Partners, a private equity investment firm based in New York which manages over $7.0 billion of equity capital, and was a founding partner of Vestar Capital Partners at its inception in 1988. Mr. Levy is currently a member of the board of directors of Symetra Financial Corporation, Wilton Re Holdings Limited, Duff & Phelps, LLC and Triton Container International Limited.
Jean-Marie Nessi
Mr. Nessi has been a Director of Validus since its formation. He has also served as a director of Matmut Enterprises since 2007. Mr. Nessi also has served as the head of Aon Global Risk Consulting at Aon France since October 2007. Mr. Nessi served as Chairman and CEO of NessPa Holding from January 2006 to September 2007 and as the head of the property and casualty business unit for PartnerRe Global, a subsidiary of PartnerRe SA, from February 2003 to February 2006. He was appointed Chairman of PartnerRe SA in June of 2003. Prior to PartnerRe, Mr. Nessi led AXA Corporate Solutions, the successor company to AXA Ré and AXA Global Risk.

Name and Current Business Address	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years and Business Address Thereof
Mandakini Puri	Ms. Puri has been a Director of Validus since its formation. She joined BlackRock in May 2011 and is Managing Director and co-head of BlackRock's Global Private Equity Group. She also served as a consultant to Bank of America/Merrill Lynch Global Private Equity until December 2010. From 1994 through 2009, Ms. Puri served as a senior vice president with Bank of America/Merrill Lynch Global Private Equity, where she was the Chief Investment Officer. Ms. Puri had been part of Merrill Lynch's private equity business since 1994, prior to which she was a Director in the High Yield Finance & Restructuring Group at Merrill. Ms. Puri joined Merrill Lynch in 1986. Ms. Puri was a member of the board of directors of PSi Technologies Holdings, Inc. until December 2010.
Alok Singh
Mr. Singh has been a Director of Validus since its formation. He also serves as a Managing Director of New Mountain Capital, a private equity investment firm based in New York which manages over $7 billion of equity capital. Prior to joining New Mountain Capital in 2002, Mr. Singh served as a Partner and Managing Director of Bankers Trust from 1978 to 2001. In 2001 he established the Corporate Financial Advisory Group for the Americas for Barclays Capital, and led the group until 2002. Mr. Singh is non-executive chairman of Overland Solutions, Inc. and RedPrairie, lead director of Deltek, Inc., Camber Corporation, Ikaria Holdings, Inc. and Stroz Friedberg LLC and a director of Avantor Performance Materials and EverBank Financial Corp.
Christopher E. Watson
Mr. Watson has been a Director of Validus since its formation. He also serves as a senior principal of Aquiline, which he joined in 2006. Mr. Watson has more than 35 years of experience in the financial services industry. From 1987 to 2004, Mr. Watson served in a variety of executive roles within the property & casualty insurance businesses of Citigroup and its predecessor entities. From 1995 to 2004, Mr. Watson was president and chief executive officer of Gulf Insurance Group, one of the largest surplus lines insurance companies in the world. Mr. Watson served as a senior executive of AIG from 1974 to 1987. Mr. Watson is also a director of Group Ark Insurance Holdings Ltd., a Bermuda-based underwriter of insurance and reinsurance risks in the Lloyd's market.

EXECUTIVE OFFICERS

Name and Current Business Address	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years and Business Address Thereof
Edward J. Noonan	Mr. Noonan has been Chairman of the Board and the Chief Executive Officer of Validus since its formation. He has 30 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. from February 2005 through October 2005 and as a member of the board of directors from December 2003 to May 2007.
Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Mr. Noonan is also a director of Central Mutual Insurance Company and All American Insurance Company, both of which are property and casualty companies based in Ohio.

Name and Current Business Address	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years and Business Address Thereof
Joseph E. (Jeff) Consolino	Mr. Consolino has been President of Validus since November 15, 2010 and Chief Financial Officer of Validus since March 2006. Prior to joining the Validus, Mr. Consolino served as a managing director in Merrill Lynch's investment banking division. He serves as a Director of National Interstate Corporation, a property and casualty company based in Ohio and of AmWINS Group, Inc., a wholesale insurance broker based in North Carolina.
C. Jerome Dill
Mr. Dill's principal occupation is executive vice president and general counsel of Validus. Prior to joining Validus, Mr. Dill was a partner with the law firm of Appleby Hunter Bailhache, which he joined in 1986. Mr. Dill serves on the Board of Directors of Bermuda Commercial Bank.
Stuart W. Mercer
Mr. Mercer's principal occupation is executive vice president and chief risk officer of Validus. Mr. Mercer has over 18 years of experience in the financial industry focusing on structured derivatives, energy finance and reinsurance. Previously, Mr. Mercer was a senior advisor to DTE Energy Trading.
Julian G. Ross
Ms. Ross's principal occupation is Executive Vice President & Chief Risk Officer of Validus. Previously, Mr. Ross held a number of senior positions within the Risk and Actuarial functions of Talbot. Most recently, Mr. Ross was Talbot's Chief Risk Officer following twelve years as Talbot's Chief Actuary, from 1997 to 2009. Mr. Ross is a Fellow of the Institute of Actuaries and has over 20 years of actuarial and risk management experience
Conan M. Ward
Mr. Ward's principal occupation is executive vice president of Validus and chief executive officer of Validus Re, on of the primary operating subsidiaries of Validus. Mr. Ward served as Executive Vice President and Chief Underwriting Officer of the Company from January 2006 until July of 2009. Mr. Ward has over 16 years of insurance industry experience. Mr. Ward was executive vice president of the Global Reinsurance division of Axis Capital Holdings, Ltd. from November 2001 until November 2005, where he oversaw the division's worldwide property catastrophe, property per risk, property pro rata portfolios. He is one of the founders of Axis Specialty, Ltd and was a member of the Operating Board and Senior Management Committee of Axis Capital. From July 2000 to November 2001, Mr. Ward was a senior vice president at Guy Carpenter & Co.

SCHEDULE II

STOCK TRANSACTIONS IN THE PAST 60 DAYS

        Other than the acquisition by Validus of 200 shares of Transatlantic common stock from Joseph E. (Jeff) Consolino, Validus' President & Chief Financial Officer on July 11, 2011 in a privately negotiated transaction at a price of $55.66 per share in exchange for an issuance to Mr. Consolino of 363 Validus common shares (at an issuance price of $30.62 per share), none of Validus or, after due inquiry and to the best of our knowledge and belief, any of the persons identified on Schedule I (or any of their respective associates or majority-owned subsidiaries) has engaged in any transaction involving shares of Transatlantic common stock in the past 60 days.

        Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares of Transatlantic common stock and any other required documents should be sent to the exchange agent at one of the addresses set forth below:

The exchange agent for the exchange offer is:

By Mail:	By Overnight Courier or By Hand:
BNY Mellon Shareowner Services Attn: Corporate Actions., 27th Floor P.O. Box 3301 South Hackensack, New Jersey 07606	BNY Mellon Shareowner Services Attn: Corporate Actions, 27th Floor 480 Washington Boulevard Jersey City, New Jersey 07310

By Facsimile:

(For Eligible Institutions Only)

(201) 680-4626

Confirm Facsimile Transmission:

(201) 680-4860

        Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective addresses or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of shares of Transatlantic common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

The information agent for the exchange offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022

Banks and Brokerage Firms, Please Call: (212) 750-5833

or

All Others Call Toll-Free: at (877) 717-3929

The dealer manager for the exchange offer is:

Greenhill & Co., LLC

300 Park Avenue

New York, New York 10022

Call Toll-Free: (888) 504-7336

        Until the expiration time of the exchange offer, or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus/offer to exchange.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS/OFFER TO EXCHANGE

Item 20.    Indemnification of Directors and Officers.

        Bye-law 50 of Validus' Bye-laws provides, among other things, that Validus will, in the case of directors and officers of Validus, and may (in the discretion of the Board of Directors), in the case of employees and agents, indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Validus), by reason of his acting in such capacity or his acting in any other capacity for, or on behalf of, Validus, against any liability or expense actually and reasonably incurred by such person in respect thereof. Validus shall, in the case of directors and officers, and may, in other cases, advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law.

        Bye-law 50 of Validus' Bye-laws also provides that none of the officers or directors of Validus will be personally liable to Validus or its shareholders for any action or failure to act to the full extent that they are indemnified under Validus' Bye-laws.

        Bye-law 50A of Validus' Bye-laws provides that each shareholder agrees to waive any claim or right of action such shareholder might have, whether individually or by or in the right of Validus, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Validus; provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

        Section 98 of the Companies Act 1981 of Bermuda provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to such company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 further provides that any provision, whether contained in the bye-laws of a company or in any contract or arrangement between such company and any director exempting or indemnifying him against any liability which would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to such company, shall be void.

        Section 98A of the Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not such Bermuda company may otherwise indemnify such officer or director.

        Validus may purchase directors' and officers' liability insurance policies. Such insurance would be available to Validus' directors and officers in accordance with its terms. In addition, certain directors may be covered by directors' and officers' liability insurance policies purchased by their respective employers.

        Any dealer manager agreement that Validus may enter into in connection with an offering of securities pursuant to this registration statement may include provisions providing that the dealer manager is obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Validus against certain liabilities under the Securities Act of 1933, as amended.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

        See the Exhibit Index.

(b)
Financial Statement Schedules.

        None.

(c)
Reports, Opinions and Appraisals.

        None.

Item 22.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

        (a) (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) (1)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2)   That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (e)   To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (f)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on July 25, 2011.

VALIDUS HOLDINGS, LTD.
By:	/s/ Joseph E. (Jeff) Consolino Name: Joseph E. (Jeff) Consolino Title: President and Chief Financial Officer

Power of Attorney

        Each person whose signature appears below hereby constitutes and appoints Edward J. Noonan and Joseph E. (Jeff) Consolino, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 25, 2011:

Signature	Title

/s/ Edward J. Noonan Edward J. Noonan	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
/s/ Joseph E. (Jeff) Consolino Joseph E. (Jeff) Consolino	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Matthew J. Grayson Matthew J. Grayson	Director
/s/ Jeffrey W. Greenberg Jeffrey W. Greenberg	Director

Signature	Title

/s/ John J. Hendrickson John J. Hendrickson	Director
/s/ Sander M. Levy Sander M. Levy	Director
/s/ Jean-Marie Nessi Jean-Marie Nessi	Director
/s/ Mandakini Puri Mandakini Puri	Director
/s/ Alok Singh Alok Singh	Director
/s/ Christopher E. Watson Christopher E. Watson	Director

EXHIBIT INDEX

Exhibit Number	Description
3.1	Memorandum of Association dated October 10, 2005 (Incorporated by Reference from S-1 SEC File No. 333-139989)
3.2	Amended and Restated Bye-laws (Incorporated by Reference from S-1 SEC File No. 333-139989)
4.1	Specimen Common Share Certificate (Incorporated by Reference from S-1 SEC File No. 333-139989)
4.2	Certificate of Deposit of Memorandum of Increase of Share Capital dated October 28, 2005 (Incorporated by Reference from S-1 SEC File No. 333-139989)
5.1	Opinion of Appleby (Bermuda) Ltd. regarding the validity of the Validus common shares to be issued pursuant to the exchange offer
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21 to Validus' Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 22, 2011)
23.1	Consent of PricewaterhouseCoopers, an independent registered public accounting firm
23.2	Consent of Appleby (Bermuda) Ltd. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Brokers, Dealers
99.4	Form of Letter to Clients